UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exelon Corporation

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Notice of the Annual Meeting
and 2021 Proxy Statement

Powering a Cleaner
and Brighter Future
for our Customers
and Communities

Cautionary Statements Regarding Forward-Looking Information

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation include those factors discussed herein, as well as (1) the items discussed in Exelon’s 2020 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24 and (2) other factors discussed in filings with the SEC by Exelon. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this proxy statement.

Vote Recommendations:              FOR

AGAINST

Notice of the Annual Meeting of Shareholders and 2021 Proxy Statement

March 17, 2021

Logistics
Date & Time Tuesday, April 27, 2021 9:00 a.m. CT Shareholders may begin logging into the meeting at 8:45 a.m. CT.

Attend the Annual Meeting

Shareholders may attend the Virtual Annual Meeting, including to vote and/or submit questions, by logging on to www.virtualshareholdermeeting.com/EXC2021.

Shareholders will need the 16-digit control number found on your proxy card or voting instruction form to attend the virtual meeting.

Record Date

Stockholders as of 5:00 p.m. ET on March 1, 2021 are entitled to receive notice of and vote at the annual meeting.

On or about March 17, 2021, these proxy materials and our annual report are being mailed or made available to shareholders.

This year our Annual Meeting is taking place in a virtual-only format which allows us to connect with more shareholders and answer more questions than we were able to do at previous in-person meetings, all while providing our shareholders the same opportunities to vote and ask questions that they would have had at an in-person meeting.

Asking Questions: The virtual meeting platform will provide shareholders all of the same rights as an in-person meeting.

•	Shareholders may submit questions for the meeting in advance at www.proxyvote.com.
•	Shareholders may also submit questions live during the meeting at www.virtualshareholdermeeting.com/EXC2021.

If You Cannot Attend the Meeting: A replay of our 2021 annual meeting webcast will be available at the Investor Relations section of our website for one year following the date of the meeting. A list of answers to investors’ questions received before and during the annual meeting will be available at the same website: investors.exeloncorp.com.

Items of Business

1	Elect 12 Director nominees named in the proxy statement	2	Ratify appointment of PricewaterhouseCoopers LLP as Exelon’s independent auditor for 2021	3	Say on Pay: Advisory vote on the compensation of named executive officers	4	Shareholder Proposal (if properly presented)
	FOR each Director nominee ► see page 15		FOR ► see page 38		FOR ► see page 41		AGAINST ► see page 69

Shareholders will conduct any other business properly presented before the meeting. The Board of Directors knows of no other matters to be presented for action at the annual meeting. If any matter is presented from the floor of the annual meeting, the individuals serving as proxies will vote such matters in the best interest of all shareholders. Your signed proxy card gives this authority to the designated proxy holders, Gayle Littleton and Carter C. Culver.

Advance Voting

Use the internet at www.proxyvote.com 24 hours a day	Call toll-free 1-800-690-6903	Mark, date, sign and mail your proxy card in the postage-paid envelope provided

Every Vote is Important.

Please act as soon as possible to vote your shares, even if you plan to participate in the annual meeting online. If you are a beneficial stockholder, your broker will not be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote and greatly appreciate your prompt response.

As of March 1, 2021, there were 976,760,039 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2021:

The Notice of 2021 Annual Meeting, Proxy Statement, and 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

www.exeloncorp.com     1

Letter from the Board of Directors to our Shareholders

March 17, 2021

Dear Fellow Shareholders,

Since Exelon’s formation over 20 years ago, we’ve worked to build a cleaner, brighter future for our customers and communities.

While the COVID-19 pandemic has impacted everyday lives, Exelon’s long-standing operational excellence and management model contingency planning ensured the continued delivery of safe, reliable and resilient energy to the communities we serve.

We are well positioned for the future growth of our utilities and competitive energy businesses and believe the announced plan to separate these businesses will create value and enable our businesses to thrive.

It goes without saying that 2020 was a truly extraordinary year in almost all respects. Despite the challenges of the COVID-19 pandemic and wide-spread social and political unrest, we as a Board never wavered in our oversight and support of Exelon’s determination to operate at world-class levels, execute on its strategies, and meet its commitments to our shareholders, employees, customers and communities.

We’re proud to share the following updates on Board accomplishments over the past year:

Charting the Course for Exelon’s Future

On February 24, 2021, Exelon announced that our Board approved a plan to separate Exelon’s regulated utilities and its competitive generation and retail businesses. Our decision was informed by the results of management’s strategic review, which took into account the evolving nature of Exelon’s business and the landscape in which it operates. The Board has a history of regularly evaluating whether the corporate structure continues to serve the best interests of our communities, customers, employees, and investors. Our decision to pursue a separation reflects the conclusion drawn from our most recent strategic review -that Exelon’s regulated utility businesses and its competitive energy businesses will be stronger and better positioned as two separate companies. We believe the separation will unlock strategic flexibility for each company, enabling greater focus on core business strategies to better meet evolving customer needs and stakeholder goals. Much work remains although Q1 2022 is targeted for final Board approval of the completion of the separation, assuming all regulatory approvals have been received. The Board intends to engage with management on a recurring basis to oversee and support this important strategic initiative.

Oversight of Operational Response to COVID-19 Pandemic

Operating during the COVID-19 pandemic necessitated an operational pivot to remote working for about half of Exelon’s work force, with the other half in the field ensuring that critical infrastructure remained operational - keeping the lights on and the gas flowing to our homes, hospitals and doctors’ offices, fire and police departments, grocery stores and pharmacies.

From mid-March thru mid-July, the Board participated in calls with Exelon’s crisis management team about every two weeks. The Board was keenly focused on novel operational risks and complexities arising directly from the pandemic such as shifting impacts to load, service commitments, customer support programs, and employee and public safety as well as the heightened challenge of managing sophisticated operations, such as the safe execution of planned refueling outages at some of our nuclear plants and storm restoration. Our six utility companies ensured access to critical and reliable energy services by extending customer support policies that suspended service disconnections, waived new late fees, reconnected previously disconnected customers, and extended assistance programs to customers experiencing temporary or extended financial hardship.

In addition, Exelon contributed more than $8M to support community organizations across our service territories in response to the pandemic.

Oversight of ComEd investigation

As disclosed in our letter last year, Exelon and its Illinois-based subsidiary, Commonwealth Edison (ComEd), were the subjects of an investigation by the U.S. Attorney’s Office for the Northern District of Illinois in connection with ComEd’s historical Illinois lobbying practices. We also received a request for information from the Securities and Exchange Commission on the same topics. Our Board formed a Special Oversight Committee of independent directors that met regularly to oversee an internal investigation into lobbying practices and ensure full and complete cooperation with the government. This past July, Exelon announced that ComEd had entered into a deferred prosecution agreement with the U.S. Attorney’s Office that resolved its investigation. Exelon was not made a party to the deferred prosecution agreement and no charges were brought against it.

2     Exelon 2021 Proxy Statement

 LETTER FROM THE BOARD OF DIRECTORS TO OUR SHAREHOLDERS

The SEC investigation remains ongoing and we are working to resolve it appropriately.

The actions taken by a small number of former ComEd executives were entirely unacceptable, and the Board’s and management’s resolve to maintain the highest standards of integrity and ethical behavior is unwavering. In furtherance of this, in March 2020, the Board approved the creation of the new role of Executive Vice President, Compliance and Audit, reporting directly to CEO Chris Crane. In addition, the Audit Committee oversaw the development of significantly strengthened controls through the integration of the internal audit and compliance and ethics functions and implementation of four new policies governing the interactions of all Exelon and subsidiary employees with public officials. These policies increase oversight of Exelon’s lobbying and political consulting activities, require reporting and tracking of requests, referrals, and recommendations from public officials.

The policies also enhance reporting to the Audit Committee on interactions with public officials. The Audit Committee is monitoring the implementation and effectiveness of these policies as well as other compliance controls.

Response to Racial Equity & Social Justice

The Board is tremendously proud of the actions management has taken to date to support diverse employees, customers, and community members in light of the recent racial and social unrest. This past year, Exelon established a companywide Racial Equity Task Force led by executive leadership that is reinforcing accountability in Exelon’s culture through annual performance goals and recruiting practices, and increased transparency. The Task Force is also developing outreach programs for our underserved communities to drive awareness of and access to clean energy, energy efficiency, solar, reliability and power quality. Exelon will be partnering with energy assistance agencies to identify and implement initiatives to remove barriers to access federal, state, and local energy assistance funding.

Oversight of Talent Management, Diversity, Equity & Inclusion

The Board continues to focus on Exelon’s talent management and programs to ensure the development and maintenance of a diverse, talented, and engaged workforce. In 2021, Exelon reinforced its commitment to diversity by implementing a new annual performance metric that holds each employee accountable for their contributions to DE&I at the Company. Further, the Compensation and Leadership Development Committee is exploring the development of an additional DE&I performance metric for the incentive compensation plans for members of management.

Also during 2020, the Company recommitted to transparency in its practices by agreeing to disclose its EEO-1 data.

In addition to those items summarized above, the Compensation and Leadership Development Committee continues to monitor developments to ensure the executive compensation program remains contemporary and competitive. That said, no changes or adjustments were made to Exelon’s compensation program or incentive plans in light of the pandemic. In addition, there were no furloughs or lay-offs of any Exelon employees as a result of the pandemic. Exelon offered new or expanded pandemic-related benefits to all employees.

Key Sustainability and Environmental Initiatives

Exelon’s corporate purpose has not changed - Powering a Cleaner and Brighter Future for our Customers and Communities - and as a Board, nearly every one of our Board or Committee meetings includes an environmental, social and governance (ESG) issue that is integral to our business.

Exelon has been a leading advocate on climate change since its founding over two decades ago and this steadfast commitment is demonstrated by the Company’s achievements – foremost among them, being the largest producer of zero-carbon electricity in the U.S. with the lowest carbon intensity among major power producers. In fact, Exelon’s electric generation carbon intensity is significantly below the 2° Celsius glide scope of the Paris Agreement.

Exelon’s clean energy leadership enables it to leverage this expertise in support of needed actions to address the climate crisis, including market structures and policies, adoption of state or national carbon policy, and new technologies.

Investor Engagement & Board Governance

As a Board, we receive regular updates on investor sentiments from members of management and from certain of our directors who may participate from time to time in investor discussions, and we are heartened by the support we’ve received in the form of vote support over the last few years.

We will continue to strive to remain responsive to investor issues and concerns. The input we receive is incorporated into our discussions and actions as well as our public disclosures.

Our Board Chair and Corporate Governance Committee have continued to drive the refreshment and revitalization of our Board to keep pace with and provide guidance to management on the Company’s evolving challenges and strategies. In July, we welcomed Marjorie Rodgers Cheshire to our Board. Marjorie brings a deep background in compliance, strategy, marketing and brand development skills to our Board. We extend our deepest gratitude to retiring director, Nick DeBenedictis, for his 18 years of valuable service to our Board.

We remain confident in the future success of our regulated utilities and competitive energy businesses and believe the planned separation of these businesses is the right path for each company to leverage core business strategies to meet evolving customer needs and stakeholder goals.

We thank you for your continued support of Exelon.

Anthony Anderson	Ann Berzin	Laurie Brlas	Marjorie Rodgers Cheshire	Christopher Crane	Yves De Balmann

Linda Jojo	Paul Joskow	Robert Lawless	John Richardson	Mayo Shattuck III	John Young
BOARD CHAIR

* See Definitions of Non-GAAP measures in Appendix A at page 79.

www.exeloncorp.com     3

About Exelon

Exelon is America’s Leading Energy Provider

We are the nation’s leading competitive power provider and a FORTUNE 100 company that works in key facets of the power business: power generation, competitive energy sales, transmission and delivery.

The Exelon Family of Companies

Generation	Energy Sales & Service

Exelon is one of the largest competitive U.S. power generators, with approximately 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets and the largest producer of zero-carbon energy in the U.S.	The Company’s Constellation business provides energy products and services in competitive markets to approximately 2 million residential, public sector and business customers, including three-fourths of the Fortune 100.

Transmission & Delivery

Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in the following jurisdictions: electricity in southern New Jersey, Maryland, eastern Pennsylvania, northern Illinois, and the District of Columbia; and natural gas in Delaware, Maryland and eastern Pennsylvania.

2020 Operating Highlights

Exelon delivered on its commitments to shareholders, employees, customers, and communities and is pleased to provide this summary of its more notable actions and achievements of 2020.

Industry-Leading Operational Excellence

•	All utilities delivered best-ever customer satisfaction ratings
•	All utilities scored in the top decile for SAIFI with best on record performances by ComEd and PHI; each utility executed top quartile CAIDI performance with ComEd exceeding its 2019 record
•	Nuclear capacity factor of 95.4% was the second highest on record, supporting 150 TWhs of zero-emitting nuclear power avoiding approximately 78 million metric tonnes of CO2

Met or Exceeded Financial Commitments

•	Delivered GAAP earnings of $2.01 per share and adjusted (non-GAAP) operating earnings* of $3.22 per share, exceeding the midpoint of our original guidance of $3.00 - $3.30 per share
•	Saved $400 million in costs - $150 million more than announced on Q1 earnings which helped mitigate impacts from COVID-19, weather, and storms
•	Invested approximately $6.6 billion to replace aging infrastructure and improve reliability for the benefit of customers

Continued Commitment to ESG & Corporate Responsibility

•	Exelon continues to be a leader in environmental sustainability, advocacy for clean energy, diversity, equity and inclusion, and corporate governance. Read more about what we’re doing in “ESG Highlights” on pages 8-13.

4     Exelon 2021 Proxy Statement

ABOUT EXELON

“Our industry is changing at a rapid pace and our customers expect us to continuously innovate to stay ahead of growing demand for clean energy, evolving business conditions and changing technology. Now is the right time to take this step to best serve our customers, employees, community partners and shareholders. These are two strong, distinct businesses that will benefit from the strategic flexibility to focus on their unique customer, market and community priorities.”

— Chris Crane, CEO

(February 24, 2021)

Our Future in Focus

On February 24, 2021, Exelon announced that the Board approved a plan to separate Exelon Utilities (RemainCo), comprising the company’s six regulated electric and gas utilities, and Exelon Generation (SpinCo), its competitive power generation and customer-facing energy businesses into two publicly traded companies with the resources necessary to best serve customers and sustain long-term investment and operating excellence. The separation gives each company the financial and strategic independence to focus on its specific customer needs, while executing its core business strategy.

It establishes RemainCo as the parent company for Exelon’s fully regulated transmission and distribution utilities, positioning it to deliver smart, clean, reliable and resilient energy to its customers while continuing to foster economic opportunity and equity in the diverse communities it serves. It also launches SpinCo, a competitive generation and customer-facing company with the agility to adapt to a rapidly changing energy landscape as the nation’s largest provider of clean energy and leading integrated platform for sustainable energy solutions.

Under the separation plan, Exelon Corporation shareholders will retain their current shares of Exelon stock and receive a pro-rata dividend of shares of the new company’s stock in a transaction that is expected to be tax-free to Exelon and its shareholders for U.S. federal income tax purposes. The actual number of shares to be distributed to Exelon shareholders will be determined prior to closing. Exelon is targeting to complete the separation in the first quarter of 2022.

More details about the separation are available on our website at: https://www.exeloncorp.com/separationfacts.

2021 Business & Strategic Priorities

Maintain industry-leading operational excellence

Prepare for separation of businesses

Meet or exceed our financial commitments

Effectively deploy approximately $6.6 billion of capital at our utilities

Ensure timely recovery on investments to enable customer benefits

Support enactment of clean energy policies

Continued demonstration of corporate responsibility

Creating Two Premier Businesses

•	100% regulated transmission and distribution utility
•	High-growth utility targeting 6-8% regulated earnings growth
•	Leading operational track record and customer focus
•	Diversified rate base with ~100% of growth covered by alternative rate mechanisms
•	Strong commitment to ESG principles

•	Produces the most zero-carbon generation in the US
•	No coal generation
•	Largest customer-facing platform in the country, with strong customer relationships in stable markets
•	Committed to maintaining investment grade credit ratings and strong balance sheet

www.exeloncorp.com     5

 ABOUT EXELON

Our Director Nominees

Anthony Anderson, 65
Former Vice Chair and Midwest Area Managing Partner of Ernst & Young

Director Since 2013
Other Current Public Company Boards 3
Committees A R CG

Ann Berzin, 68
Former Chairman and Chief Executive Officer of Financial Guaranty Insurance Company

Director Since 2012
Other Current Public Company Boards 1
Committees R A

Laurie Brlas, 63
Former Executive Vice President and Chief Financial Officer of Newmont Mining Corporation

Director Since 2018
Other Current Public Company Boards 3
Committees A R

Directors' Race/Ethnicity

25%
Diverse

Directors' Gender

33%
Female

92%
Independent, including our Chairman

Marjorie Rodgers Cheshire, 52
President and Chief Operating Officer of A&R Development

Director Since 2020
Other Current Public Company Boards 2
Committees CL R

Christopher Crane, 62
President and Chief Executive Officer of Exelon Corporation

Director Since 2012
Other Current Public Company Boards 0
Committees R G

Yves de Balmann, 74
Former Co-Chairman of Bregal Investments LP

Director Since 2012
Other Current Public Company Boards 1
Committees CL CG R

Committees: A Audit CL Compensation and Leadership Development CG Corporate Governance

6     Exelon 2021 Proxy Statement

 ABOUT EXELON

www.exeloncorp.com     7

 ABOUT EXELON

ESG Highlights

Commitment to Sustainability

Our Purpose: Powering a Cleaner and Brighter Future for our Customers and Communities

Exelon’s commitment to sustainability is central to our mission of providing reliable, clean, affordable and innovative energy products. Our operational excellence and environmental stewardship values drive us to conduct business in a way that is sustainable for our customers, our employees and the communities in which we operate. Consistent with our Purpose statement, we are committed to building an energy company for the future and applying innovative technologies to manage energy use and meet customer expectations for clean, reliable and affordable power. For more information about our sustainability practices, please refer to the Exelon Corporation Sustainability Report posted on our website at: www.exeloncorp.com/sustainability.

Our path to a cleaner and brighter future includes:

Building an Energy Company for the Future
•	Exelon’s vision is modernizing the grid for reliability, resilience, and security and enabling increased electrification, backed by zero-carbon generation, to help the nation reduce GHG emissions; a key solution set identified by climate scenario analysis.
•	Exelon invested $22 billion over the last four years in improvements to enhance resilience, reliability and infrastructure with an additional $27 billion of investment planned over the next four years.
•	In September 2019, Exelon and the Exelon Foundation launched a $20 million Climate Change Investment Initiative to cultivate startups working on new technologies to reduce greenhouse gas emissions and mitigate climate change. Through our various research & development program investments, we are enabling the development of technologies that are needed to achieve a net zero global economy.
Rising to the Challenge of Climate Change
•	Exelon is the largest producer of zero-carbon electricity in the U.S. with the lowest carbon intensity among major investor-owned power producers.
•	Exelon is on track to achieve its third GHG emissions reduction goal (15% reduction of internal emissions by 2022).
•	We are in the process of electrifying our utility vehicle fleet with a goal of 30% by 2025 and 50% by 2030.
•	Our Utility energy efficiency programs helped customers save 22.3 million MWh in 2020 avoiding 8.1 million metric tons of GHG emissions.
•	Exelon is a founding Member of Climate Leadership Council, which advocates for an economy-wide carbon fee, while engaging with policymakers at the state level to expand clean energy programs.
Managing our Environmental Impacts
•	Guided by an internal Water Resource Management Policy, we address water-related risks and opportunities. In 2019, 98% of water used in operations was directly returned to its source.
•	50 sites have been certified by the Wildlife Habitat Council and 70 sites have National Wildlife Federation habitat certifications.
•	Special management plans are operating to protect biodiversity (including a detailed Avian Protection Plan to manage interactions with birds and power lines) and support pollinator habitats.

Sustainability Reporting & Stakeholder Engagement

•	GRI & TCFD — Exelon utilizes the Global Reporting Initiative (GRI) Sustainability Reporting Framework (with the Electric Utilities Sector Supplement) and the Task Force on Climate-related Financial Disclosures (TCFD) guidelines in its sustainability reporting.
•	Other Surveys — In addition to our annual Corporate Sustainability Report, we publish responses to the CDP Climate and Water surveys, an Edison Electric Institute/American Gas Association ESG template, and an annual third-party verified GHG emission inventory. We also respond to key sustainability and ESG surveys such as the DJSI survey and various third-party datasets that are prepared for investors.
•	Ceres — Since 2008, Exelon has engaged with Ceres - a leading coalition of investors, environmental groups and public interest organizations – to help Exelon advance our sustainability performance, inform our response to issues including climate change, water use and nuclear energy, and provide feedback on our sustainability reporting.
•	Investor Input — Environmental and sustainability issues are regularly discussed during investor engagement meetings and at Exelon Board and Committee meetings.

Board Oversight

The Corporate Governance Committee of the Exelon Board of Directors is specifically tasked with overseeing sustainability and climate change strategies and efforts to protect and improve the environment. In addition to regular engagement with management, the Committee receives an annual report from the VP of Corporate Environmental Strategy and the Chief Sustainability Officer on issues including but not limited to climate change scenario planning, our GHG emission reduction goals, strategies for a decarbonized economy, and investor interest in sustainability practices and reporting.

Sustainability is a core part of our business strategy so environmental, climate-related and other sustainability topics are inherently part of the full Board’s discussions on long-term planning, financial risks, policy issues, and other transformational changes occurring in the energy industry.

8     Exelon 2021 Proxy Statement

 ABOUT EXELON

COVID-19 Pandemic

The health and safety of our employees, contractors, customers and the public is our top priority and we continue to monitor changing conditions regarding the Coronavirus (COVID-19) pandemic in coordination with local, state and national officials, with guidance from the Centers for Disease Control and Prevention (CDC). In response, the Board has closely monitored the public health issues and the response of each of Exelon’s operating units. The Board has had the assistance of outside public health and epidemiological expertise as well as internal resources.

During this unprecedented time, we continue to focus on supporting the safety and wellbeing of our employees, customers and communities.

Supporting Our Employees

Exelon’s leadership, safety and occupational health professionals have worked tirelessly throughout the pandemic, informed by guidance from the CDC, to ensure that employees who continue to report to company facilities and job sites have the additional equipment and appropriate safety protocols they need to safely continue to provide an essential service to our customers.

	•	Working to ensure that employees who continue to report to company facilities and job sites have the equipment and personal protective equipment (PPE) needed to safely do their jobs
	•	Extended or created a number of employee benefits to help employees cope with the impact from the pandemic, including full pay continuation for employees who contract or are exposed to COVID-19 and the coverage of all in-network medical expenses associated with COVID-19 testing and treatment
	•	Enhanced child & elder care benefits to support employees with children and other caregivers
	•	No furloughs, lay-offs, or pay cuts across the organization in connection with COVID-19
	•	Implemented temperature sensing, employee contact tracing, and hands-free door operational technology
	•	Applied additional precautionary measures at call and control centers, instituted enhanced cleaning procedures and practicing social distancing
Supporting Our Customers & Communities		All Exelon operating companies are working to ensure everyone continues to have access to reliable energy services during these difficult times.
	•	Exelon, the Exelon Foundation and our family of companies have worked with local and national relief organizations, committing nearly $8 million specifically for pandemic response
	•	All six of our utilities suspended service disconnections and late payment charges, and reconnected service for those who were disconnected prior to the pandemic
	•	Offering assistance programs and flexible payment arrangements to customers experiencing temporary or extended financial hardship
	•	Offering special/deferred payment arrangements to residential and low-income customers with down payments ranging from 0-25% and payment duration from 12-24 months post moratoriums
Supporting Our Operations

During the COVID-19 pandemic, providing safe, clean and reliable energy to our hospitals and other care facilities, response centers, grocery stores and homes has never been more important. We understand our foundational role in responding to this crisis for as long as it takes our communities to recover, and we are dedicated to our mission of providing safe, clean, reliable energy services.

	•	Effectively deployed robust plans and contingencies to sustain operational excellence and business continuity when confronted by major disruptive events, including public health crises
	•	Ensured a smooth and rapid transition to remote work for 14,500 employees beginning in mid-March
	•	Working closely with local and state emergency preparedness and health officials to coordinate our actions with the needs of the government
	•	Developing responsible re-entry plan for phased re-entry into the workplace including enhanced flexible working arrangements
	•	$400 million in cost savings helped to mitigate COVID-19 impacts on earnings

www.exeloncorp.com     9

 ABOUT EXELON

Talent Management

We believe our employees are Exelon’s greatest asset. Our practices, policies and business strategy are designed to attract and retain a diverse, talented, and engaged workforce pool of talent.

Engaged Workforce

An extensive Employee Engagement Survey is undertaken every other year to help identify our successes and areas where we can grow. In 2019, 85% of all employees responded to the survey. Results were shared with senior management and the Exelon Board and all members of management are strongly encouraged to engage with employees where there are opportunities for improvement.

•	As of the last survey, 81% of employees indicated they are proud to work at Exelon and 85% of employees are proud of the Company’s involvement in the community.
•	Exelon’s turnover rate for 2020 was approximately 6.5%, of which approximately 3.5% were planned retirements, consistent with prior years.

Career Development

Exelon is committed to helping current employees grow their skills and careers to develop a diverse talent pipeline for future jobs through training and mentoring programs. We understand that continued education leads to a more engaged, skilled, and productive workforce and we support our employees in their educational endeavors in order to attract and retain people who are committed to personal and professional development. Exelon offers tuition reimbursement up to $15,000 for approved higher education, certification, or licensing courses.

•	Despite the challenges of a remote environment due to COVID-19, Exelon hosted its 9th Innovation Expo in 2020. The Expo empowers employee innovation by showcasing exciting technologies, featuring employee displays and pilot projects underway across Exelon’s operating companies. The theme for the 2020 Expo, “Powering a Resilient Future,” reinforced our commitment to provide clean, reliable, and affordable energy for our customers and communities. The Expo was held virtually and showcased over 125 employee ideas. This fully interactive online event was attended by over 6,700 employees who witnessed several leaders highlighting Exelon’s commitment to innovation. The event also featured a keynote chat between Exelon CEO Chris Crane & Microsoft CEO Satya Nadella.

Next Generation of Talent

Exelon is also committed to exposing young people within our communities to career opportunities in the energy industry. Through internships, university and veteran recruiting, STEM academies, and partnerships with organizations such as the Society of Women Engineers and the National Society of Black Engineers, we are committed to providing professional development and opportunities for the next generation of our workforce. Major focus areas include:

•	Creating the right STEM and vocational education and awareness among young people in our service areas;
•	Reducing or removing educational barriers and obstacles faced by young people and underrepresented and underserved members of the community; and
•	Deepening current and executing new approaches and partnerships with employers, nonprofits, and community groups to expand training and job opportunities for work-ready adults and youth.

Well-Being & Benefits

At Exelon, people are encouraged to thrive outside the workplace as well. In addition to a full suite of wellness benefits targeted at supporting work-life balance and physical, mental and financial health, Exelon adopted industry-leading paid leave policies in 2017 that provide eligible mothers up to 16 weeks of maternity/bonding leave, up to 8 weeks of bonding leave for all other new parents, and up to 2 weeks paid leave to care for a critically ill family member. In light of the COVID-19 pandemic, Exelon extended the following additional benefits to employees:

•	100% coverage of all in-network medical expenses associated with COVID-19 testing & treatment
•	Paid time off to receive the COVID-19 vaccine
•	Extended back-up child & elder care benefits

Community

Exelon is also committed to helping improve the quality of life for people in the communities where we live, work and serve. We provide opportunities for company-sponsored volunteerism and matching financial support. Even in pandemic conditions, the Exelon Foundation, Exelon’s family of companies, and our employees donated $58.4M to non-profit organizations, nearly $8M of which specifically supported pandemic response, and provided over 133,200 hours of volunteering in 2020.

Our Workforce

Total Employees:

32,340

Diverse Hiring in 2020:

58%

of new hires in 2020 were women and/or people of color

Employee Diversity(1)

Women	24.7%
People of Color	28.8%
Veterans	10.5%
Disability	1.5%
Aged < 30	10.1%
Aged 30–50	52.9%
Aged > 50	37.0%
Management Diversity(1)(2)
Women	23.1%
People of Color	22.3%
Aged < 30	1.5%
Aged 30–50	54.8%
Aged > 50	43.6%

(1)	All statistics are as of 12/31/20.
(2)	Management is defined as executive and senior level officials and managers as well as employees who have direct reports and supervisory responsibilities

10     Exelon 2021 Proxy Statement

 ABOUT EXELON

Diversity, Equity & Inclusion (DE&I)

Exelon’s Culture

At Exelon, we know that engaging and supporting a diverse workforce at all levels of the organization is key to fostering innovation, growing an inclusive and cooperative culture, and delivering strong performance. We have long been committed to cultivating diversity, equity and inclusion across our Company and building a strong culture of mutual respect. As a diverse company, we are better able to serve the diverse communities where we live and work.

Recent highlights include:

2020	• Established Racial Equity Task Force (detailed below)
2019

•  Established the Executive Women’s Forum

•  Created our tenth Employee Resource Group focused on multi-cultural inclusion

•  Joined amicus brief filed with SCOTUS in support of equal protections for LGBTQ employees, family members and customers

2017	• Established the Exelon African American Leadership Council • Became the first energy company to join the Billion Dollar Roundtable for spending with diverse suppliers
2016	• Inaugural Women’s Leadership Summit
2015	• Exelon has conducted annual pay equity reviews as part of the White House Equal Pay Pledge since 2016
2013	• Joined amicus brief filed with SCOTUS in opposition to the federal Defense of Marriage Act

However, despite recognition for our existing practices, the challenges brought on by the pandemic and the racial and social injustices of 2020 led us to take a deeper look at opportunities to improve and expand our commitment to diversity. Our DE&I strategy is centered around three primary values:

1	Integrating diversity, equity and inclusion as a business imperative, core value and moral obligation.	2	Attracting, retaining, and advancing employees who will best serve and represent our customers, partners, and communities.	3	Providing a workplace that ensures mutual respect and where each individual has the opportunity to grow and contribute at their greatest potential.

In 2020, Exelon not only spoke up in support of our diverse colleagues, customers, and community members, we committed to action to ensure equity for all people of color within Exelon and in the communities we serve. To accomplish that goal, the company established a companywide Racial Equity Task Force that has been working to assess our current practices and drive progress toward equity and inclusion in five key areas:

Some key accomplishments and commitments of the Task Force so far include:

•	Beginning in 2021, all management employees will have a specific DE&I performance goal
•	Committed to partnering with energy assistance agencies to identify and implement initiatives to remove barriers for underserved communities to access federal, state, and local energy assistance funding resources
•	Developing new partnerships with Historically Black Colleges and Universities for Black students in financial need
•	Support for STEM Labs of the Future to modernize learning spaces in schools in under-served neighborhoods in our key markets
•	Undertaking a review of our PAC (political action committees) contributions to ensure our political giving consistently aligns with our corporate values

www.exeloncorp.com     11

 ABOUT EXELON

•	Creation of a Racial Equity Policy Working Group to evaluate opportunities for Exelon to engage on equity policy issues
•	Ongoing commitment to and investment in workforce development designed to enhance the employability of underserved populations in communities where Exelon operates by igniting a passion for STEM in young minds, eliminating barriers to economic empowerment, equipping work-ready adults and youth for family-supporting careers, and engineering new ideas in workforce development

We Are Committed to…

Diversity, Equity & Inclusion

•	Since 2016, Exelon has used an independent third-party to run an annual analysis on gender and racial pay equity and complete an internal review of hiring and promotional processes. The analysis consistently shows that Exelon has no systemic pay discrepancies.
•	As a champion of the HeForShe movement, Exelon committed to improve the retention of women. We have reached and are committed to maintaining gender parity in voluntary turnover of men and women.
•	Ambassador for Clean Energy Education & Empowerment International’s “Equal by 30” campaign to work toward equal pay, equal leadership and equal opportunities for women in the clean energy sector by 2030.
•	Company policy provides for reasonable accommodation of employees’ religious practices including time and space for prayer and accommodations for religious dress/attire and dietary restrictions.
•	Employees receive 4 floating holidays per year.

Employee Engagement

•	Exelon supports 10 employee resource groups (ERGs) that are open to all employees to share experiences and connect with colleagues. Over 12,000 employees participate in at least one ERG, and there are currently 60+ chapters spread across the company.
•	Our newest ERG, “Mosaic” was launched in November 2019 to focus on multi-cultural inclusion and has 3 founding chapters – Caribbean Diaspora Employee Resource Alliance, Exelon Middle Eastern Resource Group, and the Network of Exelon Immigrants and Second Generation.
•	Executive engagement with over 50% of executive-level employees completing the White Men & Allies external program with ongoing refresher courses
•	Courageous Leaders Summit experiential learning sessions for mid-level management
•	Regular communication from senior leadership reinforces our values and expectations and highlights engagement opportunities and educational resources.

Board Oversight of Culture & Commitment to Transparency

The Exelon Board of Directors is extremely focused on building and maintaining a corporate culture that values and prioritizes diversity, equity, and inclusion. The commitment to diversity across the Company begins with their commitment to diversity on the Board. As the Board is routinely in the process of refreshing itself, diversity is a key consideration in evaluating potential candidates as discussed further on page 29. Beyond diversity in the boardroom, the Board regularly engages with management on issues related to DE&I and corporate culture including discussion around numerous recurring reports including:

•	Annual report on Exelon’s diversity strategies, goals and progress from the Vice President, Diversity, Equity & Inclusion
•	Annual updates on Exelon’s spending with diverse suppliers from the Chief Supply Officer
•	Annual report on the diversity of Exelon’s finance organization and the diversity of Exelon’s external audit team
•	Review of biannual Employee Engagement Survey results with in-depth discussion and review of our strengths and challenges
•	Annual report on the diversity of the legal teams staffed on Exelon matters at the Company’s outside law firms

The Board also appreciates that transparency and accountability are critical to ensuring continuous improvement. Beginning in 2021, Exelon will publish its EEO-1 Report on its website, publish an annual ESG Report (in addition to our annual Corporate Sustainability Report), and expand disclosures about workforce and Board diversity generally.

12     Exelon 2021 Proxy Statement

 ABOUT EXELON

Political Contributions

Since 2013, Exelon has published semi-annual reports of its political contributions on its website. Exelon is in the top 6% of all S&P companies in the CPA-Zicklin index for Corporate Political Disclosure and Accountability, earning the designation as an “Index Trendsetter.” These reports include contributions to political parties, political committees, candidates for political office, 501(c)(4) entities and other entities. The reports also include dues paid to trade organizations and similar non-profit entities and identifies the portion of those dues that were used for expenditures or contributions that are non-deductible.

All political contribution reports as well as Exelon’s Corporate Political Contribution Guidelines are available at www.exeloncorp. com/leadership-and-governance/governance-overview.

Lobbying

Exelon’s public policy positions and advocacy are developed and directed by the company’s executive leadership team in consultation with the Board of Directors on major policy initiatives and strategic policy alternatives.

For over 20 years, Exelon has been a strong advocate for sound energy and environmental policies which address customer expectations, help create value for our investors, and contribute to meeting national and state energy and environmental goals.

Exelon supports policies that:

Advance an affordable and clean energy future for our customers and communities
Enable innovative technologies to serve customer needs
Ensure the reliability, security and efficiency of the nation’s critical electric grid
Ensure and protect customer choice with fair and equal access to the marketplace

Exelon is a member of various industry groups that engage generally in activities focused on the advancement of the industry and lobbying or advocacy initiatives on various specific industry issues. Sometimes the positions these organizations take on issues may not be well-aligned with the public policy goals identified by Exelon. As part of its public policy advocacy efforts, Exelon forms alliances with other companies and industry groups in strategic ways to advance common causes that more directly support Exelon’s public policy goals. Through these alliances and other efforts, Exelon advances policies that support an affordable clean energy future that is safe, resilient and reliable and that benefits our customers and shareholders.

Culture of Compliance

Exelon is committed to the highest standards of integrity and ethical behavior. Exelon provides a framework of core values and a companywide Code of Business Conduct (the “Code”) that defines objectives, expectations, and responsibilities for our employees, and provides guidance and support. The Audit Committee of the Board of Directors has adopted and oversees a process for the receipt, retention, investigation, and resolution of concerns of improper business conduct, including potential violation of law or the Code.

Exelon regularly trains our workforce on ethics expectations and provides tools for our employees to meet those expectations. All new hires receive Code training, and the Compliance and Ethics Office delivers mandatory annual refresher training and other electronic modules addressing the Code, security awareness, cybersecurity and phishing prevention, harassment prevention, and FERC regulatory requirements. These role-based training obligations emphasize performing job responsibilities ethically and with integrity.

In 2020, we took action to strengthen our compliance governance under the leadership of a new Executive Vice President of Compliance and Audit. We have substantially increased oversight of our interactions with public officials, implemented a series of new controls, and enhanced our guidance and training. In July 2020, we implemented four new mandatory policies governing interactions with public officials that spell out detailed rules and procedures for interactions with public officials and provide a basis for accountability by requiring reporting and tracking of requests, referrals, and recommendations from public officials. The policies also enhance reporting to the Audit Committee on interactions with public officials. To date, in-depth training has been completed with all Directors, senior leadership and over 900 employees whose jobs involve interactions with public officials and additional training will continue to be rolled out to other employees.

Complete versions of these new policies are available at www.exeloncorp.com/leadership-and-governance/governance-overview.

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Proxy Voting Roadmap

PROPOSAL 1

Election of Directors

Elect 12 Director nominees named in the proxy statement

► SEE PAGE 15

The Board recommends a vote “FOR” each Director nominee.

PROPOSAL 2

Ratification of Independent Auditor

Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as Exelon’s independent auditor for 2021

PwC has served as the Company’s independent auditor since the Company’s formation in 2000. PwC has become deeply familiar with the Company’s operations and businesses, accounting policies and practices, and internal control over financial reporting. The Audit Committee believes this experience and expertise is valuable to the Company and its shareholders.

► SEE PAGE 38

The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Exelon’s independent auditor for 2020.

PROPOSAL 3

Say-on-Pay

Approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement

Our compensation program is largely performance-based and is driven by rigorous goals that are tied to achieving financial and operational results that align the interests of executives with those of the Company’s shareholders.

► SEE PAGE 41

The Board recommends a vote “FOR” the approval of the compensation paid to the Company’s named executive officers.

PROPOSAL 4

Shareholder Proposal

► SEE PAGE 69

The Board recommends a vote “AGAINST” a proposal from Steven J. Milloy.

14     Exelon 2021 Proxy Statement

Board and Corporate
Governance Matters

PROPOSAL 1

Election of Directors

The Corporate Governance Committee collaborates with Exelon’s Board Chair to determine the appropriate mix of skills and characteristics that our Board requires. The Board has determined that the current composition and size of the Board is appropriate for Exelon, considering the Company’s size, geographic scope, and need to access a wide range of views and backgrounds to reflect the diversity and complexity of our business and the markets and communities we serve. There are 12 nominees for election at the 2021 annual meeting.

The Board recommends a vote “FOR” each Director nominee.

Director Qualifications and Nomination

Effective oversight of Exelon’s strategic direction requires our Board to be composed of diverse individuals who possess attributes and core competencies important to our Company. The Corporate Governance Committee identifies and recommends Director nominees for election to the Board and periodically retains a board search firm to assist with the identification of potential candidates.

The Board values the diversity of thought that arises from Directors possessing different backgrounds, gender, age, race/ ethnicity, and geographic experiences. The Board also deeply values the enhanced and thoughtful deliberations resulting from a balance of short- and long-tenured Directors who provide a mix of fresh perspectives and new ideas with deep and important utility, regulated industry, and business cycle experiences.

The Corporate Governance Committee and the Board determine the appropriate mix of skills and characteristics required to meet the needs of the Board as a whole, taking into account the short- and long-term strategies of the Company to determine the current and future skills and experiences required of the Board. All candidates should demonstrate the following attributes to qualify for Board service:

Highest personal and professional ethics, integrity and values;
An inquiring and independent mind, practical wisdom and mature judgment;
Broad training and experience at the policy-making level in business, government, education or technology;
Expertise that is useful to the enterprise and complementary to the background and experience of other Directors;
Willingness to remain current with industry and other developments relevant to Exelon’s strategic direction;
Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership and a commitment to serve over a period of years to develop knowledge about Exelon’s principal operations;
A commitment to representing the long-term interests of shareholders, customers, employees, and communities served by the Company and its subsidiaries; and
Involvement only in activities or interests that do not conflict with responsibilities to Exelon and its shareholders.

As part of its regular, on-going review of the skills necessary to support a balanced board with the appropriate experiences aligned with Exelon’s long-term strategies, the Corporate Governance Committee conducted a deep review of the Board’s skills matrix in December 2020. As a result, the skills matrix was updated to redefine existing skills and add two new skills critical to our long-term strategy.

In addition, the Committee added a new attribute and expanded disclosure about diversity. The skills matrix is a valuable tool for the Board as they plan for upcoming retirements and evaluate which skills need to be replaced or added. When a specific expertise is needed that isn’t present among the Directors, the Board will bring in outside advisors to fill in any gaps.

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BOARD AND CORPORATE GOVERNANCE MATTERS

Our skills matrix now includes the following new and updated skills and attributes:

SKILLS

Accounting and Finance

Experience in accounting, finance and capital management, including oversight of financial statements and operating results; experience assessing the financial merits of strategic opportunities.

Executive CEO or other executive management leadership experience with an understanding of how to lead complex organizations.

Talent Management

Experience in planning and building a talented workforce that meets the needs essential to the Company’s operations; understanding the drivers of individual growth and development; familiarity with developing effective compensation and benefits programs.

Technology & Innovation

Management or oversight experience with technologies key to the energy markets including business systems, customer platforms, or grid operations; an understanding of recent innovations in utility operational technology; experience implementing efficiency improvements or other business transformations through technology.

Safety & Cybersecurity

Experience monitoring and overseeing safety and physical security measures necessary for safe nuclear, generation, and transmission and distribution operations; understanding of cyber threats, risk mitigation and policy.

Industry & Infrastructure

Experience in the energy, utility or nuclear industries; expertise in energy markets and economics, technology, renewable and clean energy, electric and gas transmission and distribution; understanding of the public policy issues and risks associated with the reliability, resiliency, and safety of the electric and gas transmission and distribution systems, smart grid and generation assets.

Regulatory & Policy

Experience in regulatory affairs, public policy, or government; exposure to heavily regulated industries and their governing bodies; experience directly managing one or more members of management engaged in policy or regulatory affairs.

Risk Management

Experience identifying, assessing and controlling financial or business risks including those risks with potential to impact public safety, operations, and shareholder value, including environmental impacts.

Corporate Governance

Experience maintaining board and management accountability; a deep understanding of strong governance and compliance practices that protect and align with the interests of investors and other stakeholders; experience in investor relations.

Environment & Sustainability NEW

Experience in overseeing or advising on environmental, climate or sustainability practices; understanding of environmental policy, regulation, risk and business operations in regulated industries; experience in managing environmental impacts; in-depth knowledge of operational risks and opportunities in transitioning to low-carbon future.

Business Development & Transformation NEW

Experience in business development, strategy, or marketing; experience creating long-term value through organic growth, innovation, and strategic initiatives; experience managing businesses and operations that have been impacted by transformational change.

ATTRIBUTES

Exelon Community NEW

Current or former resident in one of the jurisdictions served by an Exelon utility. Residency brings knowledge of the local community as well as insight into the business and political environment of each region.

Military Service Prior military service brings unique skills and insight to the Board and reflects the Company’s commitment to helping veterans translate their skills into the energy industry.

Diversity Disclosures

In addition to reviewing and updating our Board skills, the Governance Committee also committed to enhanced disclosure about Board diversity. Exelon surveyed the Board and asked each Director to self-identify their race/ethnicity using one or more of the following categories: Asian, Black or African American, Hispanic or Latin American, Indian or South Asian, Middle Eastern or North African, Native American or Alaskan Native, Native Hawaiian or Other Pacific Islander, White, and Other

The results of this survey are included in the matrix on the following page. No Director identified as two or more ethnicities and ethnicities not listed in the matrix were not selected by any Directors.

In addition to race and ethnicity, the Board was also surveyed about being part of the LGBTQ community.

16     Exelon 2021 Proxy Statement

BOARD AND CORPORATE GOVERNANCE MATTERS

Skills Matrix

The following matrix identifies the five most prominent skills and core competencies and other attributes that each Director brings to their service to Exelon’s Board and Committees.

Why Only FIVE? While each independent Director possesses numerous other skills and competencies not identified below, we believe that identifying the five most prominent skills and competencies provides a much more meaningful presentation of the key contributions and value that each independent Director brings to their service on the Board and to Exelon shareholders. We have reviewed this presentation with shareholders and have consistently received positive feedback that this narrowed scope is informative. As CEO, Mr. Crane possesses all listed skills.	Anderson	Berzin	Brlas	Cheshire	Crane	de Balmann	Jojo	Joskow	Lawless	Richardson	Shattuck	Young
SKILLS
Accounting and Finance	•	•	•		•				•
Executive	•	•		•	•	•			•	•	•	•
Talent Management	•		•		•	•	•	•	•	•
Technology & Innovation					•		•
Safety & Cybersecurity					•		•			•
Industry & Infrastructure					•		•	•			•	•
Regulatory & Policy		•		•	•			•		•		•
Risk Management	•	•	•	•	•	•				•	•
Corporate Governance	•	•	•	•	•	•		•	•		•	•
Environment & Sustainability NEW			•		•			•
Business Development & Transformation NEW				•	•	•	•		•		•	•
ATTRIBUTES
Exelon Community NEW	•			•	•		•		•		•	•
Military Service						•		•		•		•
DIVERSITY
Black / African American	•			•
Hispanic / Latin American		•
White			•		•	•	•	•	•	•	•	•
LGBTQ
GENDER, AGE, AND TENURE
Gender	M	F	F	F	M	M	F	M	M	M	M	M
Age	65	68	63	52	62	74	55	73	74	60	66	64
Tenure	8	9	2	<1	9	9	5	13	9	1	9	2

www.exeloncorp.com     17

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Independence

The Board has determined that all non-employee Directors who served on the Board in 2020 and all nominees for election, except for Mr. Crane as Exelon’s President and Chief Executive Officer, are independent according to applicable law and the listing standards of The Nasdaq Stock Market LLC (Nasdaq), as incorporated into the Independence Standards for Directors in Exelon’s Corporate Governance Principles. In accordance with the Independence Standards for Directors, the Board determined that certain categories of relationships as set forth in the Appendix do not create a conflict of interest that would impair a Director’s independence. The Board also determined that the members of the Audit, Compensation and Leadership Development, and Corporate Governance Committees are independent within the meaning of applicable laws, Nasdaq governance requirements, and the Independence Standards for Directors.

When assessing the independence of Director nominees, the Corporate Governance Committee considers the impact that tenure may have on the independence of certain longer-tenured incumbent Board nominees. The Board determined that the independence of our longer-tenured Directors had not been diminished as these members continued to thoughtfully challenge and provide reasoned, balanced, and insightful guidance to management. The Board values the perspectives that such Directors contribute to Board discussions, having served Exelon during periods of various industry and company-specific developments and with different members of management over the years.

Related Person Transactions

Exelon has adopted a written policy on the review, approval or ratification of transactions with related persons, which is overseen by the Corporate Governance Committee and is available on our website. The policy provides that the Committee or the Committee chair will review any proposed, existing, or completed transactions in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are directors and executive officers and their immediate family members, as well as stockholders beneficially owning 5% or more of Exelon’s outstanding stock as defined in SEC rules. The Exelon General Counsel reviews relevant information on transactions, arrangements, and relationships disclosed and makes a determination as to the existence of a related person transaction as defined by SEC rules and the policy. Related person transactions that are in, or not inconsistent with, the best interests of Exelon or subsidiary Commonwealth Edison, as applicable, are approved by the Corporate Governance Committee and reported to the Board. Related person transactions are disclosed in accordance with applicable SEC and other regulatory requirements.

There were no related person transactions identified for 2020.

Director Nominees

As referenced in the Board letter to shareholders included with this proxy statement, Nicholas DeBenedictis has reached the mandatory retirement age designated in Exelon’s Corporate Governance Principles and therefore will not stand for election in 2021. The Board is deeply grateful to Mr. DeBenedictis for his many years of valued contributions and insights into Exelon’s business and strategy.

The Board nominates the 12 candidates named below for re-election as Directors. If elected by shareholders, each Director will serve a term ending with the 2022 annual meeting. Each nominee has agreed to be named in this proxy statement and to serve as a Director, if elected. If any Director is unable to stand for election at the annual meeting, the Board may reduce the number of Directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute Director. Exelon does not expect that any Director nominee will be unable to serve.

In addition to the skills, characteristics, core competencies and other attributes previously described, the Corporate Governance Committee also considers whether each nominee has the time available, in light of other business and personal commitments, to effectively serve on Exelon’s Board. Among the criteria the Committee considers is the degree to which any incumbent Director nominee demonstrates effective and productive preparedness and engagement. The Board has adopted limits for service on other boards, providing that Directors who serve as the CEO of a public company should not serve on more than two other public company boards in addition to Exelon and its subsidiary boards. Other Directors should not serve on the boards of more than four other public companies in addition to the Exelon Board and its subsidiary boards.

The Corporate Governance Committee and the Board believe the skills and experiences detailed above are well represented among the Director nominees and reflect an effective mix of backgrounds, experience and diversity.

18     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Anthony Anderson

Independent   Age: 65   Director since: January 2013

Mr. Anderson’s comprehensive finance, risk management, corporate governance, and executive leadership skills were gained through his board service experiences and his successful career with Ernst & Young. Mr. Anderson’s 20+ years of experience as an audit partner and certified public accountant, culminating in his role as Vice Chair of EY, deeply enhance his contributions to the Exelon Board, add value to his leadership of the Audit Committee, and his roles on the Risk and Corporate Governance Committees.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former Vice Chair and Midwest Area Managing Partner of Ernst & Young, a global assurance, tax, transaction and advisory services firm, until his retirement in 2012 following a 35-year career.
•	Director of the Federal Reserve Bank of Chicago (2008 – 2010).
•	Executive Committee member, United States Golf Association.

OTHER CURRENT PUBLIC COMPANY SERVICE

•	AAR Corp. (Since 2012) | Committees: Compensation; Nominating & Governance
•	Avery Dennison (Since 2012) | Committees: Governance & Social Responsibility; Audit & Finance
•	Marsh & McLennan Companies (Since 2016) | Committees: Audit; ESG

PRIOR PUBLIC COMPANY SERVICE (Last 5 Years)

•	First American Financial Corporation (2012 – 2016)

Ann Berzin

Independent   Age: 68   Director since: March 2012

Ms. Berzin’s executive leadership experience in an industry subject to state regulation, background in securities legal practice, and expertise in the guarantee, structuring and risk assessment of complex investment and financial products bring key insight to the Company’s financial affairs, risk management, capitalization and liquidity, and add value to her leadership of the Risk Committee.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former Chairman and Chief Executive Officer of Financial Guaranty Insurance Company, an insurer of municipal bonds, asset-backed securities and structured finance obligations (1992 – 2001). Ms. Berzin joined FGIC in 1985 as its General Counsel following seven years of securities law practice in New York City.
•	Director of Baltimore Gas & Electric Company (Exelon Subsidiary)
•	Former Director of Constellation Energy (2008 – 2012)

OTHER CURRENT PUBLIC COMPANY SERVICE

•	Trane Technologies plc (Since 2001) | Committees: Finance (CHAIR); Audit; Executive

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Laurie Brlas

Independent    Age: 63   Director since: October 2018

Ms. Brlas has proven leadership skills derived from her significant experience as an executive leader at global, capital-intensive companies. Her operations and finance experience in the natural resources industry as well as her background in financial and governance matters bring valuable insights to the Board.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former Executive Vice President and Chief Financial Officer of Newmont Mining Corporation, a global gold mining company (2013 – 2016)
•	Multiple senior positions, most recently as Executive Vice President and President, Global Operations, Cleveland-Cliffs, Inc. which specializes in the mining, beneficiation, and pelletizing of iron ore (2006 – 2013)
•	Former Director of Calpine Corporation, a company providing electricity generation from natural gas and geothermal resources and retail power provider (2016 – 2018)

OTHER CURRENT PUBLIC COMPANY SERVICE

•	Albemarle Corporation (Since 2017) | Committees: Audit & Finance (CHAIR); Capital Investment
•	Graphic Packaging Holding Company (Since 2019) | Committees: Compensation & Management Development; Nominating & Corporate Governance
•	Autoliv, Inc. (Since 2020) | Committees: Audit; Nominating & Corporate Governance

PRIOR PUBLIC COMPANY SERVICE (Last 5 Years)

•	Perrigo Company plc (2003 – 2019; Chair 2016-2019)

Marjorie Rodgers Cheshire  NEW

Independent   Age: 52   Director since: July 2020

Ms. Cheshire’s experience in organizational leadership and her deep background in compliance, strategy, asset management, marketing and brand development are of significant value to the Board. Additionally, her involvement in the Baltimore community and her familiarity with this important market brings beneficial perspective and insights.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	President & Chief Operating Officer of A&R Development Company, a diversified real estate investment company (2004 – Present)
•	Chair, Baltimore Equitable Insurance
•	Former Senior Director of Brand & Consumer Marketing for the National Football League
•	Former Vice President of Business Development for Oxygen Media

OTHER CURRENT PUBLIC COMPANY SERVICE

•	PNC Financial Services Group (Since 2014) | Committees: Compliance Subcommittee (CHAIR); Nominating & Governance; Risk; Special Committee on Equity & Inclusion
•	Equity & Inclusion Capital I Corp (Since 2021) | Committees: Nominating & Governance (CHAIR); Audit

20     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Christopher Crane

Age: 62   Director since: March 2012

Mr. Crane’s qualifications include senior leadership experience and broad energy industry experience, including regulation, operations, nuclear generation, and major capital projects. His role as a leading executive within the electric utility and power industries provides valuable insight to the Board, particularly their oversight of strategy and risk.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	President and Chief Executive Officer of Exelon Corporation; previously served as President and Chief Operating Officer of Exelon and Exelon Generation (2008 – 2012)
•	Former Chairman of the Edison Electric Institute, the leading trade association representing all U.S. investor-owned electric companies
•	Director and Former Chairman of the Institute of Nuclear Power Operations, industry organization promoting safety and reliability in nuclear plant operation
•	Director, AEGIS Insurance Services, a mutual insurance company providing services to the energy industry
•	Former Chairman, Nuclear Energy Institute, the nation’s nuclear industry trade association

OTHER CURRENT PUBLIC COMPANY SERVICE
•	None

Yves de Balmann

Independent   Age: 74   Director since: March 2012

Mr. de Balmann has extensive experience in corporate finance, including the derivatives and capital markets as well as industry experience as a former director of Constellation Energy. His deep knowledge of compensation, governance, and investor insights provide significant value to the Board and to his role as chair of the Compensation and Leadership Development Committee.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former Co-Chairman of Bregal Investments LP, a private equity investing firm (2002 – 2012)
•	Executive Partner, Bridge Growth Partners, private equity firm focusing on technology and financial services companies
•	Former Co-Head of Deutsche Bank’s Global Investment Bank and former Co-Chair and Co-CEO of Deutsche Bank Alex. Brown
•	Former Vice-Chairman, Bankers Trust Corporation
•	Former Director of Constellation Energy (2003 – 2012)

OTHER CURRENT PUBLIC COMPANY SERVICE

•	ESI Group (Since 2016) | Committees: Strategic

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Linda Jojo

Independent   Age: 55   Director since: September 2015

Ms. Jojo’s wealth of experience leading complex IT organizations brings valuable technology and innovation expertise to the Board. Additionally, her background in computer science and industrial engineering lends expertise to the Board’s risk oversight and cybersecurity programs and initiatives.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Executive Vice President, Technology & Chief Digital Officer of United Airlines Holdings, Inc. (2014 – Present)
•	Former Executive Vice President and Chief Information Officer for Rogers Communications Inc., a wireless communications and media company, from 2011 to 2014
•	Former Senior Vice President and Chief Information Officer for Energy Future Holdings Corporation, which held a portfolio of competitive and regulated energy companies, from 2008 to 2011
•	Director, Federal Reserve Bank of Chicago

OTHER CURRENT PUBLIC COMPANY SERVICE

•	None

Paul Joskow, Ph.D.

Independent   Age: 73   Director since: July 2007

Dr. Joskow’s research and consulting activity have focused on the electric power industry, electricity pricing, fuel supply, demand, generating technology, and regulation. As a result, his extensive knowledge of industrial organization, energy and environmental economics, and government regulation offer unique insights for the Board.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	President Emeritus of the Alfred P. Sloan Foundation (2017 – Present; previously served as President from 2008 to 2017)
•	Elizabeth and James Killian Professor of Economics, (post-tenure) at the Massachusetts Institute of Technology (MIT)
•	Member, Environmental Defense Fund Economic Advisory Council
•	Member, Resources for the Future President’s Council
•	Former Director of MIT’s Center for Energy & Environmental Policy Research
•	Former Member of the EPA’s Acid Rain Advisory Committee
•	Former Member of the National Commission on Energy Policy
•	Former Member of the Secretary of Energy Advisory Board

OTHER CURRENT PUBLIC COMPANY SERVICE

•	None

22     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Robert Lawless

Independent   Age: 74   Director since: March 2012

Mr. Lawless has deep executive leadership, strategic planning, and corporate governance experience. As a former CEO of a Fortune 1000 public company, he provides critical perspectives on governance and other public company issues that inform his leadership of the Corporate Governance Committee.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former President, Chairman and CEO, McCormick & Company, Inc., a global food manufacturing company, having served as President from 1996 to 2006, as CEO from 1997 to 2008, and as Chairman from 1997 until 2009; previously held numerous senior level positions during his 20+ year career with the company
•	Former Director of Carpenter Technology Corporation (1997 – 2004), which specializes in developing and manufacturing high-performance alloys
•	Former Director of Constellation Energy (2002 – 2012)

OTHER CURRENT PUBLIC COMPANY SERVICE
•	None

Admiral John Richardson, USN (Retired)

Independent   Age: 60   Director since: September 2019

Admiral Richardson’s experience leading the U.S. Navy as well as his expertise in nuclear oversight and operational excellence brings invaluable knowledge to the Board and richly informs his leadership of the Generation Oversight Committee and service on the Risk Committee.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former Chief of Naval Operations (2015 – 2019) and various senior positions during 37-year career with the U.S. Navy including commander of various submarine forces, Director of Naval Reactors, and Director of Strategy and Policy at U.S. Joint Forces Command
•	Director, Sparkcognition Government Systems, a developer of A.I. solutions for multiple industries including energy, defense, and finance
•	Director, Center for New American Security, a bipartisan think tank focused on national security, including issues around energy and geopolitics
•	Trustee, Woods Hole Oceanographic Institution

OTHER CURRENT PUBLIC COMPANY SERVICE
•	The Boeing Company (Since 2019) | Committees: Special Programs (CHAIR); Aerospace Safety; Finance
•	BWX Technologies, Inc. (Since 2020) | Committees: Audit & Finance; Compensation

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Mayo Shattuck III

Chair of the Board | Independent   Age: 66   Director since: March 2012

Mr. Shattuck’s extensive executive leadership experience in business and the energy industry uniquely enable him to provide strategic insights and advice and oversee the execution of business priorities. His prior operational experience leading a nuclear utility that also had customer-facing competitive retail and wholesale trading businesses brings unparalleled value to his service and oversight. Mr. Shattuck’s financial acumen from his experience in the financial services industry also brings valuable perspectives to his leadership of the Board.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former Chairman, President, and Chief Executive Officer of Constellation Energy (2001 – 2012)
•	Former President, Alex. Brown & Sons
•	Former Chairman, Institute of Nuclear Power Operations
•	Former Executive Committee Member, Edison Electric Institute
•	Former Chairman, Center for Strategic & International Studies – Commission on Nuclear Energy
•	Chairman, Johns Hopkins Hospital

OTHER CURRENT PUBLIC COMPANY SERVICE
•	Gap, Inc. (Since 2002) | Committees: Audit & Finance; Governance & Sustainability
•	Capital One Financial Corporation (Since 2003) | Committees: Compensation (CHAIR); Governance & Nominating

PRIOR PUBLIC COMPANY SERVICE (Last 5 Years)
•	Alarm.com (2014 – 2021) – Mr. Shattuck is not standing for re-election at the 2021 Annual Meeting.

John Young

Independent   Age: 64   Director since: July 2018

Mr. Young has far-reaching leadership and operational expertise derived from his experiences in the industry, including as a former nuclear utility CEO. His deep industry knowledge brings valuable and broad industry insights to the Board. Additionally, his background in finance and investor relations brings important investor perspectives.

SKILLS & EXPERIENCE ALIGNED WITH OUR STRATEGY

•	Former President, Chief Executive Officer, and Director of Energy Future Holdings Corp., which held a portfolio of competitive and regulated energy companies (2008 – 2016)
•	Former Chief Financial Officer of Exelon Corporation (2005 – 2008) and former President of Exelon Generation (2004 – 2005)
•	Former Senior Vice President, Sierra Pacific Resources (now NV Energy), a public gas and electric utility company
•	Former Executive Vice President, Southern Company, a public gas and electric utility company
•	Former Director, Nuclear Energy Institute, the nation’s nuclear industry trade association
•	Former Director, Edison Electric Institute, the leading association representing all U.S. investor-owned electric companies

OTHER CURRENT PUBLIC COMPANY SERVICE
•	None

PRIOR PUBLIC COMPANY SERVICE (Last 5 Years)
•	CSRA, Inc. (2016 – 2018)

24     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Overview of Board’s Role

Exelon’s business, property and affairs are managed under the direction of the Board of Directors. The Board considers the interests of all of its constituencies, which includes shareholders, customers, employees, suppliers, and the communities we serve. The Board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

Key Governance Highlights

Exelon’s Board remains committed to maintaining the highest standards of corporate governance. We believe our strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders, employees, customers, regulators, and other stakeholders. Below is a summary of our corporate governance practices and more detail is presented in our Corporate Governance Principles, which are available on the Exelon website at www.exeloncorp.com on the Governance page located under the Investors tab.

Board Accountability  & Shareholder Rights

  Directors are elected annually by a majority of votes cast in uncontested elections. The average level of vote support for Directors in 2020 was 98%.

  Eligible shareholders may submit nominees for consideration by the Corporate Governance Committee or nominate Directors through Exelon’s “proxy access” bylaws.

Oversight of Risk Management

  The Board regularly reviews management’s systematic approach to identifying and assessing risks faced by Exelon and each business unit, taking into account emerging trends and developments and incorporating capital investment and business opportunities.

  Our Risk Committee oversees Exelon’s risk management strategy, policies and practices, and risk exposures.

Evaluations

  Our Board and each of the Board’s five standing Committees undergo annual self-assessments.

  Individual directors undergo biennial performance assessments that include input from peers and select members of executive management. (See page 33 for details.)

Stock Ownership	Shareholder Engagement	Other Governance Practices

  Robust stock ownership guidelines require Directors to hold at least 15,000 shares of Exelon common stock within five years after joining the Board.

  Hedging, pledging, and short sales of Exelon stock are prohibited.

  Exelon has a long-standing practice of engaging with our shareholders on corporate governance matters throughout the year, as may be necessary or helpful, to understand the positions of our institutional investors and to share Exelon’s perspective on matters of mutual interest.

  See page 26 for more details.

  Page 43 in our Compensation Discussion & Analysis section summarizes the input received during 2020 related to our executive compensation program.

Independent Directors meet regularly in executive sessions without management. Transparent political activities and contributions are provided through semi-annual reporting on www.exeloncorp.com.
Continuing Education		Board Limits
Continuing director education is provided during Board and Committee meetings. The Company also encourages and pays for Director participation in externally offered director development opportunities.

  Directors should not serve on more than four other public companies boards in addition to Exelon and its subsidiaries

  Any Director who serves as the CEO of a public company should not serve on more than two other public company boards in addition to Exelon.

Mandatory Retirement
Directors may not stand for election after reaching age 75.

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Investor Engagement

Our relationship with our stockholders is an important part of our company’s success and our long tradition of engaging with our investors enables valuable insights for the Board and its Committees into investor perspectives and priorities. During 2020, Exelon’s engagement team, comprising members of the Office of Corporate Governance, Investor Relations, Executive Compensation, Environmental Strategy, and Compliance and Audit teams met to discuss a wide variety of issues with investors. The Chairs of Exelon’s Compensation Committee and Corporate Governance Committee participated in select discussions as well.

In 2020, Exelon contacted the holders of nearly 50% of our outstanding shares with offers to engage. Portfolio managers and governance professionals that accepted included a significant cross-section of our shareholder base, representing approximately 30% of Exelon’s outstanding shares.

The feedback received from shareholders and other stakeholder groups is shared with each Board Committee and the Board, as appropriate, on a regular basis throughout the year. Our Audit, Corporate Governance, and Compensation and Leadership Development Committees will often adopt or recommend Board approval of suggested enhancements to policies, practices, or disclosures to meet investor concerns or expectations relating to new issues or emerging trends.

We believe that our approach to engaging openly with our investors on topics such as environmental strategy, corporate governance, executive compensation, and other human capital management issues drives increased accountability, improves decision making, and ultimately creates long-term value.

In Response to Investor Feedback…

During 2020, environmental, social and governance (ESG) topics continued to be a focal point in nearly all investor engagements. Many investors were keenly interested in Exelon’s strategy to meet future challenges and the Board’s role in oversight of these critical issues. In response to these inquiries, our Investor Relations team prepared an in-depth Annual ESG Report that is available on our investor relations webpage (investors.exeloncorp.com) and contains detailed information covering a range of topics frequently requested by investors.

26     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Oversight of Risk

Enterprise Risk Management

Managing business risks of all types, from regulatory and market risks to global risks like climate change, is an important facet of our company’s governance and oversight system. Exelon’s Enterprise Risk Management (ERM) team is responsible for leading Exelon’s risk management program. Our enterprise-wide risk management framework enables us to anticipate strategic and emerging risks, integrate risk into business planning, minimize unexpected performance variances and support growth initiatives within Exelon’s risk appetite. Our risk program requires periodic assessments to identify, assess, mitigate and monitor risk. These assessments deepen our understanding of risks, enable effective action to mitigate risks and strengthen our risk culture. We align our key risk indicators with our risk appetite and industry-leading practices.

Exelon Risk Framework

Successful risk management at Exelon follows the Three Lines Model, which is a set of governance and risk management best practices developed by the Institute of Internal Auditors. Exelon and each operating company have a Risk Management Committee tasked with identifying and evaluating the most significant risks of the business and the actions needed to manage and mitigate those risks. Senior executives discuss risks with the Exelon Board’s Risk and Audit Committees and the Utility boards.

Exelon regularly completes risk assessments to identify and focus on the top risks facing our company. Our assessment framework looks at strategic, financial, operational, regulatory/compliance and reputational risks. Additionally, Exelon employs various market, credit, liquidity and operational risk assessment tools to identify financial and business risk exposures that are evaluated by risk management committees at the corporate level and within each business unit.

Board Oversight of Risk

The Company operates in a complex market and regulatory environment. The Board has broad responsibility to provide oversight of significant risks primarily through direct engagement with management and through delegation of ongoing risk oversight responsibilities to the Committees. Any risk oversight area not allocated to a Committee remains with the Board.

Each Committee reports regularly to the Board on discussions of enterprise risks for which it is responsible. Furthermore, the Board regularly discusses enterprise risks in connection with the evaluation of capital investments, other business opportunities and strategies as well as emerging trends or developments.

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Board Committees’ Oversight of Risk

Reports provided by senior leadership, as well as third-party experts, support oversight of the key risks delegated to each Committee.

Audit

- Review internal audit risk assessment and oversee risks associated with financial reporting
- Oversee tax strategy and assessment of tax risks
- Review conflicts of interest, ethics, and compliance issues

REPORTS FROM

- CFO
- Controller
- Audit Services
- Independent Auditor
- Tax
- General Counsel
- Compliance & Ethics

Generation Oversight

- Oversee risks in connection with nuclear and other generation operations including safety, system reliability, licensing, environmental regulation and policy, costs, fuel, health and safety, etc.
- Oversee policies to mitigate risk (including cyber risk) associated with security and integrity of generating operations

REPORTS FROM

- Chief Nuclear Officer
- Generation Operations & Strategy
- Industry Consultants
- Site VPs & Plant Managers

Compensation & Leadership Development

- Evaluate risks related to compensation policies and practices
- Oversee leadership development and succession planning (other than CEO)

REPORTS FROM

- Chief HR Officer
- CFO
- Executive Compensation
- Corporate Governance
- Independent Compensation Consultant

Corporate Governance

- Oversee succession planning for CEO
- Review risks related to governance and shareholder activism
- Oversee sustainability and climate change strategies and efforts to protect and improve the environment

REPORTS FROM

- Chief Innovation & Sustainability Officer
- Environmental Strategy
- Chief HR Officer
- Independent Compensation Consultant
- Corporate Governance

Risk

- Oversight of enterprise risk and risk management strategies, policies, procedures and mitigation efforts, including insurance programs and cyber security

REPORTS FROM

- Chief Enterprise Risk and Credit Officer
- General Counsel
- Government Affairs
- Chief Information Officer
- Chief Security Officer
- Utility CEOs
- Generation Operations & Strategy

Enhanced Oversight of Utility Boards

Each of Exelon’s six utilities are wholly or majority owned by Exelon (i.e. controlled companies). However, each utility maintains its own board of directors, including independent directors, to demonstrate independent and engaged oversight of utility operations. In 2020, as part of the Company’s comprehensive review of oversight and compliance practices, the Corporate Governance Committee and Board adopted revisions to the utility boards’ governance and structural documents to reflect strong and consistent governance practices including:

•	Clearly defining utility director qualifications and core competencies, including the need to reflect the diversity of the communities served

•	Clarifying utility boards’ duties and limits of authority to align with the parameters of controlled company structure

•	Implementing formal annual utility board and director evaluations

Additionally, the Exelon Corporate Governance Committee charter was revised to increase and formalize the Committee’s responsibilities for oversight of the Utility Boards including the responsibility to:

•	Determine utility board size and consult on the appropriate skills needed for each utility board

•	Assess potential utility board candidates and approve utility director elections

•	Review and recommend evaluation processes and criteria and annually review the results of completed evaluations

•	Annually review all utility board governing documents, policies, and practices to ensure alignment with Exelon interests and best practices for controlled company governance and recommend revisions as needed.

28     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Board Leadership

Exelon’s bylaws permit the independent members of the Board to determine the leadership structure of the Board including whether the roles of Board Chair and Chief Executive Officer should be performed by the same individual or whether the roles should be performed by separate individuals. As a matter of policy, the Board believes that separation of these functions is not required, and whether to combine the roles or not is a matter for the Board’s sole discretion, taking into consideration the current and anticipated circumstances of the Company, the skills and experiences of the individual or individuals in question, and the leadership composition of the Board.

The Board reviews its leadership structure periodically and as circumstances warrant. The Board separated the roles of Board Chair and Chief Executive Officer in 2012 and continues to find that this leadership structure ensures independent oversight and promotes the Board’s ability to effectively represent the best interests of all shareholders.

The Board is committed to continued independent oversight at all times, and our Corporate Governance Principles provide that the independent members of the Board shall select and elect a Lead Independent Director in the event the Board Chair and Chief Executive Officer roles are held by the same individual, or the person holding the role of Board Chair is not independent under Exelon’s Independence Standards for Directors. At any time during which the position of Lead Independent Director may be required, but is vacant due to timing considerations, the Chair of the Corporate Governance Committee shall serve as the Lead Independent Director.

Exelon’s Corporate Governance Principles provide a full outline of the responsibilities for each of the Board Chair, Chief Executive Officer, and any Lead Independent Director.

Board Diversity & Refreshment

The Corporate Governance Committee regularly reviews the composition of the Board. While the Corporate Governance Committee does not prescribe diversity standards, the Corporate Governance Committee considers diversity to be an important consideration when evaluating Board composition and director qualifications. The Corporate Governance Committee considers all aspects of diversity such as diversity of gender, race or ethnicity, background, skills and experience, as well as thought.

The Corporate Governance Committee is also responsible for considering the long-term composition of the Board and believes in balancing the value of industry knowledge and experience from longer-tenured directors with the new perspectives and fresh ideas that come from adding new directors to the Board.

In addition to Mr. DeBenedictis’s retirement this year, three additional directors will reach the mandatory retirement age of 75 within the next two years. Accordingly, the Corporate Governance Committee has been actively engaged in board refreshment and succession planning.

The Board has added 4 new directors since 2018.

Laurie Brlas and John Young were added to the Board in 2018, Admiral John Richardson joined the Board in 2019, and Marjorie Rodgers Cheshire joined the Board in 2020.

The Corporate Governance Committee also closely considers the pacing of expanding the Board so that new additions have sufficient overlap with longer-tenured directors to learn the business and understand the operations and culture of the Board. The Board also considers a gradual refreshment process to be appropriate so that there aren’t significant disruptions to the normal course of business. In general, no more than one or two new directors are added in a single year.

Planned Director Retirements*:

	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Nicholas DeBenedictis	RETIRE
Yves de Balmann		RETIRE
Robert Lawless			RETIRE
Paul Joskow			RETIRE
Ann Berzin							RETIRE
Mayo Shattuck										RETIRE

*	Based on reaching the mandatory retirement age

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Director Attendance

The Board of Directors held 15 meetings during 2020, including a strategy retreat with senior officers of Exelon and its subsidiary companies. Each incumbent Director nominee attended at least 75% of the combined Board and Committee meetings of which he or she was a member. Attendance at Board and Committee meetings during 2020 averaged 99.7% for incumbent Directors as a group.

While Exelon does not have a formal policy requiring attendance at the annual shareholders meeting, all Directors attended the 2020 annual shareholders meeting.

Board Committees

There are five standing committees of the Board: Audit; Compensation and Leadership Development; Corporate Governance; Risk; and Generation Oversight. The Board Chair and CEO generally attend all Committee meetings and all Committees meet regularly in executive session without management present.

Each Committee is governed by a Board-approved charter stating its responsibilities, which is reviewed annually and updated as appropriate. The charters are available on the Exelon website at www.exeloncorp.com on the Board Committees page and in print to any shareholder who requests a copy from Exelon’s Corporate Secretary as described on page 74 of this proxy statement.

Standing Committee Membership:

	Audit	Compensation & Leadership Development	Corporate Governance	Generation Oversight	Risk
Anderson
Berzin
Brlas
Cheshire
Crane
de Balmann
DeBendictis*
Jojo
Joskow
Lawless
Richardson
Shattuck
Young
Number of Meetings in 2020	6	4	4	4	6

Chair	Member

*	Until Mr. DeBenedictis’s retirement in April 2021.

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Audit Committee

All members are independent.	Chair: Mr. Anderson

Other Members: Ms. Berzin, Ms. Brlas, and Dr. Joskow

Primary Responsibilities:

✓Assists Board in the oversight and review of the quality and integrity of the Company’s financial statements and internal controls over financial reporting

✓Appoints, retains, and oversees the independent auditor and evaluates its qualifications, performance, independence and fees

✓Oversees the Company’s internal audit function

✓With the advice and assistance of the Risk Committee, reviews the processes by which Exelon assesses and manages enterprise risk

✓Oversees compliance with Exelon’s Code of Business Conduct, and the process for the receipt and response to complaints regarding accounting, internal controls, ethics, or audit matters

The Board of Directors has determined that each member of the Audit Committee is an “Audit Committee Financial Expert” as defined by SEC rules. See page 40 for the Audit Committee Report.

Compensation & Leadership Development Committee

Chair: Mr. de Balmann	All members are independent.
Other Members: Ms. Cheshire, Ms. Jojo, Mr. Lawless, and Mr. Young
Primary Responsibilities:

✓Assists Board in establishing performance criteria, evaluation, and compensation for CEO

✓Approves executive compensation program design for executive officers, other than the CEO

✓Monitors and reviews leadership and succession information for executive roles

✓Retains the Committee’s independent compensation consultant ✓Reviews Compensation Discussion and Analysis and prepares Compensation Committee Report for this proxy statement

Compensation Committee Interlocks and Insider Participation. Mr. Young previously served as an employee of Exelon and held several senior level executive positions over his tenure from 2003 until 2008 when he departed Exelon to join another company. During 2020, none of Exelon’s executive officers served on the board of directors of any entities whose executive officers serve on the Compensation and Leadership Development Committee. See page 56 for the Compensation and Leadership Development Committee Report.

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Corporate Governance Committee

All members are independent.	Chair: Mr. Lawless

Other Members: Mr. Anderson, Mr. de Balmann, and Mr. DeBenedictis*

Primary Responsibilities:

✓Identifies and recommends qualified candidates for election by the Board and shareholders and oversees Board and Committee structure and composition

✓Recommends Corporate Governance Guidelines and advises on corporate governance issues including evaluation processes for the Board, Committees, each Director, the Board Chair and CEO

✓Oversees Exelon’s environmental strategies, including climate change and sustainability policies

✓Oversees Utility board governance policies and practices, qualifications and election of Utility directors, and annual review of the Utility boards and directors.

✓Reviews Exelon’s director compensation program and retains an independent compensation consultant

✓Has authority to retain an independent search firm to identify candidates for Director

Generation Oversight Committee

Chair: Adm. Richardson
Other Members: Mr. Crane, Mr. DeBenedictis* and Mr. Young
Primary Responsibilities:

✓Oversees the safe and reliable operation of all generating facilities with principal focus on nuclear safety

✓Oversees management and operations of generating facilities including the overall organizational effectiveness of generation station operations

✓Oversees compliance with policies and procedures to manage and mitigate risks associated with the security and integrity of Exelon’s generation assets

✓Reviews environmental, health and safety issues related to generating facilities

* Note that historically, Committee meetings included in person visits to generation plants. During 2020, to ensure the safety of staff and Committee members, in-person visits were limited to the Committee Chair who served as proxy for the full Committee in its oversight of operational excellence and in particular this year, with respect to COVID-related protocols - staffing adjustments, sufficient PPE, social distancing practices - to ensure safety and reliable operations continued.

Risk Committee

Chair: Ms. Berzin

Other Members: Mr. Anderson, Ms. Brlas, Ms. Cheshire, Mr. Crane, Mr. de Balmann, Mr. DeBenedictis*, Ms. Jojo, Dr. Joskow, Mr. Lawless, Adm. Richardson, Mr. Shattuck, and Mr. Young

Primary Responsibilities:

✓Oversees risk management functions, including compliance with risk management program, and matters relating to the risk exposures of Exelon and its subsidiaries

✓Monitors liquidity, and related financial risks

✓Oversees risk management strategies, policies, procedures, and mitigation efforts with respect to marketing and trading of energy and energy-related products

✓Oversees risk management strategies, policies, procedures, and mitigation efforts with respect to cyber security

* Until Mr. DeBenedictis’s retirement in April 2021.

32     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Board, Committee, and Individual Director Evaluations

Exelon has strong evaluation processes for its Board, five Board Committees, and individual Directors.

Board Evaluations ANNUAL ASSESSMENT

The Board conducts an annual assessment of its performance and effectiveness. The process is coordinated by the Board Chair and the chair of the Corporate Governance Committee, taking into account the recommendations of the Corporate Governance Committee on the process and criteria to be used for Board, Committee, and individual Director evaluations. The current process provides that all Directors engage in a one-on-one interview with the Board Chair or the chair of the Corporate Governance Committee to discuss the following topics, among others that may arise:

• Overall Board performance and areas of focus including strategic and business issues, challenges, and opportunities • Board meeting logistics	• CEO, senior management and Director succession planning • Accountability to shareholder views • Board Committee structure and composition	• Board culture • Board composition • Management engagement with the Board and Committees • Quality of materials provided to the Directors

Interviews also seek practical input on what the Board should continue doing, start doing, and stop doing. Following the completion of such interviews, the Board Chair and chair of the Corporate Governance Committee collaborate to prepare and provide to the Board a summary of the assessment input provided.

Outcome: The Board’s current structure, composition, and effectiveness were deemed to be very strong in light of consistently collaborative interactions.

Committee Evaluations ANNUAL ASSESSMENT

All five of the Board’s standing Committees conduct annual assessments of their performance and take into consideration the following.

• Whether Committee members possess the right skills and experiences or whether additional education or training is required	• The sufficiency of their charters • Whether there are sufficient meetings covering the right topics	• Whether meeting materials and presenters are effective, among other matters

Assessments also seek practical input on what Committees should continue doing, start doing, and stop doing. A summary of all Committee assessment results is provided to the Corporate Governance Committee and Board for review and discussion.

Outcome: Current Committee structures and composition were deemed appropriate.

Individual Director Evaluations BIENNIAL ASSESSMENT FOR EACH DIRECTOR

The process for individual Director evaluations was strengthened in 2017 to provide for individual assessments of all Directors on a biennial basis, which means that each Director is evaluated every other year. Individual Director performance assessments include peer review by all members of the Board as well as input from members of senior management on the contributions and performance of each Director. Directors are interviewed by the Chair of the Corporate Governance Committee or by the Board Chair to provide input on each Director undergoing assessment. In addition, select members of senior management are interviewed to provide input based on their regular interactions with Directors. In 2020, all interviews were conducted by the Board Chair because the chair of the Corporate Governance Committee was in the group undergoing assessment. Topics covered in the interviews included the following:

• Meeting preparedness • Meaningful and constructive participation and contributions • Demonstrated independence	• Respectful, effective, and candid communication skills • Company and industry knowledge	• Strategic foresight • Openness to new learnings and training

Interviews also sought practical input on what Directors should continue doing, start doing, and stop doing. After discussing the process and overall results with the Corporate Governance Committee, the Board Chair collaborates with the chair of the Corporate Governance Committee to provide feedback separately to individual Directors for developmental opportunities.

Outcome: Individual assessment results were discussed with the Corporate Governance Committee in executive session.

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Director Education

The Board has an orientation and onboarding program for new Directors and provides continuing education for all Directors that is overseen by the Corporate Governance Committee.

New Director Orientation	The orientation program is tailored to the needs of each new Director depending on his or her level of experience serving on other boards and knowledge of the Company or industry. Materials provided to new Directors include information on the Company’s vision and strategic direction, financial matters, principal operating businesses, corporate governance practices, Code of Business Conduct, and other key policies and practices. The onboarding process includes a series of one-on-one meetings with members of senior management and their staff for deep-dive briefings on business units. New Directors are also invited to tour various Company facilities, depending on their orientation needs and preferences.
Continuing Director Education & Site Visits	Continuing director education is provided during portions of Board and Committee meetings and is focused on topics necessary to enable the Board to effectively consider issues before them at that time (such as new regulatory or accounting standards). Education may take the form of presentations from senior leadership or other subject matter experts within the Company, presentations from third-party experts, or “white papers” which are deep dives into timely subjects or topics.

The Audit Committee plans for at least one meeting a year in which a session is devoted to education on new accounting rules and standards and topics deemed to be helpful to having a good understanding of our accounting practices and financial statements.

The Generation Oversight Committee uses site visits as a regular part of education for its members by holding each of its meetings at a different generating station. Historically, each Generation Oversight Committee meeting agenda includes a briefing by local plant management, a tour of the facility, and lunch with plant personnel of all levels. Beginning in March 2020 in connection with the COVID-19 pandemic, these site visits were halted for the safety of our employees and Directors and meetings were held virtually.

Directors are also invited from time to time to tour other facilities such as Exelon’s cyber operations center and utility operations control centers. During these visits, Directors are able to interact directly with employees staffing key functions. Additionally, Directors may attend educational seminars and programs sponsored by external organizations. The Company covers the cost for any Director who wishes to attend external programs and seminars on topics relevant to their service as Directors.

Corporate Governance Principles

Our Corporate Governance Principles, together with the articles of incorporation, bylaws, Committee charters, and other policies and practices, provide the framework for the effective governance of Exelon. The Corporate Governance Principles address matters including the Board’s responsibilities and role; Board structure, Director selection, evaluation, and other expectations; Board operations; Board Committees; and additional matters such as succession planning, executive stock ownership requirements, and our recoupment policy. The Corporate Governance Principles are reviewed periodically and were last amended in July 2020 to reflect evolving governance trends and to remain contemporary with the needs of the Company and its stakeholders.

Process for Communicating with the Board

Shareholders and other interested persons can communicate with any Director or the independent Directors as a group by writing to them, c/o Gayle Littleton, Executive Vice President, General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The Board has instructed the Corporate Secretary to review communications initially and transmit a summary to the Directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters, or individual service or billing complaints. Under the Board policy, the Corporate Secretary will forward to the Directors any communication raising substantial issues. All communications are available to the Directors upon request.

Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-ETHIC (1-800-233-8442). You may also report an ethics concern via email to EthicsOffice@exeloncorp.com.

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Director Compensation

The Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding its non-employee Director compensation program. The Committee is authorized to engage outside advisors and consultants in connection with its review and analysis of Director compensation. The Committee takes various factors into consideration, including responsibilities of Directors generally, Board and Committee leadership roles such as the Board Chair and Committee Chairs, as well as the form and amount of compensation paid to directors at comparable companies. In 2020, the Committee engaged Meridian Compensation Partners to support the annual review of non-employee Director pay.

The non-employee Director compensation program comprises cash and equity components. The Board targets total compensation to be at the median level of compensation paid to directors at the peer group of companies used to benchmark executive compensation. Separately, the Board Chair compensation is benchmarked to Fortune 100 companies given (a) the very limited number of companies in the 21-company peer group that have an independent board chair, (b) the relative size of Exelon’s business compared to its peers, and (c) the relative complexity of Exelon’s business as one of the few remaining public utilities with regulated electric and gas transmission and delivery business plus a competitive power generation and energy sales business. Finally, the Corporate Governance Committee also factors in the level of involvement and responsibilities undertaken by the current Chair, Mayo Shattuck, into its review and analysis of appropriate pay levels. See below for further discussion on Mr. Shattuck’s role and responsibilities.

Based upon the Corporate Governance Committee’s review of benchmarking completed in December 2020, the Board made no changes to Director compensation for 2021.

Cash Fees

The following table sets forth the cash compensation paid in 2020 to Exelon’s non-employee Directors.

Directors may elect to defer any portion of cash compensation into a non-qualified multi-fund deferred compensation plan. Under the plan, each Director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including amounts invested in the Exelon common stock fund) are settled in cash and may be distributed in a lump sum or in annual installment payments upon a Director reaching age 65, age 72, or upon departure from the Board. These funds are identical to those that are available to Company employees who participate in the Exelon Employee Savings Plan.

Additionally, Directors who serve as members of any special committee receive fees of $5,000 per quarter for as long as the Committee remains needed.

Annual Cash
Retainer
Role	$
Non-Employee Director	$125,000
Board Chair	300,000
Committee Chairs:
Audit Committee	25,000
Risk Committee	25,000
Compensation and Leadership Development Committee	20,000
Corporate Governance Committee	20,000
Generation Oversight Committee(1)	20,000

(1) The Chair and all members of the Generation Oversight Committee receive a $20,000 annual membership retainer.

Equity Compensation

A significant portion of Director compensation is provided in the form of equity to align the interests of Directors with the interests of shareholders. In 2020, Exelon’s non-employee Directors received deferred stock units valued at $155,000 that were granted quarterly in arrears. Deferred stock units are credited to a notional account maintained on the books of the Company at the end of each calendar quarter based upon the closing price of Exelon common stock on the day the quarterly dividend is paid.

Deferred stock units earn dividend equivalents which are reinvested in the deferred stock accounts as additional stock units. The account balance of deferred stock units will be settled in shares of Exelon common stock and may be distributed in a lump sum or in annual installments upon reaching age 65, age 72, or upon a Director’s departure from the Board.

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 BOARD AND CORPORATE GOVERNANCE MATTERS

Outstanding Equity Awards as of December 31, 2020

As of December 31, 2020, the non-employee Directors held the following amounts of deferred stock units.

Total Deferred
Stock Units(1)
Name	(#)
Anderson	30,999
Berzin	65,448
Brlas	8,180
Cheshire	1,712
de Balmann	77,210
DeBenedictis	56,390
Jojo	20,849
Joskow	48,705
Lawless	81,881
Mies	42,626
Richardson	5,101
Shattuck	30,678
Steinour	46,412
Young	8,980
Total All Directors	525,171

(1)	Balance reflects deferred stock units granted under the Exelon deferred stock unit plan along with accumulated units from automatic dividend reinvestment. For Ms. Berzin and Messrs. de Balmann and Lawless, the balance also includes deferred stock units granted under the legacy Constellation Energy Group, Inc. Deferred Compensation Plan for directors that will be settled in cash on a 1 for 1 basis upon their departure from the Exelon board and any subsidiary company board.

Other Benefits Provided

From time to time, Exelon Directors are invited to bring spouses or guests to Exelon or industry related events. When such invitations are extended, Exelon covers the cost of spousal or guest travel, meals, lodging and related activities. The value of spousal or guest related travel is calculated according to IRS regulations and imputed to the Director as additional taxable income. Directors also receive reimbursement to cover the additional taxes owed on such imputed income. However, in most cases there is no direct incremental cost to Exelon of providing transportation and lodging for a Director’s spouse or guest when he or she accompanies the Director, and the only additional costs are those for meals and activities and to reimburse the Director for the taxes on the imputed income. In 2020, there were no such events that resulted in imputed income or any tax reimbursements.

Chair Compensation

Mr. Shattuck receives annual compensation of $300,000 for his role as Board Chair. The amount of which was first set by the Board in 2012 in recognition of Mr. Shattuck’s significant expertise and commitment of time and energy involved in serving as Exelon’s Chair. This fee is in addition to the cash retainer, deferred stock units payable to all Directors, and any relevant Committee fees. A fulsome understanding of his experience, the scope of his involvement, and the time commitment he provides is important to understanding the compensation decision.

Mr. Shattuck’s background and experience in directly relevant roles is extensive. He was the former chair, president and chief executive officer of Constellation Energy as well as the former chair and chief executive officer of Deutsche Banc Alex. Brown, and he also held leadership roles with the Institute of Nuclear Power Operations, Edison Electric Institute, Center for Strategic & International Studies – Commission on Nuclear Energy. These experiences uniquely qualify him to lend strategic oversight and guidance to Exelon’s Board and senior leaders. His considerable industry and financial background provides a level of insight and strategic experience that allows for an unparalleled level of leadership to our Board. This leadership has been critical as Mr. Shattuck has led the Board through transformational events, including the acquisition of PHI and its three utilities, the Illinois lobbying investigation and now the announced separation of Exelon’s utility businesses from its generation business.

36     Exelon 2021 Proxy Statement

 BOARD AND CORPORATE GOVERNANCE MATTERS

Mr. Shattuck is deeply involved in all aspects of recruiting, vetting, onboarding, and mentoring new directors in furtherance of Exelon’s current and ongoing Board refreshment efforts. Since 2019, Mr. Shattuck has been focused on planning for the upcoming retirements of five directors, three of whom had, or still have, chair leadership roles. Because of the need and desire to identify talented diverse candidates, Board recruiting has been a critically important and time-consuming responsibility for Mr. Shattuck. As new members join the Board, Mr. Shattuck mentors and educates new members on the complexities of Exelon’s business and industry challenges.

Mr. Shattuck co-leads the Board and annual individual director assessment process, personally conducting individual director interviews. He summarizes these interviews and provides insights with the Corporate Governance Committee and Board and assisting with individual director coaching opportunities. Mr. Shattuck is an active member of the Board’s Risk Committee and two Special Committees of the Board and he also attends as many meetings of the other Board Committees as is feasible.

The Board reviewed Chair compensation in 2020 and continues to believe that the level of Chair fee remains an appropriate reflection of the extensive and pivotal role of the Chair and the virtually full-time demands on the Chair due to his responsibilities, the complexity of Exelon and its regulatory environment, and the challenging industry in which it operates. In reaching this conclusion, the Board considered many factors, including Mr. Shattuck’s extensive industry experience and knowledge of the regulatory environment, the time commitment attributable to his Chair responsibilities, and the compensation paid for similar roles among the peer and Fortune 100 companies used in its analysis.

2020 Director Compensation

The following table summarizes the compensation paid for each of our non-employee Directors who served as a member of the Board and its Committees in 2020.

	Annual Board &		All Other
	Committee Retainers	Stock	Compensation	Total
	($)	Awards	($)	Compensation
Name	(Note 1)	($)	(Note 2)	($)
Anderson	$176,538	$155,000	$0	$331,538
Berzin	150,000	155,000	15,000	320,000
Brlas	125,000	155,000	1,000	281,000
Cheshire	53,329	66,128	0	119,457
de Balmann	165,000	155,000	15,000	335,000
DeBenedictis	145,000	155,000	15,000	315,000
Jojo	125,000	155,000	15,000	295,000
Joskow	125,000	155,000	0	280,000
Lawless	165,000	155,000	0	320,000
Mies	53,942	50,673	515,000	619,615
Richardson	158,516	155,000	2,500	316,016
Shattuck	445,000	155,000	25,989	625,989
Steinour	40,865	50,673	500,000	591,538
Young	145,000	155,000	70,914	370,914
Total All Directors	$2,073,191	$1,872,474	$1,175,403	$5,121,068

(1)	Amounts reported for Messrs. Anderson, de Balmann, Lawless, and Shattuck, each include fees for membership on one or more special committees. Prorated retainers were paid to Ms. Cheshire upon her election to the Board on July 28, 2020, and to each of Admiral Mies and Mr. Steinour who each retired from the Board on April 28, 2020.
(2)	Amounts reported in this column include contributions made by Exelon or the Exelon Foundation to qualified not-for-profit organizations under Exelon’s matching gift program or in honor of Board service. Exelon’s matching gift program provides up to $15,000 per year in contributions to match those made by directors. For Messrs. Steinour and Mies, who retired from the Board in 2020, the amounts shown reflects a one-time contribution made by the Exelon Foundation to charitable organizations selected by each in honor of their many years of service to Exelon. For Messrs. Shattuck and Young the amount shown under All Other Compensation includes $10,989 and $55,914 respectively which represents the aggregate incremental cost incurred by Exelon for their approved personal use of corporate aircraft in conformance with COVID related safety protocols implemented in 2020. The value of each flight, calculated in accordance with IRS regulations, was imputed to Mr. Shattuck and to Mr. Young as additional taxable compensation. No tax reimbursement was made to either of them with respect to this taxable compensation.

www.exeloncorp.com     37

Audit Committee

Matters

PROPOSAL 2

Ratification of PricewaterhouseCoopers LLP as Exelon’s
Independent Auditor for 2021

The Audit Committee and the Board of Directors have determined that the retention of PricewaterhouseCoopers LLP (PwC) as the independent auditor remains in the best interests of the Company and its shareholders based on the Audit Committee’s level of satisfaction with the quality of services provided by PwC and consideration of factors described below.

PwC has served as the Company’s independent auditor since the Company’s formation in 2000. The Committee believes PwC’s deep familiarity with the Power and Utilities industry and Exelon’s businesses and operations, accounting policies and practices, and internal controls over financial reporting is valuable to the Company and its shareholders. Because of PwC’s familiarity, the firm has developed and implemented efficient and innovative audit processes, enabling the provision of services for fees considered by the Committee to be competitive.

The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Auditor for 2021.

Evaluation of the Independent Auditor

The Audit Committee regularly considers the independence, qualifications, compensation and performance of its independent auditor. In 2018, the Committee approved an evaluation framework developed by management to assist with the Committee’s annual assessment of the independent audit firm, which includes the solicitation of feedback from members of management and the Audit Committee. Results of the full assessment were provided to the Committee for its annual review and determination of whether to retain PwC as the Company’s independent auditor for 2021. Using the framework, the Audit Committee assessed the following four areas in addition to a consideration of the firm’s independence.

Quality of the independent audit firm and audit process

•	The number of restatements, material weaknesses and significant deficiencies to determine if any items should have been reasonably identified by the independent audit firm.
•	Results of the 2018 PCAOB Inspection report issued in April 2020.
•	The risk associated with the audit firm based on their financial stability, compliance with applicable laws and professional standards, pending litigation or judgments against the firm, and results of applicable firm inspections.

Level of service provided by the independent audit firm

•	Results of annual satisfaction surveys distributed to the Committee and management with high interactions with the independent audit firm.

Alignment with Exelon’s core values

•	Whether the audit firm’s onsite team demonstrates a commitment to diversity, equity, and inclusion (DE&I) aligned with Exelon’s core values.
•	Annual DE&I assessment of third-party finance vendors by management led to firm’s appointment to DE&I honor roll for 9th consecutive year.

Good faith negotiation of fees

•	Robust biennial fee negotiations process.
•	Review of fees incurred for reasonableness against the annually approved fees and reported current fee estimates provided to the Committee quarterly.

38     Exelon 2021 Proxy Statement

 AUDIT COMMITTEE MATTERS

Independence

In addition to the four assessment areas above, the Committee also engaged in an assessment of PwC’s independence controls through the provision of its required communications in addition to the independence demonstrated by PwC through forthright, candid and prompt communications in general, and on related independence matters, when needed.

Based on the results of its assessment, the Audit Committee found PwC to be independent from the Company and its management and appointed the firm as its independent auditor for 2021.

If shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but no assurance can be given that the Audit Committee will change the appointment. Representatives of PwC will participate in the annual meeting to answer questions and will have the opportunity to make a statement.

New Lead Engagement Partner

The Committee was directly involved in the consideration, and selection of a new lead engagement partner and oversaw the execution of a seamless transition to the new lead engagement partner, who assumed the role in January 2021.

Critical Audit Matters

In conformance with Public Company Accounting Oversight Board rules, the Committee reviewed and discussed with PwC three critical audit matters arising from the current period audit of Exelon’s financial statements. Critical audit matters (CAMs) are defined to be any matter arising from the audit of the financial statements that was communicated or required to be communicated to the Audit Committee and that 1) relate to accounts or disclosures that are material to the financial statements and 2) involve especially challenging, subjective, or complex audit judgment. The Committee concurred with PwC’s assessment and identification of the CAMs contained in its Audit Report included within Exelon’s 2020 Annual Report on Form 10-K.

Fees Subject to Pre-approval Policy

Pursuant to the Audit Committee’s pre-approval policy, the Committee pre-approves all audit and non-audit services to be provided by the independent auditor taking into account the nature, scope, and projected fees of each service as well as any potential implications for auditor independence. The policy specifically sets forth services that the independent auditor is prohibited from performing by applicable law or regulation. Further, the Audit Committee may prohibit other services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. Predictable and recurring audit and permitted non-audit services are considered for pre-approval by the Audit Committee on an annual basis.

For any services not covered by these initial pre-approvals, the Audit Committee has delegated authority to the Audit Committee Chair to pre-approve any audit or permitted non-audit service with fees in amounts less than $500,000. Services with fees exceeding $500,000 require full Committee pre-approval. The Audit Committee receives quarterly reports on the actual services provided by and fees incurred with the independent auditor. No services were provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

Auditor Fees

The table presents fees for professional audit services rendered by PwC for the audit of Exelon’s annual financial statements for the years ended December 31, 2020 and 2019, and fees billed for other services rendered by PwC during those periods.

	Year Ended December 31,

(in thousands)	2020	2019
Audit fees(1)	$25,340	$26,604
Audit related fees(2)	926	1,569
Tax fees(3)	790	2,161
All other fees(4)	1,482	738
Total:	$28,538	$31,072

(1)	Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including SEC and FERC financial statement audits and reviews, review of documents filed with the SEC, issuance of comfort letters and consents for debt issuances and other attest services required by statute or regulation.

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 AUDIT COMMITTEE MATTERS

(2)	Audit related fees consist of assurance and related services that are traditionally performed by the principal auditor and are reasonably related to the performance of the audit or review of the financial statements, audits of stand-alone financial statements or other assurance services to comply with contractual requirements, financial accounting, or reporting and control consultations.
(3)	Tax fees consist of tax compliance, planning and advice services, including tax return preparation, refund claims, tax payment planning, assistance with tax audits and appeals, advice related to mergers and acquisitions and transactions, or requests for rulings or technical advice from tax authorities.
(4)	All other fees primarily reflect system implementation quality assurance services but also include fees incurred in connection with the receipt of an SEC subpoena requesting information related to the facts underlying the deferred prosecution agreement entered into by ComEd, and accounting research software license costs.

Report of the Audit Committee

Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the Company’s independent auditor for the year ended December 31, 2020, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2020, including the critical accounting policies applied by the Company in the preparation of these financial statements and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with PwC the matters required to be discussed pursuant to PCAOB standards and had the opportunity to ask PwC questions relating to such matters. PwC has provided to the Audit Committee the written disclosures and PCAOB-required letter regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed the firm’s independence with PwC.

In reliance on these reviews and discussions and other information considered by the Committee in its judgment, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

THE AUDIT COMMITTEE

Anthony Anderson, Chair

Ann Berzin

Laurie Brlas

Paul Joskow

40     Exelon 2021 Proxy Statement

Executive

Compensation

PROPOSAL 3

Say-on-Pay: Advisory Vote on Executive Compensation

We provide shareholders with a say-on-pay vote every year at the annual meeting of shareholders. While the vote is non-binding, the Board and Compensation and Leadership Development Committee (referred to herein as the “Compensation Committee”) take the results of the vote into consideration when evaluating the executive compensation program. Accordingly, you may vote to approve or not approve the following advisory resolution on the compensation of the named executive officers at the 2021 annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.

The Board recommends a vote “FOR” the approval of the compensation paid to the Company’s named executives, as disclosed in this proxy statement.

www.exeloncorp.com     41

Compensation Discussion
& Analysis

Executive Compensation Program

Executive Overview

This CD&A discusses Exelon’s 2020 compensation for our named executive officers comprising our CEO, CFO, and three other most highly compensated executive officers serving as of the end of 2020. These officers are referred to as our NEOs and are listed below.

CHRISTOPHER	JOSEPH NIGRO	WILLIAM VON	CALVIN G.	KENNETH CORNEW
CRANE	Sr. Executive Vice	HOENE, JR.	BUTLER JR.	Sr. Executive Vice President
President and	President and	Sr. Executive Vice	Sr. Executive Vice	and Chief Commercial
Chief Executive	Chief Financial	President and Chief	President and CEO,	Officer; President and CEO,
Officer	Officer	Strategy Officer	Exelon Utilities	Exelon Generation

Each of the above NEOs serve as executive officers of the Company as of the date of this Proxy Statement; however, as previously disclosed, Mr. Cornew and Mr. Von Hoene, Jr. will each depart the company as of March 31, 2021. Additional details about their separations are included on page 64.

2020 Company Performance Highlights

Despite the profound impact of COVID-19 pandemic on our customers, employees and communities, we delivered strong financial and operational performance in 2020.

Maintained industry leading operational excellence

•  All Utilities achieved best-ever scores in customer satisfaction

•  Each utility scored in the top decile for SAIFI with ComEd and PHI achieving best-ever performance

•  Each utility scored in the top quartile for CAIDI performance with ComEd achieving best-ever performance

•  Nuclear operations set second highest record capacity factor of 95.4%

Met or exceeded our financial commitments

•  Delivered adjusted operating earnings* of $3.22 exceeding the mid-point of our original guidance range of $3.00 – $3.30

•  Over $400M in cost savings helped mitigate impacts of COVID-19, weather, and storms

•  Invested over $6.6B at our utilities to replace aging infrastructure to improve reliability for customers

•  2020 TSR of -3.94% and three-year TSR of 18.59%

Executive Compensation Highlights

•   The Compensation Committee made NO changes to the design, goals or targets under the annual or long-term incentive compensation programs after they were approved in February 2020.

•   Consistent with prior years, the Committee evaluated each earnings adjustment, both positive and negative, and approved 2020 performance results for the Annual Incentive Plan (AIP) of adjusted (non-GAAP) operating EPS* of $3.08, reduced from adjusted operating earnings* of $3.22 per share to reflect the exclusion of $0.14 of unrealized gain from equity investments. For 2020, adjusted EPS* also excluded certain COVID-19 related expenses (See Appendix A for more detail).

2020 Annual Incentive Plan payout: 101.21% 2018 – 2020 Performance Share Program payout: 63.65%

* See Definitions of Non-GAAP measures in Appendix A at page 79.

For detailed information about our response to the COVID-19 pandemic, see page 9.

42     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Alignment between Business Strategy & Compensation

Exelon’s Value Proposition, as articulated below in five strategic business objectives, reflect our continued focus on key strategic initiatives that are expected to drive strong operational and financial performance. The table below demonstrates the strong link between Exelon’s Value Proposition and the compensation components or metrics that are used in our executive compensation program.

2020 Strategic Business Objective		Compensation Component or Metric	2020 Performance Highlights

1	Utility EPS rising 6-8% and rate base growth of 7.3% annually through 2023	ADJUSTED (NON-GAAP) OPERATING EPS* AIP Metric UTILITY NET INCOME LTIP Metric

•  Operating EPS of $3.22 exceeded the mid-point of the original 2020 guidance with utilities contributing $2.02

•  BGE & PHI filed their first ever multi-year rate plans in Maryland; BGE’s plan was approved in December 2020

2	Support utility growth, debt reduction and the dividend	EXELON FFO/DEBT* LTIP Metric

•  Achieved $400 million of savings across the organization to help offset the impacts of COVID-19, weather and storms

•  Together with previously announced cost savings, Exelon has demonstrated effective cost management, having achieved total savings of over $1.3 billion since 2015

3	Invest in utilities where we can earn an appropriate return	UTILITY EARNED ROE* LTIP Metric	• Invested approximately $6.6 billion at our electric and gas companies to replace aging infrastructure and enhance reliability and resiliency for the benefit of customers
4	Superior operational performance to support achievement of financial objectives	OPERATIONAL METRICS Outage duration (CAIDI), outage frequency (SAIFI), nuclear fleetwide capacity factor and dispatch match are performance measures for AIP

•  All Utilities achieved first quartile operating performance in outage duration and frequency. Customer service remains at top quartile across all utilities with BGE, ComEd and PECO delivering service in top decile

•  Exelon’s nuclear owned and operated fleet achieved a second-highest ever capacity factor of 95.4%**

5	Create sustainable value for shareholders by executing business strategy	RELATIVE TSR Modifier for Performance Share award for LTIP

•  Selected 10 start-ups as part of the first round of $20 million Climate Change Investment Initiatives (2c2i), 50% are minority- or women-owned, 60% of the projects focus on greenhouse gas mitigation and the others focus on resiliency and adapting to the changing climate environment

•  On track to meet operations-driven GHG emission reduction goal to further our best-in-class operator status and support sustainable long-term value creation

* See Definitions of Non-GAAP measures in Appendix A at page 79.

** Excludes EDF’s equity ownership share of the CENG joint venture.

Shareholder Engagement

The Compensation Committee regularly reviews executive compensation, taking into consideration input received through Exelon’s regular and ongoing engagement with investors. Feedback is solicited throughout the year in connection with the annual meeting of shareholders and the Compensation Committee’s review of the executive compensation program.	3-Year Average Say-on-Pay Support 92%

As discussed on page 26, during 2020, Exelon engaged with a significant cross-section of our shareholder base, representing approximately 30% of Exelon’s outstanding shares. The Chairs of Exelon’s Compensation and Governance Committees participated in select investor discussions in 2020. Feedback from all discussions was shared with the appropriate Board Committee and/or the full Board.

Shareholders in general expressed their approval of the ongoing executive compensation program and did not request any significant changes during our engagement conversations. One suggestion received was to consider the addition of a human capital management or diversity metric. In response, senior leadership and the Compensation Committee are currently exploring the feasibility of including a diversity, equity, and inclusion (DE&I) set of performance metrics to be linked to the AIP for executive officers in the 2022 annual incentive program. Based on feedback received, investors remain supportive overall of Exelon’s executive compensation program and design as demonstrated by our 2020 say-on-pay vote result of 93.2%.

www.exeloncorp.com     43

 COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Objectives

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders by delivering on objectives that support the Company’s Value Proposition and strategic business objectives as described above.

The Compensation Committee strives to set challenging performance targets that drive and motivate executives to achieve long-term success, shareholder value, and to help ensure key talent is retained. The Committee selects performance metrics that are tied to the Company’s financial strategies and are proven measures of long-term value creation. Financial targets are based on our internal business plans and external market factors. Our executive compensation program has been designed to align the incentives of our leaders with the interests of our shareholders using metrics and goals directly linked to the Company’s strategy and performance.

Each element of total direct compensation is based on market data, the executive’s competencies and skills, scope of responsibilities, experience and performance, retention, succession planning and organizational structure of the businesses.

Objectives

1	Alignment with Shareholders Compensation is directly linked to performance and is aligned with shareholders by having approximately 82% of NEO pay at risk in both short-and long-term incentives.

2

Manage for the Long-Term

The Board oversees management in alignment with the long-term interests of the Company and its shareholders. Our compensation program supports the execution of Exelon’s Value Proposition over multi-year periods to drive the success of our long-term strategy.

3

Market Competitive

Our NEOs’ pay levels are set by taking into consideration multiple factors including the size and complexity of Exelon’s business, peer group market data, internal equity comparisons, experience, succession planning, performance and retention.

4	Extensive Shareholder Engagement We engage directly with shareholders and take responsive actions to improve our compensation programs based on year-round feedback.

5

Stock Ownership Guidelines

Executives are required to meet and maintain significant stock ownership guidelines. Since 2016, our CEO has been required to own 6x of his base salary, while other NEOs are required to own 3x of their base salary. All NEOs own at least 200% of their required stock ownership guidelines. See page 55 for details.

6

Balance

The portion of NEO pay at risk rewards the appropriate balance of short-and long-term financial and strategic business results. The compensation program is structured to motivate measured, but sustainable and appropriate, risk-taking.

CEO Pay for Performance Alignment

The Compensation Committee and Board approved the following compensation for the CEO. Consistent with prior years, 78% of the CEO’s total target direct compensation for 2020 was in the form of long-term incentives, which is nearly 5 percentage points more than the average in our benchmarking peer group consisting of general industry and energy services companies.

2020 Base Salary

Base salary was unchanged at $1,293,000.

2020 AIP Award Payout and Target Adjustment

AIP target was held flat at 145% of salary; payout for 2020 performance results was above target at 101.21%.

2018-2020 Performance Share Payout

Three-year performance, inclusive of the TSR modifier was below target at 63.65%.

Over the last three years, CEO pay as reflected in the Summary Compensation Table decreased at an annualized rate of 1.0% from $15.6 million to $15.2 million, while Exelon’s TSR increased at an annualized rate of 5.8%.

44     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

2020 Compensation Program Structure

In keeping with Exelon’s executive compensation philosophy and objectives, the Compensation Committee designed Exelon’s 2020 compensation program to be composed of fixed and variable elements summarized below.

Pay Element	Form	Performance	Shareholder Alignment:
		Merit Based	• Fixed income at competitive, market-based levels attracts and retains top talent.
		• Adjusted (non-GAAP) Operating EPS(1) (70%) • Operational Goals (30%) • Outage Duration • Outage Frequency • Nuclear Fleetwide Capacity Factor(2) • Dispatch Match	• Motivates executives to achieve key annual financial and operational objectives using adjusted (non-GAAP) operating EPS* and operational goals that reflect our commitment to remain a leading energy provider
(Cumulative Performance over 3-year cycle) 2020 – 2022 Scorecard: • Utility Earned ROE(1) (33.3%) • Utility Net Income (33.3%) • Exelon FFO/Debt(1) (33.4%) Subject to TSR Cap & TSR Modifier

•  Drives executive focus on long-term goals supporting utility growth, financial results, and capital stewardship

•  Rewards relative achievement of financial goals and stock price compared to utility peers (UTY) over three-year period (TSR Modifier)

•  Payouts capped if absolute TSR is negative for the last 36 months of the performance cycle (TSR Cap)

		Vest one-third per year over three years	• Balances LTI portfolio providing executive with market competitive time-based award

(1)	See Definitions of Non-GAAP measures in Appendix A at page 79.

(2)	Capping feature on Nuclear Fleetwide Capacity Factor metric adjusts for lower spot pricing for energy and ensures that this metric is self-funding. For every incremental dollar the Company makes after achieving target performance, participants receive half.

Base Salary

When evaluating whether to make any adjustments, the Compensation Committee considers a number of factors including the outcome of the annual merit review, results of the annual market assessment of NEO and CEO compensation provided by the Committee’s independent compensation consultant, the need to retain an experienced team, job promotion, individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

NEOs. The Compensation Committee sets base salaries for each NEO, which may be adjusted following an annual review. Base salary adjustments are effective as of March 1 each year. In January 2020 as part of its annual review, the Compensation Committee approved a 2.5% increase in base salary in line with prior years for each NEO except for Mr. Butler Jr., who received a larger increase in connection with his promotion in December 2019. All promotion-related adjustments were based on market data for Mr. Butler Jr.’s role.

CEO. For the CEO’s compensation, the Compensation Committee makes recommendations which are reviewed and approved by the independent directors of the Board. In January 2020, the Compensation Committee recommended Mr. Crane’s base salary be held flat based on the annual market assessment conducted by the independent compensation consultant, Meridian Partners.

	Base Salary as of	Base Salary as of
NEO	March 1, 2019	March 1, 2020
Crane	$1,293,000	$1,293,000
Nigro	794,375	814,234
Cornew	928,332	951,541
Von Hoene, Jr	931,484	954,771
Butler Jr.	553,280	700,000

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 COMPENSATION DISCUSSION & ANALYSIS

Annual Incentive Program (AIP)

AIP Overview

The AIP is an annual cash incentive program that provides the opportunity to receive an annual cash award based on the achievement of predetermined financial and operational goals. The metrics used for the 2020 AIP program included:

	What it is	Why it is Important
Adjusted (non-GAAP) Operating EPS*	The Company’s net income from ongoing business activities divided by average shares outstanding during the year and adjusted to exclude certain costs, expenses, gains and losses, and other specified items.	Supports commitment to provide solid returns to our shareholders and to support and grow our dividend.
Outage Duration (CAIDI)	Measure of the total number of customer interruption minutes divided by the total number of customers served.	Providing reliable power and quickly responding to interruptions is essential to operations and customer satisfaction.
Outage Frequency (SAIFI)	Measure of the total number of customer interruptions divided by the total number of customers served.	Dependable infrastructure and reliable power are essential to operations and customer satisfaction.
Nuclear Fleetwide Capacity Factor	The weighted average of the capacity factor of all Exelon nuclear units, calculated as the sum of net generation in megawatt hours divided by the sum of the hourly annual mean net megawatt rating, multiplied by the number of hours in a period.	Efficient operation of our nuclear fleet maximizes cost-efficiency and delivery of clean, reliable energy.
Dispatch Match	Measures the responsiveness of a fossil generating unit to the market.	Providing sufficient power during peak times ensures we satisfy the needs of our customers.

AIP Goal Setting Process

Exelon’s goal-setting process employs a multi-layer approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to ensure that the goals are sufficiently rigorous. Such considerations include:

•	Recent History — Goals generally reflect a logical progression of results from the recent past

•	Relative Performance — Performance is evaluated against a relevant group of the Company’s peers
•	Strategic Objectives — Near- and intermediate-term goals follow a trend line consistent with long-term aspirations

•	Shareholder Expectations — Goals are aligned with externally communicated financial guidance and shareholder expectations

•	Sustainable Sharing — Earned awards reflect a balanced degree of shared benefits between shareholders and participants

The Compensation Committee annually reviews AIP components, targets and payouts to ensure that they are challenging, contain appropriate stretch, and are designed to mitigate excessive risk taking. The Committee considers short- and long-term financial and operational results relative to our internal goals. Goals for the AIP, including adjusted (non-GAAP) operating EPS*, are set in January/early February around the same time that Exelon provides full-year guidance for EPS and other key financial metrics.

No changes due to COVID-19. 2020 AIP targets were not adjusted as a result of COVID-19 as the Compensation Committee decided to maintain the original incentive targets established in February 2020.

*	See Definitions of Non-GAAP measures in Appendix A at page 79

46     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee used the following process to determine 2020 AIP awards made to each NEO:

Beginning of Performance Year	After End of Performance Year

1	Set Individual AIP Targets	2	Set Performance Goals	3	Apply Performance Multiplier

• Expressed as percentage of base salary, as of 12/31/19 • CEO annual incentive target of 145%; other NEO annual incentive targets range from 90% to 100%	• Set target goal for adjusted (non-GAAP) operating EPS* (70%) • Set targets for achievement of certain operational goals (30%) • Goals include Threshold, Target, and Distinguished performance levels

•  Performance multiplier is a measure of performance against each goal as a percentage of target

•  Multiply the target award by the performance multiplier

•  Award can range from 0% to 200% of target (target of 100%)

2020 AIP Performance and Payout Determinations

The following table details the 2020 threshold, target, and distinguished or maximum performance goals, and the results achieved. The Performance Multiplier for 2020 AIP awards was calculated to be 101.21% of target, based on the following:

	Performance Scale			Performance	Performance
	Threshold	Target	Distinguished	Relative to	as % of	Weighted
AIP Metrics:	(50% payout)	(100% payout)	(200% payout)	Target	Target	Performance
Adjusted Operating EPS*					75.00%	52.50%
CAIDI					200.00%	15.00%
SAIFI					176.92%	13.27%
Fleetwide Capacity Factor					122.56%	9.19%
Dispatch Match					150.00%	11.25%
					Payout:	101.21%

The following table shows actual AIP payout amounts awarded to Exelon’s NEOs:

	AIP Target
	(as % of	Dollar Value of	Performance	Actual
NEO	Base Salary)	AIP Target	Multiplier	Award
Crane	145%	$1,874,850	101.21%	$1,897,536
Nigro	95%	773,522	101.21%	782,882
Cornew	100%	951,541	101.21%	963,055
Von Hoene, Jr	100%	954,771	101.21%	966,324
Butler Jr.	90%	630,000	101.21%	637,623

*	See Definitions of Non-GAAP measures in Appendix A at page 79.

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 COMPENSATION DISCUSSION & ANALYSIS

AIP Goal Rigor

Adjusted (non-GAAP) Operating EPS* (70%). Building on past goal rigor, the Compensation Committee set an adjusted (non-GAAP) operating EPS* AIP target for 2020 at a range, which range was set to begin above the mid-point of the original 2020 EPS guidance and end at $3.22 adjusted earnings per share (actual operating EPS results for 2019). “Distinguished” goals were set substantially above the upper end of Exelon’s full-year EPS guidance.

Adjusted (non-GAAP) Operating EPS*

		Threshold	Target	Distinguished
	Guidance(1)	(50%)	(100%)	(200%)
2020(2)	$3.00 - $3.30
2019	$3.00 - $3.30
2018	$2.90 - $3.20

LOOKING FORWARD…

On February 24, 2021, Exelon issued 2021 financial guidance setting adjusted operating EPS* at $2.60 - $3.00.

The guidance for 2021 is lower than the adjusted operating EPS* results for 2020 as a result of the impacts of the severe weather event in Texas, lower realized energy prices, and lower capacity revenues, partially offset by opportunities and growth at the utilities.

For 2021, the AIP adjusted operating EPS* target is aligned with this guidance. The “Distinguished” goal is set above the upper end of Exelon’s full-year EPS guidance.

(1)	Reflects initial full-year guidance provided during January/February of each year.
(2)	Even though 2020 Adjusted EPS* was $3.22, for purposes of determining the 2020 AIP payout for Exelon’s NEOs, $3.08 was used, which excludes the impact of $0.14 of unrealized gain from equity investments.

Operational Goals (30%). Operational “Target” metrics for 2020 were set at challenging levels that corresponded to top quartile performance compared to industry standards and “Distinguished” targets were set at “best-ever” levels that outperform the historical achievement of Company metrics for three of the four operational metrics.

Results from 2018, 2019 and 2020 are shown below. Each performance graph shows the threshold, target, and distinguished goals as well as actual performance relative to those goals.

LOOKING FORWARD…	For 2021, the “Distinguished” targets for SAIFI, Fleetwide Capacity Factor, and Dispatch Match were set at “Best Ever” levels and for CAIDI, in the first decile of industry standards.

*	See Definition of Non-GAAP measures in Appendix A at page 79.

48     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Long-Term Incentive Program (LTIP)

LTIP Overview & Goal Setting Process

The Compensation Committee grants long-term equity incentive awards annually at its January or February meeting. When the total target equity incentive award is determined, the value is split between RSUs (33%) and performance shares (67%).

•	Restricted Stock Units (33% of total award). RSUs granted to NEOs vest ratably over three years. RSUs receive dividend equivalents that are reinvested as additional RSUs and remain subject to the same vesting conditions as the underlying RSUs. RSUs are not subject to any performance metrics.

•	Performance Shares (67% of total award). Performance shares granted to NEOs in January 2020 are earned based on performance achieved for the three-year period ending on December 31, 2022. The performance metrics underlying the 2020–2022 performance share awards are listed below. These are the same performance metrics underlying the performance shares granted since 2017.

Performance share metrics:	What it is:	Why it is Important:
Utility Earned ROE*

Average utility ROE weighted by year-end rate base.

Earned ROE is calculated using adjusted (non-GAAP) operating earnings*, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year.

Measure of value created by utility businesses. Aligned with our strategy to invest in our utilities where we can earn an appropriate return.
Utility Net Income*	Aggregate utility adjusted (non-GAAP) operating earnings*, including Exelon hold-co net operating income (loss).	Measures financial performance of the Utilities. Aligned with our strategy to grow our regulated utility business.
Exelon FFO/Debt*

Funds from operations to total debt ratio.

The ratio is calculated following S&P’s current methodology. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations.

Key ratio for determining our credit rating and thereby our access to capital. Aligned with our strategy to generate free cash and reduce debt.

•	Setting Performance Share Targets. Performance share targets are based on external commitments and/or probabilistic modeling. The performance scale range for the Utility ROE and Utility Net Income metrics was based on the following probability levels of achievement: 95% for threshold and 5% for distinguished with the target aligned with projected performance and external commitments. The target for the Exelon FFO/Debt metric is aligned with the expectations of credit rating agencies.

•	Actual Targets Disclosed After Each Cycle. We do not disclose actual three-year targets used in our performance share performance cycles until each cycle is completed. We feel it is important to safeguard the confidentiality of our long-term outlook on projected performance, especially in light of changes in our industry, with our peer companies, and the overall utility and power generation markets. This policy supports the propriety of our long-standing disclosure practices to only issue annual performance guidance as part of our financial disclosure policies.

•	Performance Share Awards Subject to TSR Modifier and Cap. Performance share awards are subject to a TSR modifier that compares Exelon’s performance relative to the performance of the UTY index on a point by point basis. Performance share awards are also subject to a TSR cap that will limit payouts at target if TSR for the prior 36 month period is negative. (Please note that the TSR cap was modified starting with the 2020 awards to extend the measurement period to the full 36 months of each cycle. Prior awards used a measurement period of 12 months.)

*	See Definition of Non-GAAP measures in Appendix A at page 79.

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 COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee used the following process to determine performance share targets and awards:

1	Determine Performance Metrics & Individual Targets	2	Determine Performance Multiplier	3	Determine TSR Modifier	4	Calculate Final Multiplier & Apply TSR Cap (if applicable)	5	Apply Final Multiplier
Targets are set in January/February of the first year of the performance cycle.		Based on performance achieved over the three-year cycle. Performance can range from 0% to 150% of target (target of 100%).		Subtract the TSR of the UTY over the three-year performance period from Exelon’s TSR for the same three-year period.

Multiply the Performance Multiplier by (100% + TSR Modifier). This value is the Final Multiplier.

If Exelon’s absolute TSR for the 12 month period is negative (for the 2018-2020 performance cycle), performance share payout will be capped at 100%.(1)

									Apply the Final Multiplier to determine the number of shares issued. Award can range from 0% to 200% of target (target of 100%) after application of the TSR modifier.

(1)	Beginning with the 2020-2022 performance cycle, the TSR cap will apply if TSR is negative for the prior 36-month period.

On January 25, 2021, the Committee approved awards of RSUs and performance shares shown in detail in the Grants of Plan-Based Awards table on page 59.

2018 – 2020 Performance and Performance Share Payout Determinations

The following table details the 2018 – 2020 threshold, target, and distinguished performance goals, and the results achieved. The Performance Multiplier for 2018 – 2020 Performance shares awards was calculated to be 76.01% of target (prior to application of the TSR modifier described below), based on the following:

							Actual
							Award v.
Performance Share	Threshold		Target		Distinguished	Metric	Metric
Metrics:	(50%)	75%	(100%)	125%	(150%)	Weighting	Weighting
Utility Earned ROE*						33.3%	25.62%
Utility Net Income*						33.3%	25.34%
Exelon FFO/Debt*						33.4%	25.05%
				2018 – 2020 Performance Multiplier:			76.01%

The Utility Earned ROE* and Utility Net Income* use interpolation between threshold, target, and distinguished levels of performance whereas the FFO/Debt* metric uses a “stair-step” approach (e.g., 50%, 75%, 100%, 125% or 150%) with no interpolation between the performance levels.

*	See Definition of Non-GAAP measures in Appendix A at page 79.

50     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

The following table shows how the payout formula was calculated and actual Performance shares amounts awarded for 2018-2020:

	Target
	Performance	Target				Actual Award	Actual Award
	Share Value	Performance		Performance		(Performance	Value
NEO	($)	Shares		Factor		shares)	($)
Crane	7,370,000	176,541	x	63.65%	=	112,368	4,871,153
Nigro	1,600,463	41,133	x	63.65%	=	26,181	1,134,946
Cornew	1,955,596	51,020	x	63.65%	=	32,474	1,407,748
Von Hoene, Jr	1,956,936	51,055	x	63.65%	=	32,497	1,408,745
Butler Jr.	553,217	14,433	x	63.65%	=	9,187	398,256

Performance Awards Settled in Common Stock and/or Cash. Pursuant to the terms of the long-term incentive program, performance share award payouts are settled in the form of 50% shares of Exelon common stock and 50% in cash, unless participants have achieved 200% or more of their stock ownership guidelines, in which case performance share award payouts are settled 100% in cash. All NEOs have achieved 200% of their stock ownership target, so all performance share awards were settled in cash.

Performance Share Goal Rigor

To ensure adequate rigor for the financial targets applicable to the 2020-2022 performance share performance cycle, we conducted statistical simulations to understand the level of difficulty for our payout range. This included a sensitivity analysis of reasonable value ranges for several internal and external variables known to be significant drivers of performance, and an examination of historical levels of deviation of Company performance compared to plan as shown below for the two prior performance cycles.

*	See Definition of Non-GAAP measures in Appendix A at page 79.

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 COMPENSATION DISCUSSION & ANALYSIS

*	See Definition of Non-GAAP measures in Appendix A at page 79.

2020 Target Compensation for Named Executive Officers

The table below lists the target value of the compensation elements for each NEO as of December 31, 2020.

	Cash Compensation			Long-Term Incentives
					Performance		Target Total
		AIP	Target	RSUs	Shares	Target Total	Direct
	Base	Target	Total Cash	[33%]	[67%]	LTIP	Compensation
Name	($)	(%)	($)	($)	($)	($)	($)
Crane	1,293,000	145%	3,167,850	3,630,000	7,370,000	11,000,000	14,167,850
Nigro	814,234	95%	1,587,756	788,288	1,600,463	2,388,750	3,976,506
Cornew	951,541	100%	1,903,082	963,204	1,955,596	2,918,800	4,821,882
Von Hoene, Jr.	954,771	100%	1,909,542	963,864	1,956,936	2,920,800	4,830,342
Butler Jr.	700,000	90%	1,330,000	716,100	1,453,900	2,170,000	3,500,000

52     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Compensation Governance and Oversight

What We Do

   Pay for performance

   Significant stock ownership requirements for Directors and Executive Officers

   Cap incentive awards and conduct an annual risk assessment of the compensation programs

   Double-trigger for change-in-control benefits

   Independent compensation consultant advises the Compensation Committee

   Annually evaluate management succession and leadership development efforts

   Limited perquisites based on sound business rationale

   Clawback provision for incentive compensation awards

   Annual review of pay equity by an independent third party

   Engage in year-round shareholder outreach

   Prohibit hedging, short sales, derivative transactions or pledging of Company stock

   Require Executive Officers to trade through 10b5-1 trading plans

   Annually assess our programs against peer companies and best practices

   Set appropriate levels of “stretch” in incentive targets

What We Don’t Do

No guaranteed minimum payout of AIP or LTIP programs No employment agreements No excise tax gross-ups for change-in-control agreements No dividend-equivalents on Performance shares	The value of LTIP awards is not included in pension or severance calculations No additional credited service under supplemental pension plans since 2004 No option repricing or buyouts

Compensation Decisions

Setting Target Compensation for…

Executive Officers

•   The Compensation Committee is responsible for overseeing the development and administration of the executive compensation program for executive officers (other than the CEO) based on several factors including input from the CEO and the independent compensation consultant retained to provide services described below.

•   Analyze a variety of data to gauge market competitiveness, including peer group compensation and performance data.

•   Total Direct Compensation (TDC) can vary by named executive officer based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses.

Chief Executive Officer

•   The CEO’s compensation is approved by the independent members of the Board, based on the recommendations of the Compensation Committee.

•   CEO compensation is developed by analyzing peer group compensation and performance data with its independent compensation consultant.

•   Every year, the Committee reviews each element of the CEO’s compensation including base salary, annual and long-term incentive target opportunities.

Role of Independent Compensation Consultant

The Compensation Committee retains the services of Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant to support its duties and responsibilities. Meridian provides advice and counsel on executive and director compensation matters and provides information and advice regarding market trends, competitive compensation programs, and strategies including:

•	Annual market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data

•	An independent assessment of management recommendations for changes to the compensation structure
•	Assisting management to ensure the Company’s executive compensation programs are designed and administered consistent with the Compensation Committee’s requirements

•	Ad hoc support on executive compensation matters and related governance trends

The Compensation Committee annually reviews the compensation, performance, and independence of Meridian and approves the firm’s fees and other retention terms. In 2020, Meridian provided no other services for Exelon or its affiliates. Fees paid to Meridian were less than 1% of its gross annual revenues.

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 COMPENSATION DISCUSSION & ANALYSIS

Peer Groups Used for Benchmarking 2020 Executive Compensation

We use a blended peer group for assessing our executive compensation program that consists of two subgroups: energy services peers and general industry peers (except for the position of CEO of Exelon Utilities which only uses energy services companies).

Why We Use a Blended Peer Group:

We use a blended peer group because (1) there are not enough energy services peers with size, scale and complexity comparable to Exelon to create a robust energy services-only peer group, and (2) Exelon’s market for attracting talent includes general industry peers, with key executives hired from several Fortune 100 companies. When selecting general industry peers, we look for capital asset-intensive companies with size, scale and complexity similar to Exelon, and we also consider the extent to which they may be subject to the effects of volatile commodity prices similar to Exelon’s sensitivity to commodity price volatility.

Exelon evaluates its peer group on an annual basis and adjusts for changes with our energy and general industry peers when needed.

As previously disclosed, in connection with the Compensation Committee’s responsibility to oversee and monitor the ongoing effectiveness of Exelon’s executive compensation program design, the Committee approved changes to Exelon’s peer group in light of business developments affecting two peer companies—PG&E filed for bankruptcy in 2019 and DowDuPont separated into three separate businesses in 2019. These changes were based on analyses of developments with market peers and a review of benchmarked compensation practices in consultation with the Committee’s independent compensation consultant.

As a result of these changes, the Committee replaced PG&E with DTE Energy, the largest of the available utilities that also has a diverse mix of operations. DowDuPont was replaced with Delta Air Lines and Lockheed Martin. Both Delta and Lockheed Martin were selected because each are size-appropriate, have a high proportion of U.S. revenue, operate in mature capital-intensive industry segments, and operate in moderate-to-heavy regulatory environments.

Energy Services (11 peer companies) 2020 Updates: DTE Energy was added; PG&E was removed.	General Industry (10 peer companies) 2020 Updates: Delta Air Lines and Lockheed Martin were added; DowDuPont was removed.

   American Electric Power Company, Inc.

   Dominion Energy, Inc.

   DTE Energy

   Duke Energy Corporation

   Edison International

   Entergy Corporation

   FirstEnergy Corporation

   NextEra Energy, Inc.

   Public Service Enterprise Group, Inc.

   Sempra Energy

   The Southern Company

   3M Company

   Deere & Company

   Delta Air Lines

   General Dynamics Corporation

   Honeywell International, Inc.

   International Paper Company

   Lockheed Martin

   Marathon Petroleum Company

   Northrop Grumman Corporation

   Valero Energy Corporation

Exelon’s Position Relative to Peer Group

Revenues*	Market Capitalization*

Why we use a Regression Analysis:

Because there is a correlation between the size of an organization and its compensation levels, market data is statistically adjusted using a regression analysis. This commonly applied technique allows for a more precise estimate of the market value of Exelon given the size/scope of responsibility for Exelon’s executive roles. Each element of NEO compensation is then compared to these size-adjusted medians of the peer group.

*	Based on the four fiscal quarters prior to and publicly available as of June 20, 2020.

54     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Stock Ownership

To strengthen the alignment of executive interests with those of shareholders, executives at the vice president level or above are required to own certain multiples of base salary of Exelon common stock by the later of five years following (1) the last adjustment made to the guidelines in 2012 or (2) the date of his or her hiring or promotion to a new position. Compliance with Exelon’s stock ownership guidelines is measured on September 30 each year. As of September 30, 2020, all NEOs had exceeded 200% of their stock ownership guidelines, as shown in the following chart. For additional details about NEO stock ownership, please see the Beneficial Ownership Table on page 71.

The following types of ownership count towards meeting the stock ownership guidelines:

•	restricted shares and restricted stock units,

•	shares acquired and held through the exercise of stock options,

•	shares held in the Exelon Corporation Deferred Compensation Plan, dividend reinvestment plan, and 401(k) employee savings plan, and

•	common shares beneficially owned directly or indirectly, including shares held in trust.

Prohibition on Hedging and Pledging of Common Stock; Other Trading Requirements

Exelon requires executive officers and above who wish to sell Exelon common stock to do so only through the adoption of a stock trading plan meeting the requirements of SEC Rule 10b5-1(c). This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their personal financial plans. The use of Rule 10b5-1 stock trading plans serves to reduce the risks that such transactions will be viewed negatively or as commentary with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans are believed to reduce the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the Company.

Our insider trading policy includes provisions that prohibit Directors and employees (including officers) and certain of their related persons (including certain family members and entities which they own a significant interest) from engaging in short sales, put or call options, hedging transactions, pledging, or other derivative transactions involving Exelon stock.

Clawback Policy

In 2018, the Board of Directors revised its clawback policy to broaden the discretionary ability to clawback incentive compensation when deemed appropriate. Under the policy, the Board has sole discretion to recoup incentive compensation if it determines that:

•	the incentive compensation was based on the achievement of financial or other results that were subsequently restated or corrected;

•	the incentive plan participant engaged in fraud or intentional misconduct that caused or contributed to the need for restatement or correction;

•	a lower incentive plan award would have been made to the participant based on the restated or corrected results; and

•	recoupment is not precluded by applicable law or employment agreements.

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 COMPENSATION DISCUSSION & ANALYSIS

The Board or Compensation Committee may also seek to recoup incentive compensation paid or payable to current or former incentive plan participants if, in its sole discretion, the Board or Compensation Committee determines that:

•	the current or former incentive plan participant breached a restrictive covenant or engaged or participated in misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that caused or contributed to a significant financial loss or serious reputational harm to Exelon or its subsidiaries regardless of whether a financial statement restatement or correction of incentive plan results was required; and

•	recoupment is not precluded by applicable law or employment agreements.

Risk Management Assessment of Compensation Policies and Practices

The Compensation Committee reviews Exelon’s compensation policies and practices as they relate to the Company’s risk management practices and risk-taking incentives. In 2020, Exelon’s Enterprise Risk Management group applied the enterprise risk management policy and framework to the compensation risk assessment process to assess and validate that the controls in place continued to mitigate incentive compensation risks.

Following this assessment, which was reviewed by the independent compensation consultant, the Committee believes that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the Compensation Committee considered the following compensation program features, which balance the degree of risk taking:

•	The AIP includes multiple incentive performance measures with a balance of financial and non-financial metrics

•	Long-term incentives include multiple vehicles and performance metrics and three-year overlapping performance periods that are aligned with long-term stock ownership requirements

•	Incentive metrics, performance goals, and capital allocation require multiple approval levels and oversight

•	Total compensation pay mix includes effective and market aligned balance of short- and long-term incentive compensation elements

•	Incentive compensation is balanced by formulaic and discretionary funding

•	Short- and long-term incentive awards contain award caps or modifiers

•	Reasonable change-in-control and severance benefits are within common market norms

•	Clawback provisions exceed regulatory mandates

•	Consistent and meaningful stock ownership requirements create sustained and consistent ownership stakes

Tax Consequences

Under Section 162(m) of the Internal Revenue Code (the Code), generally NEO compensation over $1 million for any year is not deductible for United States income tax purposes. Historically, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act (Tax Act), the performance-based compensation exemption was eliminated under Section 162(m) of the Code, except with respect to certain grandfathered arrangements. The Tax Act also expanded the definition of covered employee to include the CFO and extended the classification for all covered employees in perpetuity even after death through severance and post-death payments. Finally, the application of the $1 million limitation has been expanded to include covered employees at Exelon’s corporate registrants with publicly traded debt in addition to those with publicly traded equity as required prior to the Tax Act.

Under the new law, Exelon has eight registrants that now fall within the scope of Section 162(m). The Compensation and Leadership Development Committee believes that it must maintain flexibility in its approach to executive compensation in order to structure a program that it considers to be the most effective in attracting, motivating and retaining the Company’s key executives, and therefore, the deductibility of compensation is one of several factors considered when making executive compensation decisions.

Compensation Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 42-56 of this proxy statement. Based on such review and discussion, the Committee recommended the Board approve the Compensation Discussion and Analysis be included in the 2021 Proxy Statement.

THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Yves C. de Balmann, Chair
Marjorie Rodgers Cheshire
Robert Lawless
Linda Jojo
John Young

56     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Tables

Summary Compensation Table

Year	Salary ($)	Bonus ($)	Stock Awards ($) (Note 1)	Non-Equity Incentive Plan Compensation ($) (Note 2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (Note 3)	All Other Compensation ($) (Note 4)	Total ($)
Christopher Crane
President and CEO, Exelon
2020	1,293,000	—	11,000,013	1,897,536	757,754	214,500	15,162,803
2019	1,335,633	—	11,000,064	2,103,957	468,171	475,912	15,383,737
2018	1,261,000	—	10,099,725	2,123,070	1,734,587	380,051	15,598,433
Joseph Nigro
Senior Executive Vice President and CFO, Exelon
2020	810,511	—	2,388,790	782,882	244,253	100,841	4,327,277
2019	790,823	—	2,388,777	846,875	234,992	83,276	4,344,743
2018	767,496	—	4,589,122	885,414	188,680	95,263	6,525,975
Kenneth Cornew
Senior Executive Vice President and Chief Commercial Officer, Exelon; President and CEO, Exelon Generation
2020	947,189	—	2,918,828	963,055	299,794	338,335	5,467,201
2019	924,181	—	2,918,842	1,041,774	774,571	69,319	5,728,687
2018	935,596	—	2,918,830	1,089,182	281,793	89,336	5,314,737
William Von Hoene, Jr.
Senior Executive Vice President and Chief Strategy Officer, Exelon
2020	948,434	—	2,920,861	966,324	241,308	352,103	5,429,030
2019	962,271	—	2,920,831	1,045,311	270,738	466,524	5,665,675
2018	904,673	—	2,920,823	1,092,880	242,061	524,221	5,684,658
Calvin Butler Jr.
Senior Executive Vice President and CEO, Exelon Utilities
2020	700,000	—	2,170,072	637,623	127,209	107,284	3,742,188
2019	559,495	—	2,075,734	706,986	116,481	45,480	3,504,176

Notes to the Summary Compensation Table

(1)	The amounts shown in this column include the aggregate grant date fair value of restricted stock unit and performance share awards for the 2020-2022 performance period granted on January 27, 2020. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 20 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2020 Annual Report on Form 10-K. The 2020-2022 performance share award component of the stock award values depicted above are subject to performance conditions and the grant date fair value assumes the achievement of the target level of performance; however, values may be higher based on performance including the maximum total shareholder return multiplier as follows:

	Performance Share Award Value
	At Target	At Maximum
	($)	($)
Crane	7,370,008	14,740,016
Nigro	1,600,468	3,200,936
Cornew	1,955,607	3,911,214
Von Hoene, Jr.	1,956,978	3,913,956
Butler Jr.	1,453,931	2,907,862

(2)	The amounts shown in this column for 2020 represent payments made pursuant to the Annual Incentive Plan.

(3)	The amounts shown in this column represent the change in the accumulated pension benefit for the NEOs from December 31, 2019 to December 31, 2020. None of the NEOs had above market earnings in a non-qualified deferred compensation account in 2020.

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 COMPENSATION DISCUSSION & ANALYSIS

(4)	All Other Compensation: The following table describes the incremental cost of other benefits provided in 2020 that are shown in this column. The amounts shown for 2018 and 2019 for each NEO have been revised to correct previously overstated compensation amounts arising from a misapplied calculation to determine compensation related to the use of corporate aircraft. For 2018, this includes an overstatement of $44,645, $4,246, and $10,200 for Messrs. Crane, Nigro, and Von Hoene, Jr., respectively. For 2019, this includes an overstatement of $60,955, $2,709, $8,850, $15,459, and $492 for Messrs. Crane, Nigro, Cornew, Von Hoene, Jr., and Butler Jr., respectively.

All Other Compensation

Name	Perquisites ($) (Note 1)	Reimbursement for Income Taxes ($) (Note 2)	Company Contributions to Savings Plans ($) (Note 3)	Company Paid Term Life Insurance Premiums ($) (Note 4)	Other ($)	Total ($)
Crane	108,713	3,257	64,545	37,985	—	214,500
Nigro	50,143	6,568	39,797	4,333	—	100,841
Cornew	271,930	17,363	45,290	3,752	—	338,335
Von Hoene, Jr.	203,940	98,798	45,378	3,987	—	352,103
Butler Jr.	65,511	8,535	30,349	2,889	—	107,284

Notes to All Other Compensation Table

(1)	Amounts reported for personal benefits provided to NEOs include: (1) transportation related benefits (including personal use of corporate aircraft, fleet services, rail passenger services, parking, spousal and family travel); (2) relocation/housing and living benefits related to changes in NEOs’ principal place of work as a result of regulatory commitments in connection with the 2016 acquisition of Pepco Holdings, Inc.; and (3) other benefits (including personal financial planning, Company gifts, and matching charitable contributions, physical examinations, and event tickets) as detailed below:
•	Amounts reported for the personal use of corporate aircraft are based on the aggregate incremental cost to Exelon and are calculated using the hourly incremental cost for flight services, including federal excise taxes, fuel charges, and domestic segment fees. Exelon’s Board-approved policy on corporate aircraft usage includes spousal/domestic partner and other family member usage when appropriate. Associated costs for meals and other related amenities for spouse/domestic partners are covered when attendance at Company or industry-related events is customary. Exelon also provides fleet services of Company cars and driver services for NEOs and other officers enabling the performance of duties among the Company’s various offices and facilities. Certain NEOs are also entitled to limited personal use of the Company’s cars and drivers including commuting to work locations. Costs reported represent estimated incremental costs based upon driver wages multiplied by the average overtime rate for drivers plus an additional amount for fuel. Costs related to NEO personal use is typically imputed as additional taxable income. Amounts reported in this column for Mr. Crane include $81,873 for personal use of corporate aircraft. Amounts reported in this column for Mr. Nigro include $22,041 for personal use of corporate aircraft. Amounts reported for Mr. Von Hoene, Jr. include $61,094 for personal use of corporate aircraft largely related to commuting in compliance with regulatory commitments as described below. Amounts reported for Mr. Butler include $33,642 for personal use of corporate aircraft and $3,751 for spousal travel.
•	Amounts include the value received by Mr. Cornew due to the company’s agreement to have its relocation vendor purchase at an appraised value the Baltimore residence purchased by Mr. Cornew in connection with his relocation to Baltimore as Chief Executive Officer of Constellation. The value of the benefit included is $216,640, based on a determination of the difference between the average of two appraisals to be received and the price Mr. Cornew paid for the home in 2012 plus qualified capital improvements as provided for under the executive relocation program’s standard terms.
•	Messrs. Butler Jr., Nigro, and Von Hoene, Jr. were subject to state public service commission requirements to maintain principal workplaces in the District of Columbia pursuant to a regulatory order issued in 2016 that related to the approval of the acquisition of Pepco Holdings Inc. Pursuant to this legacy obligation, Exelon provides transportation and relocation/housing and living benefits to certain executives. Messrs. Nigro, Von Hoene, Jr., and Butler Jr. include $7,755, $116,006, and $10,803, respectively, for such benefits.
•	Limited personal financial planning benefits valued at $16,840 for each executive are provided with usage values imputed as additional taxable income. Executive officers may request Company matching gifts to qualified charitable organizations in amounts up to $10,000, and up to $15,000 for Mr. Cornew under the Constellation legacy policy. Executive officers may use Company-provided vendors for comprehensive physical examinations and related medical testing.
(2)	Exelon provides reimbursements of tax obligations incurred when: employees are required to work outside their state of home residence and encounter double taxation in states and localities where tax credits are not permitted in home state tax filings; business-requested spousal travel expenses are imputed to the employee; and for required relocation and housing/living expenses incurred in compliance with regulatory requirements. Amounts reported for Mr. Cornew include $16,891 related to such reimbursements. Pursuant to our obligations under the 2016 regulatory order set forth in Note 1 above, amounts reported for Mr. Von Hoene, Jr. include $91,003 related to such reimbursements concerning regulatory requirements.
(3)	Each of the NEOs participated in the Company’s 401(k) and Deferred Compensation Plans. Amounts reported represent Company matching contributions to the NEOs’ accounts.
(4)	Exelon provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2020 for additional term life insurance policies for the NEOs and for additional long-term disability insurance over and above the basic coverage provided to all employees.

58     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)			All Other Stock Awards: Number of Shares or	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Plan ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (Note 3)	($) (Note 4)
Crane	01/27/2020	70,307	1,874,850	3,749,700
	01/27/2020				25,991	155,913	311,826		7,370,008
	01/27/2020							76,793	3,630,005
Nigro	01/27/2020	29,007	773,522	1,547,044
	01/27/2020				5,644	33,858	67,616		1,600,468
	01/27/2020							16,677	788,322
Cornew	01/27/2020	35,683	951,541	1,903,082
	01/27/2020				6,897	41,371	82,742		1,955,607
	01/27/2020							20,377	963,221
Von Hoene, Jr.	01/27/2020	35,804	954,771	1,909,542
	01/27/2020				6,901	41,400	82,800		1,956,978
	01/27/2020							20,391	963,883
Butler Jr.	01/27/2020	23,625	630,000	1,260,000
	01/27/2020				5,127	30,758	61,516		1,453,931
	01/27/2020							15,150	272,489

Notes to Grants of Plan-Based Awards Table

(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. The possible payout at threshold for AIP was calculated at 3.75% of target, which is 50% performance on the lowest weighted AIP performance metric. For additional information about the terms of these programs, see Compensation Discussion and Analysis.

(2)	NEOs have a long-term performance share target opportunity that is a fixed number of performance shares commensurate with the officer’s position. The possible payout at threshold for performance share awards was calculated at 16.67% of target. The maximum possible payout for performance shares was calculated at 150% of target, prior to application of a TSR modifier, which may increase or decrease the amount of awards but which may not cause payment to exceed 200% of target. For additional information about the terms of this program, see discussion starting on page 49.

(3)	This column shows restricted stock unit awards made during the year. The vesting dates of the awards are provided in footnote 2 to the Outstanding Equity Table.

(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share awards and restricted stock units granted to each NEO during 2020. Fair value of performance share awards granted on January 27, 2020, are based on an estimated payout of 100% of target.

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 COMPENSATION DISCUSSION & ANALYSIS

Outstanding Equity Awards at Year End

	Option Awards (Note 1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2)	Market Value of Shares or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $42.22 ($) (Note 2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3)
Crane	285,000	—	39.21	04/02/2022	278,970	11,778,113	623,192	26,311,166
	94,000	—	43.40	01/24/2021
Nigro	13,000	—	39.81	03/12/2022	102,857	4,342,623	135,332	5,713,717
	13,400	—	43.40	01/24/2021
Cornew	70,000	—	39.81	03/12/2022	77,445	3,269,728	165,362	6,981,584
Von Hoene, Jr.	88,000	—	39.81	03/12/2022	77,498	3,271,966	165,476	6,986,397
	67,000	—	43.40	01/24/2021
Butler Jr.	—	—	—	—	100,131	4,227,531	84,888	3,583,971

Notes to Outstanding Equity Table

(1)	Non-qualified stock options granted to NEOs pursuant to the Company’s long-term incentive plans. Awards vest in four equal increments, beginning on the first anniversary of the grant date. All awards expire on the tenth anniversary of the grant date. No stock option awards have been granted since 2012.

(2)	The amount shown includes unvested restricted stock unit (RSU) awards and the performance share award earned for the performance period beginning January 1, 2018, and ending December 31, 2020, which vested on January 25, 2021. The unvested restricted stock unit awards are composed of the final third of the award made in January 2018, which vested on January 25, 2021; two-thirds of the award made in January 2019, half of which vested on January 27, 2020, and half of which will vest on the date of the Compensation Committee’s first regular meeting in 2021; and the full award granted on January 27, 2020, one-third of which vested on January 25, 2021, and one-third of which will vest on the date of each of the Compensation Committee’s first regular meetings in 2022 and 2023, respectively. All RSU awards accrue additional shares through automatic dividend reinvestment. For Mr. Nigro, the amount also includes a retention-related restricted stock unit award for 40,000 shares granted on January 29, 2018 that will cliff vest on January 29, 2022. For Mr. Butler Jr., the amount also includes a promotion-related restricted stock unit award for 28,468 shares granted on December 2, 2019 that will cliff vest on December 2, 2024. All shares are valued at $42.22, the closing price on December 31, 2020.

(3)	The amount shown includes the target performance share awards granted on February 4, 2019 for the performance period ending December 31, 2021, and the target performance share awards granted on January 27, 2020, for the performance period ending December 31, 2022. The value of these awards has been increased to reflect the highest level of performance achievable for the period, or 200%. All shares are valued at $42.22, the closing price on December 31, 2020.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (Note 1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Crane	—	—	300,152	$ 14,188,163
Nigro	—	—	66,537	3,145,185
Cornew	—	—	86,120	4,070,907
Von Hoene, Jr.	—	—	86,181	4,073,761
Butler Jr.	—	—	24,363	1,151,662

Notes to Option Exercises and Stock Vested Table

(1)	Share amounts are composed of the following tranches of prior awards that vested on January 27, 2020: the performance share awards granted for the performance period of January 1, 2017, through December 31, 2019; the final third of the RSU awards granted in January 2017, the second third of the RSU awards granted in January 2018 and the first third of the RSU awards granted in January 2019. All of these awards were valued at $47.27 upon vesting.

60     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a defined benefit pension plan that includes the Service Annuity System (SAS), a traditional pension plan covering NEOs who commenced employment prior to January 1, 2001 and the Cash Balance Pension Plan (CBPP), an account-based plan covering eligible NEOs hired between January 1, 2001, and February 1, 2018, and certain NEOs who previously elected to transfer to the CBPP from the SAS. The Retirement Program is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

Service Annuity System (SAS)

Mr. Crane participates in the SAS. Under the SAS, Mr. Crane will receive an annuity benefit payable at normal retirement age equal to the sum of 1.25% of Mr. Crane’s earnings as of December 25, 1994, reduced by a portion of his earned Social Security benefit as of that date, plus 1.6% of Mr. Crane’s highest average annual pay, multiplied by his years of credited service (up to a maximum of 40 years). Pension-eligible compensation under the SAS’s Final Average Pay Formula includes base pay and annual incentive awards. Benefits under the SAS are vested after five years of service.

“Normal retirement age” under the SAS is 65 and the plan also offers early retirement benefits, which are payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under the plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Cash Balance Pension Plan (CBPP)

All other NEOs participate in the CBPP. Under the CBPP, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. NEOs who transferred from the SAS to the CBPP also have a frozen transferred SAS benefit and received a “transition” credit based on age, service and compensation at the time of transfer. When the CBPP was initially established in 2001, it provided an annual benefit credit of 5.75% of an employee’s base pay and annual incentive award for the year, and an annual investment credit based on the average of that year’s S&P 500 stock index return and the 30-year bond rate for the month of November (subject to 4% minimum). The benefit and investment credit rates have been subsequently modified periodically pursuant to U.S. Treasury Department guidance on cash balance plans. NEO participants in the CBPP currently receive an annual benefit credit ranging from 7.0% to 10.5% (depending on length of service) of base salary and annual incentive award, and an annual investment credit based on the third segment spot rate of interest on long-term investment grade corporate bonds for the month of November of the year (subject to a 4% minimum). Benefits vest after three years of service and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, years of service are not relevant to a determination of accrued benefits under the CBPP.

In 2019, the Company also provided a one-time Transition Benefit Credit to all CBPP participants in recognition of the transition to a fully fixed income investment credit rate. The amount of the credit ranged from 0% to 30.5% of 2018 annualized base pay, based on years of service as of December 31, 2007.

Supplemental Management Retirement Plan (SMRP)

All NEOs participate in the SMRP, which Exelon sponsors as permitted by the Employee Retirement Income Security Act. The SMRP provides supplemental benefits to the benefits provided under the tax-qualified Retirement Program for individuals whose annual compensation exceeds the limits imposed under the Internal Revenue Code. Under the terms of the SMRP, participants are provided the amount of benefits they would have received under the SAS or CBPP as applicable but for the application of the Internal Revenue Code limits. The SMRP offers a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2020 is 2.30%. For participants in the CBPP, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this proxy statement.

In addition, Mr. Crane received a grant of additional credited service under the SMRP upon joining the Company (then ComEd) in 1998. As part of original offer of employment, Mr. Crane was granted the right to earn one additional year of service credit for each year of employment up to a maximum of ten additional years as an incentive to join the Company. Mr. Crane received ten years of credited service as of September 28, 2008, the tenth anniversary of his employment date with the Company.

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 COMPENSATION DISCUSSION & ANALYSIS

Since 2004, Exelon no longer provides additional years of credited service to executives under the SMRP for any period in which services are not actually performed, except that up to two years of service credits may be provided upon a qualifying termination of employment under severance or change in control agreements, and performance-based awards or awards which are intended to make up for lost pension benefits from another employer. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor arrangements) are not affected.

The amount of the change in the pension value for each of the NEOs is the amount included in the Summary Compensation Table above. The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for CBPP participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; the SMRP lump sum amounts are determined using the rate of 5% for SAS participants at the assumed retirement age; the lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 3.34% as of December 31, 2019 and 2.58% as of December 31, 2020; and the applicable mortality tables. The applicable mortality table is the RP 2000-based table projected generationally using Exelon’s best estimate of long-term mortality improvements. The December 31, 2020 mortality table is consistent with the mortality used in the Exelon December 31, 2020 pension disclosure.

Pension Benefits

Name	Plan Name(1)		Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Crane	SAS		22.26	1,685,578	—
	SMRP	(2)	32.26	19,344,451	—
Nigro	CBPP		24.42	485,767	—
	SMRP		24.42	1,222,161	—
Cornew	CBPP		26.59	962,826	—
	SMRP		26.59	2,293,831	—
Von Hoene, Jr.	CBPP		18.93	549,567	—
	SMRP		18.93	1,890,005	—
Butler Jr.	CBPP		12.91	312,002	—
	SMRP		12.91	621,538	—

Notes to Pension Benefits Table

(1)	Plans include: Service Annuity System (SAS); Supplemental Management Retirement Plan (SMRP); and Cash Balance Pension Plan (CBPP).
(2)	Based on discount rates prescribed by the SEC proxy disclosure guidelines, Mr. Crane’s non-qualified SMRP present value is $19,344,451. Based on lump sum plan rates for immediate distributions under the non-qualified plan, the comparable lump sum amount applicable for service through December 31, 2020 is $28,495,474. Note that, in any event, payments made upon termination may be delayed by six months in accordance with U.S. Treasury Department guidance.

Deferred Compensation Programs

Exelon Corporation Deferred Compensation Plan

The Exelon Corporation Deferred Compensation Plan is a non-qualified plan that permits the NEOs to defer certain cash compensation to facilitate tax and retirement planning. The Deferred Compensation Plan also permits the Company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the Company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code.

Exelon Corporation Employee Savings Plan

The Employee Savings Plan is intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and encourage retirement savings, which under the Plan may be supplemented by Company matching contributions. The Company maintains the excess matching feature of the Deferred Compensation Plan to enable highly compensated employees to save for retirement to the extent they otherwise would have, were it not for the limits established by the IRS.

Once participants in the Employee Savings Plan reach their statutory contribution limit during the year, their elected payroll contributions and Company matching contribution will be credited to their accounts in the Deferred Compensation Plans. The investment options under the Deferred Compensation Plan consist of a basket of investment fund benchmarks substantially the same as those funds available through the Employee Savings Plan. Deferred amounts represent unfunded, unsecured obligations of the Company.

62     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Nonqualified Deferred Compensation

Name	Executive Contributions in 2020 ($) (Note 1)	Registrant Contributions in 2020 ($) (Note 2)	Aggregate Earnings in 2020 ($) (Note 3)	Aggregate Withdrawals/ Distributions ($) (Note 4)	Aggregate Balance at 12/31/20 ($) (Note 4)
Crane	75,425	44,179	(12,854)	—	2,336,947
Nigro	15,267	19,540	(2,351)	—	188,147
Cornew	19,824	24,272	(8,926)	—	726,658
Von Hoene, Jr.	27,848	24,354	(13,420)	—	900,587
Butler Jr.	26,250	5,648	(8,404)	—	154,946

Notes to Nonqualified Deferred Compensation Table

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.
(2)	The full amount shown under registrant contributions is included in the Company contributions to savings plans for each NEO shown above in the All Other Compensation Table.
(3)	The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.
(4)	For all NEOs the aggregate balance shown includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as Company contributions under all other compensation as described in Note 2 for the current fiscal year ending December 31, 2020. For Mr. Crane, all executive and registrant contributions included in the aggregate balance have previously been disclosed in Summary Compensation Tables.

Potential Payments upon Termination or Change in Control

Each NEO is entitled to compensation in the event his or her employment terminates or upon a change in control. The Compensation Committee adopted changes to severance and change in control benefits effective in 2020, with the amount of benefits payable being contingent upon a variety of factors, including the circumstances under which employment terminates.

Severance Benefits

Applicability: Termination of employment other than for cause or disability or terminates for good reason as defined below.

NEOs are entitled to certain payments and benefits in connection with a termination of employment other than for cause or disability or terminates for good reason as provided for in the Senior Management Severance Plan. Benefits under the Plan include the following items.

•	Base Salary: Continued payment of base salary for a period of 24 months after termination of employment
•	Annual Incentive: Target annual incentive awards for a period of 24 months after termination of employment and a pro-rated annual incentive award for the year in which the termination of employment occurs.
•	Equity Awards: Outstanding equity awards vest in whole or in part in accordance with the table on page 65.
•	Supplemental Management Retirement Plan Benefits: Benefit equal to the amount payable under the SMRP determined as if the SMRP benefit were fully vested and the severance pay constituted covered compensation for purposes of the SMRP.
•	Retirement Benefits: If applicable, benefits equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan. All current NEOs are fully vested.
•	Insurance, Health and Welfare Benefits: Life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if coverage is available and eligibility requirements have been met.
•	Financial Planning: Outplacement and financial planning services for at least 12 months.

Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The Senior Management Severance Plan includes the following definitions with respect to severance benefits.

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 COMPENSATION DISCUSSION & ANALYSIS

“Cause” with respect to severance benefits (or change in control benefits discussed below) generally means any of the following (a) refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports or of the Board of Directors of Exelon or any of its participating employers under the Senior Management Severance Plan that are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities; (b) willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee or other person; (c) commission of a felony or any crime involving dishonesty or moral turpitude; (d) material violation of the Code of Business Conduct (or any corporate policies referenced therein), or of any statutory or common-law duty of loyalty; or (e) any breach by the executive of one or more restrictive covenants contained within the Senior Management Severance Plan.

“Good reason” with respect to severance benefits generally means the following: a material reduction of the executive’s salary unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; a demotion below an executive salary band level; with respect to the CEO, a material adverse reduction in the executive’s position or duties, but excluding any such change caused solely by a disposition of all or a significant portion of Exelon individually or collectively with its affiliates as defined in the Plan.

Post-Termination Arrangements for Messrs. Cornew and Von Hoene, Jr.

As previously announced, the roles that Messrs. Cornew and Von Hoene, Jr. held were eliminated in connection with organizational restructurings and ongoing succession management. Each of Messrs. Cornew and Von Hoene, Jr. entered into separation agreements providing for their receipt of standard benefits provided under the non-change in control provisions of the Senior Management Severance Plan, subject to customary waivers, releases, non-solicitation and non-compete provisions for two years following their departure dates. Benefits include a severance benefit equal to two times the sum of each executive’s base salary and target annual incentive awards. In addition, each is eligible for a pro-rated annual incentive award for 2021 based on the achievement of business performance metrics consistent with those applied to executive peers. In addition, in accordance with the terms in effect on the date of grant for outstanding equity awards, a portion of the performance share unit awards granted to each of Messrs. Cornew and Von Hoene, Jr. will be prorated to reflect the portion of the performance period during which they were employed and all such awards will remain outstanding and subject to their original performance-based vesting schedule. Outstanding restricted stock units will vest and any outstanding stock options will remain exercisable until their expiration date. Messrs. Cornew and Von Hoene, Jr. will also be entitled to receive accrued pension benefits, health care coverage, and other SERP or deferred compensation benefits, as applicable and as described above at page 63.

Mr. Cornew also received home sale relocation benefits under which Exelon’s relocation vendor purchased the Baltimore residence Mr. Cornew acquired in connection with his relocation to Baltimore to take the role of Chief Executive Officer of Constellation. The value of the benefit is $216,640, based on a determination of the difference between the average of two appraisals and the price Mr. Cornew paid for the home in 2012 plus qualified capital improvements as provided for under the executive relocation program’s standard terms.

Change in Control Benefits

Applicability: Termination of employment following a change of control

Pursuant to individual change in control agreements (Messrs. Crane and Nigro) or the Senior Management Severance Plan (Mr. Butler Jr.), these executive are eligible for certain benefits upon certain involuntary terminations by the Company or a resignation for “good reason” in connection with a change in control of Exelon Corporation. Pursuant to the terms of their separation agreements, Messrs. Cornew and Von Hoene, Jr. are not eligible for change in control benefits.

If the executive resigns for good reason (as defined below) or his or her employment is terminated by Exelon other than for cause or disability, during the period commencing 90 days before a change of control or during the 24-month period following a change in control, the executive is entitled to the benefits outlined below.

•	Severance Pay: The executive receives 2.99 times base salary to be paid in substantially equal regular payroll installments.
•	Annual Incentive: Target annual incentive awards for a period of 2.99 years after termination of employment and a pro-rated annual incentive award for the year in which the termination of employment occurs.
•	Equity Awards: Outstanding equity awards in whole or in part as detailed in the table on page 65.
•	Supplemental Management Retirement Plan Benefits: Benefit equal to the amount payable under the SMRP determined as if (1) the executive had 2.00 additional years of age and years of service (2.99 years for Mr. Crane) and (2) the severance pay constituted covered compensation for purposes of the SMRP;
•	Retirement Benefits: Benefits equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan. All current NEOs are fully vested.

64     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

•	Insurance, Health and Welfare Benefits: Life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for regular employees); and
•	Financial Planning: Outplacement and financial planning services for at least 12 months.

The individual change in control agreements and Senior Management Severance Plan include the following definitions with respect to change in control benefits:

“Change in control” includes any of the following: (a) when any person or group acquires 20% of Exelon’s then outstanding common stock or of voting securities; (b) the incumbent members of the Exelon Board (or new members nominated by a majority of incumbent Directors) cease to constitute at least a majority of the members of the Exelon Board; (c) consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or (d) upon shareholder approval of a plan of complete liquidation or dissolution.

Change in control benefits are also provided under the individual change in control agreements if an executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation), or (3) within 18 months after a sale or disposition of more than 50% of Exelon’s operating assets affecting the executive’s business unit in which Exelon shareholders do not own more than 66-2/3% of the shares of the resulting entity (a “significant corporate transaction”).

“Good reason” generally includes (a) a material reduction in salary, incentive compensation opportunity or aggregate benefits; (b) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of the officer to whom the executive reports); (c) a required relocation by more than 50 miles; (d) a material breach of the terms of the individual change in control agreements or the Senior Management Severance Plan, as applicable, by Exelon or its successor.

Equity Awards – Consequences of Termination of Employment

The following table summarizes the treatment of outstanding equity awards granted under the Exelon Long-Term Incentive Plans and related severance arrangements upon a termination of employment for the respective reasons stated below.

Award Type	Event	Consequences
RSUs (including other restricted stock awards)	• Retirement(1) or Disability • Death • Involuntary Termination(3) in connection with a Change in Control(4)	Unvested awards vest
	• Voluntary Termination(2)	Unvested awards are forfeited
	• Involuntary Termination(3)	Unvested awards prorated and vest
Long Term Incentive Awards (including performance share awards)	• Retirement(1) or Disability • Death • Involuntary Termination(3) in connection with a Change in Control(4)	Prorated portion vests based on actual performance and is payable to the recipient at the time provided for in the terms of the award
	• Voluntary Termination(2)	Unvested awards are forfeited
Stock Options	• Retirement(1) or Disability	Outstanding awards remain exercisable until the earlier of (a) 5 years from termination date or (b) expiration date of award.
	• Voluntary Termination(2)	Outstanding awards are exercisable to the extent the award was exercisable
	• Involuntary Termination(3)	on the date of termination and may be exercised until the earlier of (a) 90 days from termination date or (b) expiration date of award.
	• Death	Outstanding awards are immediately exercisable and may be exercised until the earlier of (a) 3 years from termination date or (b) expiration date of award.
	• Involuntary Termination(3) in connection with a Change in Control(4)	Outstanding awards are immediately exercisable and may be exercised until the earlier of (a) 5 years from termination date or (b) expiration date of award.

(1)	Age 55 with at least 10 years of service
(2)	Not retirement eligible
(3)	Involuntary Termination means a termination by the Company for reasons other than for cause or disability or a resignation by an eligible executive for good reason
(4)	To be applicable, termination must occur during the period commencing 90 days before a change of control or during the 24-month period following a change in control

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 COMPENSATION DISCUSSION & ANALYSIS

Estimated Value of Benefits to be Received Upon Retirement

The following table shows the estimated value of payments and other benefits to be conferred upon each NEO other than Messrs. Cornew and Von Hoene, Jr. assuming they retired as of December 31, 2020. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Crane	1,898,000	27,643,000	29,541,000
Nigro	783,000	5,723,000	6,506,000
Cornew	—	—	—
Von Hoene, Jr.	—	—	—
Butler Jr.	638,000	—	638,000

Notes to Benefits to be Received Upon Retirement Table

(1)	Under the terms of the 2020 AIP, a pro-rated actual incentive award is payable upon retirement based on the number of days worked during the year of retirement. The amount above represents the executive’s 2020 annual incentive payout after Company/business unit performance was determined.
(2)	Includes the value of the executives’ unvested performance share awards granted in 2018, 2019 and 2020 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards terms, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.
(3)	Estimate of total payments and benefits based on a December 31, 2020 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following table shows the estimated value of payments and other benefits to be conferred upon each NEO other than Messrs. Cornew and Von Hoene, Jr. assuming employment is terminated due to death or disability as of December 31, 2020. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the table within the Pension Benefit section and the aggregate balance due to each NEO shown in the table within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Crane	1,898,000	27,643,000	29,541,000
Nigro	783,000	7,412,000	8,195,000
Cornew	—	—	—
Von Hoene, Jr.	—	—	—
Butler Jr.	638,000	6,242,000	6,880,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)	Under the terms of the 2020 AIP, a pro-rated actual incentive award is payable upon death or disability based on the number of days worked during the year of termination. The amount above represents the executives’ 2019 annual incentive payout after Company/business unit performance was determined.
(2)	Includes the value of the executives’ unvested performance share awards granted in 2018, 2019, and 2020 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards terms, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.
(3)	Estimate of total payments and benefits based on a December 31, 2020 termination due to death or disability.

66     Exelon 2021 Proxy Statement

 COMPENSATION DISCUSSION & ANALYSIS

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon each NEO assuming they were terminated as of December 31, 2020 under the terms of the Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the table within the Pension Benefit section and the aggregate balance due to each NEO shown in the table within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites and Other Benefits ($) (Note 5)	Total Value of All Payments and Benefits ($) (Note 6)
Crane	8,234,000	2,471,000	27,643,000	112,000	40,000	38,500,000
Nigro	3,959,000	270,000	6,961,000	35,000	40,000	11,265,000
Cornew	4,769,000	362,000	7,544,000	44,000	40,000	12,759,000
Von Hoene, Jr.	4,785,000	306,000	7,549,000	33,000	40,000	12,713,000
Butler Jr.	3,298,000	186,000	4,838,000	41,000	40,000	8,403,000

Notes to Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control Table

(1)	Represents the estimated severance benefit equal to two times the sum of the executive’s (i) current base salary and (ii) the target annual incentive for the year of termination, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2020 annual incentive payout after Company/business unit performance was determined.
(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	Includes the value of the executives’ unvested performance share awards granted in 2018, 2019, and 2020 assuming target performance and the unvested portion of the executives’ RSU awards that, per applicable awards terms, would vest upon an involuntary separation not related to a change of control. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.
(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)	Estimate of total payments and benefits based on a December 31, 2020 termination date.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon each NEO other than Messrs. Cornew and Von Hoene, Jr. assuming termination upon a qualifying change in control as of December 31, 2020. Such payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the table within the Pension Benefit section and the aggregate balance due to each NEO shown in the table within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites and Other Benefits ($) (Note 5)	Scaleback	Total Value of All Payments and Benefits ($) (Note 6)
Crane	11,370,000	3,976,000	27,643,000	168,000	40,000	—	43,197,000
Nigro	5,530,000	427,000	7,412,000	53,000	40,000	—	13,462,000
Cornew	—	—	—	—	—	—	—
Von Hoene, Jr.	—	—	—	—	—	—	—
Butler Jr.	4,615,000	278,000	6,242,000	62,000	40,000	(1,438,000)	9,799,000

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 COMPENSATION DISCUSSION & ANALYSIS

Notes to Benefits to be Received Upon a Qualifying Termination following a Change in Control Table

(1)	Represents the estimated cash severance benefit equal to 2.99 times the sum of the executive’s (i) current base salary and (ii) the annual incentive award at target, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2020 annual incentive payout after Company/business unit performance was determined.
(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that two years of the severance pay (2.99 years for Mr. Crane) constituted covered compensation for purposes of the non-qualified pension plan.
(3)	Includes the value of the executives’ unvested performance shares, which will vest upon termination at the actual level earned and awarded (it is assumed the 2018, 2019, and 2020 performance shares are earned at target) and the accelerated portion of the executives’ RSUs that would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.
(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)	Estimate of total payments and benefits based on a December 31, 2020 termination date.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of annual total compensation, calculated pursuant to SEC rules, of our median employee and our CEO, Christopher M. Crane. For 2020, the ratio of annual total compensation of our CEO and the median of the annual total compensation of all employees was 96:1, demonstrating Exelon’s commitment to balance equitable compensation stewardship with competitively based compensation that drives and rewards performance. The total annual compensation for Mr. Crane and the median employee is $15,178,000 and $157,000, respectively.

On December 31, 2020, our employee population consisted of approximately 32,339 individuals (excluding the CEO), which includes two employees based in the United Kingdom and eight employees based in Canada. We chose to exclude these ten employees as permitted under SEC rules from our determination of the “median employee,” given the small number of our non-US based employees. The consistently applied compensation measure used to identify the median employee was W-2 Box 1 wages for employees as of December 31, 2020. After identifying the median employee, the annual total compensation for the median employee was calculated using the same methodology used in compiling the Summary Compensation Table found on page 57 in this proxy statement for our NEOs. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population.

Because SEC rules provide flexibility in determining the methodology, assumptions, and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, comparability of pay ratios amongst companies may be limited.

68     Exelon 2021 Proxy Statement

Shareholder
Proposal

PROPOSAL 4

Shareholder Proposal Requesting a Report on the Impact of Exelon Plans Involving Electric Vehicles and Charging Stations with Regard to Child Labor Outside the United States

Steven J. Milloy has notified the Company that he intends to submit the following proposal at this year’s Annual Meeting. Mr. Milloy has indicated that he beneficially owns 100 shares of Exelon common stock. We will provide his address promptly upon a shareholder’s oral or written request. The proponent is responsible for the content of this proposal, and, as a result, the Company is not responsible for any inaccuracies the proposal or statement may contain.

The proponent’s concern relates to a supply chain issue associated with rechargeable battery production and decisions made by electric vehicle manufacturers. As this issue is well outside Exelon’s primary business focus and control, the Board is confident that this proposal is NOT in the best interests of Exelon or its shareholders.

The Board recommends a vote “AGAINST” this proposal from Steven J. Milloy.

Child Labor Audit

Resolved:

Shareholders request that, beginning in 2021, Exelon report to shareholders on the extent to which its business plans with respect to electric vehicles and their charging stations may involve, rely or depend on child labor outside the United States.

Supporting Statement:

Exelon’s business plans involve the promotion of electric vehicles. Exelon hopes to profit from the charging of such vehicles. But according to Amnesty International and media reports:

•	Cobalt is an expensive metal used in electric car batteries.
•	59% of the global cobalt supply comes from the Democratic Republic of the Congo
•	Cobalt mining in the Congo is often done by children — as many as 40,000 — working in brutal and unsafe conditions. A euphemism for these children is “informal” workers.
•	Many of these children are injured and killed in these conditions.
•	Such child labor is a gross violation of human rights.

More information on these human rights violations may be found at https://junkscience.com/2020/10/mean-and-unclean-electric-cars-powered-by-child-labor-in-africa/.

Shareholders have the right to know the extent to which, if any and intentionally or not, Exelon’s business plans rely on or involve the direct or indirect exploitation of child labor and/or the violation of the human rights of child workers outside the United States.

www.exeloncorp.com     69

 SHAREHOLDER PROPOSAL

Board of Directors’ Statement in Opposition to Proposal from Steven J. Milloy

The Exelon Board of Directors considered the proposal and concluded the preparation of the requested report would have no value to Exelon’s shareholders and therefore recommends a vote AGAINST this proposal.

As an electric service provider, Exelon is responding to the needs and desires of its customers and state and local governments to increase adoption of electric vehicles and access to charging infrastructure.

Exelon cannot project or control the types of vehicles that consumers or businesses may purchase or use within our service territories or control the battery technologies that such vehicles may utilize. Nor can Exelon project or control how electric vehicle manufacturers might work with their battery suppliers to transition to technologies not reliant on cobalt or address issues related to the sourcing of cobalt as a raw material.

Exelon’s business strategy appropriately recognizes and seeks to respond to the near- and long-term trend towards transportation electrification.

Increased deployment of electric vehicles is occurring as part of a broader evolution of transportation – one driven by consumers, policymakers, and other stakeholders seeking to address a range of issues, including carbon emissions. Exelon’s business strategy seeks to anticipate and enable these trends, and it is incumbent on the company to plan for how the delivery systems will need to respond to these trends to ensure continued reliability and performance.

Although Exelon is expanding the use of electric vehicles in its fleets and is promoting the use of electric vehicles to mitigate climate change, the issues associated with the sourcing of cobalt are far beyond the scope of control of Exelon’s supply chain or business plans. Exelon acknowledges that there have been supply chain issues involving human rights identified with the sourcing of cobalt, which is used as a key element for the production of rechargeable batteries, including those used with electric vehicles.

The issues surrounding child labor and human rights violations associated with cobalt production are best addressed through existing manufacturing supply chain initiatives and industry trade groups with a much more direct influence on the situation.

Roughly 50% of global cobalt production is used to manufacture rechargeable batteries, which are used in a variety of equipment including portable devices such as mobile phones, tablets and laptop computers, electric vehicles, and stationary devices. In 2017, manufacturers established the Responsible Cobalt Initiative that aims to increase supply chain transparency through an internationally acceptable audit standard for cobalt refiners; to work on the ground with artisanal miners; and to provide a single voice to communicate with cobalt users. In addition, investments in battery technology research and development are demonstrating that alternative materials in lieu of cobalt present real options and efforts underway are also improving technologies for recycling cobalt batteries at end of life.

With respect to purchases of equipment with batteries, Exelon’s suppliers are required to comply with the Exelon Corporation Code of Business Conduct, and we work directly with suppliers and through industry coalitions to address supply chain social and environmental issues.

The Company believes in the importance of ethical sourcing in its supply chain and is committed to responsible business practices. All Exelon business partners, including our suppliers, are required to comply with the Exelon Corporation Code of Business Conduct (the “Code”). The Code establishes requirements for how Exelon and our business partners will conduct their business operations. All suppliers must meet Exelon’s standards, including basic work conditions, compensation and environmental performance review.

Regarding electric vehicles purchased for our own operations, Exelon currently works with Ford Motor Company, which has supply chain programs specifically addressing cobalt sourcing issues, including their participation in the aforementioned Responsible Cobalt Initiative. Exelon also participates in the Electric Utilities Sustainable Supply Chain Alliance, a coalition of utilities and suppliers working together to advance sustainability best practices in utility supply chain activities and supplier networks.

70     Exelon 2021 Proxy Statement

Ownership of
Exelon Stock

Stock Ownership of Directors and Executive Officers

The following table shows the ownership of Exelon common stock as of March 1, 2021 by each Director and each NEO in the Summary Compensation Table, and for all Directors and executive officers as a group.

Directors and Named Executive Officers	Beneficial Ownership of Common Stock (Note 1)	Common Stock Underlying Options Exercisable Within 60 Days	Total Shares Beneficially Owned (Note 2)
Anthony Anderson	30,999	0	30,999
Ann Berzin	100,276	0	100,276
Laurie Brlas	8,180	0	8,180
Marjorie Rodgers Cheshire	2,255	0	2,255
Yves de Balmann	79,120	0	79,120
Nicholas DeBenedictis	66,390	0	66,390
Linda Jojo	20,849	0	20,849
Paul Joskow	57,987	0	57,987
Robert Lawless	118,920	0	118,920
John Richardson	5,101	0	5,101
Mayo Shattuck III	310,619	0	310,619
John Young	8,980	0	8,980
Christopher M. Crane	717,588	285,000	1,002,588
Joseph Nigro	153,086	13,000	166,086
Kenneth W. Cornew	127,330	70,000	197,330
William A. Von Hoene, Jr.	262,670	88,000	350,670
Calvin G. Butler Jr.	139,157	0	139,157
Directors & Executive Officers as a group (24 people) (Note 3)	2,587,525	488,000	3,075,525

(1)	Includes any shares as to which the individual has sole or shared voting or investment power, Directors’ deferred stock units, officers’ RSUs and deferred shares held in the Stock Deferral Plan, and Directors’ and officers’ phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
(2)	Total share interest of Directors and executive officers, both individually and as a group, represents less than 1% of the outstanding shares of Exelon common stock.
(3)	Total includes shares held by all Directors and NEOs as well as Exelon executive officers listed in Item 1, “Executive Officers of the Registrants” in Exelon’s 2020 Annual Report on Form 10-K filed on February 24, 2021, who are not NEOs for purposes of compensation disclosure.

www.exeloncorp.com     71

 OWNERSHIP OF EXELON STOCK

Other Significant Owners of Exelon Stock

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on the most recent Schedule 13G (or Schedule 13G/A) filed with the SEC by:

•	BlackRock, Inc. on January 29, 2021;

•	Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP jointly filed on February 3, 2021;

•	The Vanguard Group on February 10, 2021; and

•	State Street Corporation on February 16, 2021.

Name and address of beneficial owner	Shares beneficially owned	Percentage of class
The Vanguard Group(1) 100 Vanguard Blvd., Malvern, PA 19355	83,391,341	8.56%
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	77,161,858	7.9%
Wellington Management Group LLP(3) Wellington Group Holdings LLP Wellington Investment Advisors Holdings LLP c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210	75,359,646	7.74%
State Street Corporation(4) State Street Financial Center One Lincoln Street, Boston, MA 02111	59,883,500	6.15%

(1)	The Vanguard Group disclosed in its Schedule 13G/A that it has sole power to vote or direct the vote of 0 shares, shared voting power over 1,573,299 shares, sole power to dispose or direct the disposition of 79,113,691 shares, and shared dispositive power over 4,277,650 shares.
(2)	BlackRock, Inc. disclosed in its Schedule 13G/A that it has sole power to vote or to direct the vote of 66,117,799 shares and sole power to dispose or direct the disposition of 77,161,858 shares.
(3)	Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP disclosed in its Schedule 13G/A that it has shared voting power over 73,362,922 shares and shared dispositive power over 75,359,646.
(4)	State Street Corporation disclosed in its Schedule 13G that it has shared voting power over 46,649,195 shares and shared dispositive power over 59,831,569 shares.

72     Exelon 2021 Proxy Statement

Additional
Information

Shareholder Proposals for 2022 Annual Meeting of Shareholders

Shareholder proposals must be submitted in writing to the Corporate Secretary at the address noted below. Exelon must receive your proposal no earlier than Monday, October 18, 2021, or later than Wednesday, November 17, 2021. Exelon will consider only proposals meeting the requirements of the applicable rules of the SEC. Under our bylaws, the proposal must also disclose fully all ownership interests the proponent has in Exelon and contain a representation as to whether the shareholder has any intention of delivering a proxy statement to the other shareholders of Exelon. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals.

Director Nominations for 2022

A shareholder who wishes to recommend a candidate (including a self-nomination) to be considered by the Corporate Governance Committee for nomination as a Director must submit the recommendation in writing to the Chair of the Corporate Governance Committee c/o the Corporate Secretary at the address noted below. The Corporate Governance Committee will consider all recommended candidates and self-nominees when making its recommendation to the full Board of Directors to nominate a slate of Directors for election.

A shareholder may also use one of two alternative provisions of Exelon’s bylaws to nominate a candidate for election as a Director.

•	Method 1: Notice of the proposed nomination must be received by Exelon no earlier than Monday, October 18, 2021, or later than Wednesday, November 17, 2021. The notice must include information required under the bylaws, including: (a) information about the nominating shareholder, (b) information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, (c) a representation as to whether the shareholder intends to deliver a proxy statement to the other shareholders of Exelon, and (d) the signed consent of the candidate to serve as a Director of Exelon, if elected. Under this procedure, any shareholder can nominate any number of candidates for director for election at the annual meeting, but the shareholder’s nominees will not be included in Exelon’s proxy statement or form of proxy for the meeting.

•	Method 2 (Proxy-Access): Subject to the requirements set forth in the bylaws, any shareholder or group of up to 20 shareholders holding both investment and voting rights with respect to at least 3% of Exelon’s outstanding common stock continuously for at least three years may nominate up to 20% of the Exelon Directors to be elected (two Directors on Exelon’s current Board of 12 Directors). The nominating shareholder(s) must provide notice of the proposed nomination and other required information must be received by Exelon no earlier than Monday, October 18, 2021, or later than Wednesday, November 17, 2021. The notice must include information required under the bylaws, including: (a) information about the nominating shareholder(s), (b) information about the candidate(s) including information that would be required to be included in a proxy statement under the rules of the SEC, and (c) the signed consent of each candidate to serve as a Director of Exelon, if elected. Under this procedure, the shareholder’s nominees will be included in the Exelon proxy statement and the form of proxy for the meeting.

Exelon will not consider any proposal or nomination that does not comply with the requirements of the SEC and Exelon’s bylaws. Exelon’s bylaws are amended from time to time. Please review the bylaws posted on our website to determine if any changes to the nomination process or requirements have been made.

www.exeloncorp.com     73

 ADDITIONAL INFORMATION

Availability of Corporate Documents

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct, the Exelon Amended and Restated Bylaws, and the charters for the Audit, Corporate Governance, Compensation and Leadership Development and other standing Committees of the Board of Directors are available on the Exelon website at www.exeloncorp.com. Copies are available without charge to any shareholder who requests them by writing to the Corporate Secretary at the address noted below. In addition, our Articles of Incorporation, Political Contributions Guidelines, biographical information concerning each Director, and all of our filings submitted to the SEC are also available on our website. Information contained on our website is not part of this proxy statement.

Address of the Corporate Secretary:	Exelon Corporation Attn: Gayle Littleton, General Counsel & Corporate Secretary 10 South Dearborn Street P.O. Box 805398 Chicago, Illinois 60680-5398

74     Exelon 2021 Proxy Statement

Frequently
Asked Questions

The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal. The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, in person or represented by proxy, is necessary to constitute a quorum.

Item	Board Recommendation	Voting Standard	Abstentions	Broker Non-Votes
Item 1 – Election of 12 Directors	FOR	Majority of votes cast for each Director	No Effect	No Effect
Item 2 – Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Auditor for 2021	FOR	Majority of votes cast	No Effect	Discretionary Voting Permitted(1)
Item 3 – Advisory Vote to approve Executive Compensation (Say-on-Pay)	FOR	Majority of votes cast	No Effect	No Effect
Item 4 – Shareholder Proposal from Steven J. Milloy	AGAINST	Majority of votes cast	No Effect	No Effect

(1)	Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters considered “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in the absence of instructions on “non-routine” matters, such as the election of directors, say-on-pay, and approval of the equity plan. Broker non-votes will not be counted as shares entitled to vote on any of the foregoing non-routine matters and will have no impact on the vote’s outcome.

Information about the Virtual Annual Meeting

Q: Why are you having a virtual annual meeting?

The safety of our shareholders, employees and other attendees is of our utmost concern during the ongoing COVID-19 pandemic. In addition to addressing safety concerns, we received positive feedback on the virtual meeting format from investors. After reviewing last years’ experience, Exelon’s directors were very pleased that the format allowed for significantly more participation from shareholders across the country and that they both received and were able to answer many more questions than at previous in-person meetings.

We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions before or during the virtual annual meeting.

Q: How can I participate in the annual meeting?

Exelon’s 2021 Annual Meeting will be held exclusively via live webcast. There will be no physical meeting location for shareholders to attend. To participate in the virtual annual meeting, visit: www.virtualshareholdermeeting.com/EXC2021 on April 27, 2021 and enter the 16-digit control number included on your proxy card, your Notice of Internet Availability of the proxy materials or the instructions that were included with your proxy materials. Shareholders will be entitled to participate in, vote at, and submit questions in writing during the Annual Meeting. The Annual Meeting will begin promptly at 9:00 a.m. CT on April 27, 2021. Online check-in will begin at 8:45 a.m. CT. Please allow ample time for the online check-in process.

Q: What is the pre-meeting forum?

One of the benefits of holding the Annual Meeting via live webcast is that it allows us to communicate more effectively with shareholders via a pre-meeting forum that you can access by visiting www.proxyvote.com. On our pre-meeting forum, you can submit question in writing in advance of the Annual Meeting and access copies of our proxy materials. Through the pre-meeting forum, we can respond to more questions than we were able to respond to at previous meetings.

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 FREQUENTLY ASKED QUESTIONS

Q: What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you have any difficult accessing the live webcast of the Annual Meeting during the online check-in process or during the Annual Meeting itself, please call the technical support number that will be posted on the virtual annual meeting log in page.

Q: Where can I view a replay of the annual meeting and the answers to questions submitted by shareholders?

A replay of the Annual Meeting webcast, as well as answers to questions submitted by shareholders before or during the Annual Meeting will be available for one year following the date of the meeting on the investor relations page of our website (investors.exeloncorp.com).

Q: Could other matters be decided at the Annual Meeting?

As of the date this proxy statement went to press, we knew of no matters to be raised at the annual meeting other than those referred to in this proxy statement.

Information about Voting

Q: Who is entitled to vote?

Holders of Exelon common stock as of 5:00 p.m. Eastern time on March 1, 2021 are entitled to receive notice of the annual meeting and to vote their shares. Each share of common stock is entitled to one vote on each matter.

Q: How do I vote?

Your vote is important. We encourage you to vote promptly. You may vote in the following ways:

•	By Internet. If you have internet access, you may vote by internet. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form (VIF), as applicable. You may vote in a secure manner at www.proxyvote.com 24 hours a day. You will be able to confirm that the system has properly recorded your votes, and you do not need to return your proxy card or VIF.

•	By Telephone. If you are located in the U.S. or Canada, you can vote by calling 1-800-690-6903 (toll free) and following the recorded instructions. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your VIF.

•	By Mail. If you are a holder of record and received a full paper set of materials, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided. If you are a beneficial holder of shares held of record by a bank or broker or other street name, please complete and mail the VIF provided by the holder of record.

•	At the Annual Meeting. If you attend the Annual Meeting, you may vote online during the Annual Meeting prior to the closing of the polls.

Q: Can I change my vote?

Yes. If you are a holder of record, you may change your vote by submitting a subsequent proxy, by written request received by the Corporate Secretary prior to the annual meeting or by attending the annual meeting and voting your shares. If your shares are held through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions.

Q: How many votes do you need to hold the annual meeting?

A quorum is required to transact business at the annual meeting. Pursuant to our bylaws, shareholders holding shares of stock constituting at least a majority of the votes entitled to be cast constitutes a quorum. Shareholders may be present virtually or may be represented by proxy. Abstentions that are marked on the proxy form and broker non-votes are included for the purpose of determining a quorum but shares that otherwise are not voted are not counted toward a quorum.

76     Exelon 2021 Proxy Statement

 FREQUENTLY ASKED QUESTIONS

Q: What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with Exelon’s transfer agent, EQ, you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and accompanying documents have been provided directly to you by Exelon.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares and your shares may be referred to as being held in “street name.” This Notice of Annual Meeting and Proxy Statement and the accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the internet.

Q: If I am a participant in the Exelon Savings Plan (401(k) retirement plan), how do I vote shares held in my plan account?

If you are a participant in the Exelon Savings Plan, you have the right to provide voting directions to the plan trustee, Northern Trust, by submitting your proxy card for those shares of Exelon Corporation common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Exelon shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participant’s voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you must deliver your instructions no later than April 22, 2021 at 11:59pm Eastern time.

Q: Who will count the votes?

Representatives of Broadridge Financial Communications and Exelon’s Office of Corporate Governance will tabulate the votes and act as inspectors of the election.

Q: Where can I find the voting results?

We will report the voting results in a Form 8-K to be filed with the SEC within four business days following our annual meeting.

Other Information

Q: Can I access the Notice of Annual Meeting and Proxy Statement and the 2020 Financial Report on the internet?

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the internet at www.proxyvote.com. On March 17, 2021, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice. In addition, shareholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. Exelon encourages shareholders to take advantage of the availability of the proxy materials on the internet in order to save Exelon the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve resources.

Shareholders of record: If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic delivery service.

Beneficial owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of this service.

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 FREQUENTLY ASKED QUESTIONS

Q: What is householding and how does it affect me?

Shareholders of record who have the same address and last name may receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2020 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Shareholders who receive the Notice of Internet Availability of Proxy Materials will receive instructions on submitting their proxy cards/voting instruction form via the internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact our distribution agent, Broadridge Financial Solutions, by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling 1-866-540-7095. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

Q: Why did I receive more than one proxy card?

If you receive more than one proxy card/voting instruction form, your shares are probably registered in more than one account or you may hold shares both as a registered shareholder and through the Exelon 401(k) Savings Plan. You should vote each proxy card/voting instruction form you receive.

Q: Who will pay for the cost of this proxy solicitation?

Exelon will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow Sodali to distribute and solicit proxies. We will pay Morrow Sodali LLC a fee of $20,000 plus reasonable expenses for these services.

78     Exelon 2021 Proxy Statement

Appendix A

Definitions of Non-GAAP Measures

Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP) and supplements its reporting with certain non-GAAP financial measures, including adjusted (non-GAAP) operating earnings per share, earned ROE, and FFO/Debt to enhance investors’ understanding of Exelon’s performance. Our method of calculating adjusted (non-GAAP) operating earnings and operating ROE may not be comparable to other companies’ presentations.

Adjusted (non-GAAP) operating earnings per share exclude certain costs, expenses, gains and losses and other specified items, including mark-to-market adjustments from economic hedging activities, unrealized gains and losses from nuclear decommissioning trust fund investments, certain costs associated with plant retirements and divestitures, costs related to cost management programs, and other items as set forth in the table below reconciling adjusted (non-GAAP) operating earnings from GAAP earnings, which is the most directly comparable GAAP measure. Management uses adjusted (non-GAAP) operating earnings as one of the primary indicators to evaluate performance, allocate resources, set incentive compensation targets and plan and forecast future periods. We believe the measure enhances an investor’s overall understanding of period over period financial results and provides an indication of Exelon’s baseline operating performance by excluding items that are considered by management to not be directly related to the ongoing operations of the business.

The table below reconciles reported GAAP Earnings per share to adjusted (non-GAAP) operating earnings per share for 2020 (amounts may not add due to rounding).

2020 GAAP Earnings (Loss) Per Share	$2.01
Adjustments:
Mark-to-market impact of economic hedging activities	(0.22)
Unrealized gains related to nuclear decommissioning trust (NDT) funds	(0.26)
Asset impairments	0.41
Plant retirements and divestitures	0.74
Cost management program	0.05
Change in environmental liabilities	0.02
COVID-19 direct costs	0.05
Deferred Prosecution Agreement Payments	0.20
Asset retirement obligation	0.05
Income tax-related adjustments	0.07
Noncontrolling interests	0.11
2020 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$3.22

Earned ROE is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year. Management uses operating ROE as a measurement of the actual performance of the company’s utility business.

FFO/Debt is a coverage ratio that compares funds from operations to total debt and is a key ratio analyzed by the credit rating agencies in determining Exelon’s credit rating. An investment grade rating is critical as it increases the ability to participate in commercial business opportunities, lowers collateral requirements, creates reliable and cost-efficient access to capital markets and increases business and financial flexibility. The ratio is calculated following S&P’s current methodology. The most directly comparable GAAP measure to FFO is GAAP Cash Flow from Operations and the most directly comparable GAAP measure to Debt is Long-Term Debt plus Short-Term Borrowings. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations. We believe the measure enhances an investor’s overall understanding of the creditworthiness of Exelon’s operating companies.

Due to the forward-looking nature of some forecasted non-GAAP measures, information to reconcile the forecasted adjusted (non-GAAP) measures to the most directly comparable GAAP measure may not be currently available; therefore, management is unable to reconcile these measures.

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Appendix B

Categorical Standards of Independence

The Board has determined that the following categories of relationships do not affect an Exelon director’s independence unless any such relationship affects a director’s independence by reason of the independence standards set forth in the listing rules of the Nasdaq stock market. The categorical standards are intended to assist the Board with independence determinations in connection with relationships not specifically covered by the independence standards set forth in the listing rules of the Nasdaq stock market. The Board may determine that other relationships do not affect independence.

Immaterial position and ownership interest: The relationship arises solely from (1) such director’s (or a family member’s) position as a director, trustee, advisory board member, or similar position with another company or organization; (2) such director’s (or a family member’s) direct or indirect ownership of a 10% or less equity interest in another company or organization; or (3) a combination of the relationships described in clauses (1) and (2).

Immaterial business relationships: A director’s (or a family member’s) relationship with another company that participates in a transaction with the Company or its consolidated subsidiaries where: the rates or charges involved are determined by competitive bid or are competitive with current prices generally available to the public for similar goods and services; the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; the transaction involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, or commercial banking services provided on arm’s length terms and in the ordinary course of business; the provider of goods or services in a transaction is determined by the purchaser to be the only practical source to obtain the goods or services; or the interest arises solely from direct or indirect ownership of debt or equity securities of the Company or its subsidiaries where all holders of the same class of securities have the same rights and receive the same benefits on a pro rata basis.

Immaterial transactions: A director’s (or family member’s) relationship with another company that has made payments to, or received payments from, the Company for property or services in an amount which, in the last fiscal year, does not exceed the greater of $200,000 or 5% of such other company’s consolidated gross revenues for such year.

Immaterial indebtedness: A director’s relationship as an executive officer, or where any member of his or her family is an executive officer, of any other company which is indebted to the Company, or to which the Company is indebted, in each case excluding normal trade debt, and the total principal amount of such indebtedness is less than the greater of $200,000 or 5% of the total consolidated assets of such other company.

Immaterial investment: A director’s (or family member’s) relationship with another company (1) in which Exelon or any of its consolidated subsidiaries (including any benefit plan or arrangement sponsored by Exelon or its consolidated subsidiaries), or any nuclear decommissioning trust or other segregated investment fund maintained by Exelon or its subsidiaries makes investments or places funds for investment management or (2) which underwrites or invests in securities issued by Exelon or any of its consolidated subsidiaries, all in the ordinary course of such other company’s business on terms and under circumstances similar to those available to or from entities unaffiliated with such director.

Immaterial non-profit relationships: A director’s relationship as a current employee or where any family member serves as executive officer of a charitable or educational organization which receives contributions from the Company or any of its consolidated subsidiaries in its most recent fiscal year of less than the greater of $200,000 or 5% of that organization’s consolidated gross revenues in that year. In any other circumstances, a director’s relationship with a charitable or educational organization to which the Company or any of its consolidated subsidiaries makes contributions where the aggregate contributions made by the Company or any of its consolidated subsidiaries to that organization in its most recent fiscal year were less than the greater of $1 million or 5% of that organization’s consolidated gross receipts for that year.

80     Exelon 2021 Proxy Statement

Appendix C

Acronyms Used

ACE	Atlantic City Electric Company, an Exelon company
AIP	Annual Incentive Plan
BGE	Baltimore Gas and Electric Company, an Exelon company
CAIDI	Customer Average Interruption Duration Index
CAM	Critical Audit Matters
CBPP	Cash Balance Pension Plan
CDC	Centers for Disease Control and Prevention
ComEd	Commonwealth Edison Company, an Exelon company
DE&I	Diversity, Equity and Inclusion
DJSI	Dow Jones Sustainability Index
DPL	Delmarva Power & Light Company, an Exelon company
EPS	Earnings per share
ERG	Employee Resource Group
ESG	Environmental, Social and Governance
FERC	Federal Energy Regulatory Commission
FFO	Funds from operations
GAAP	Generally accepted accounting principles
GHG	Greenhouse gases
GRI	Global Reporting Initiative
LTIP	Long-Term Incentive Plan
NEO	Named Executive Officer
PCAOB	Public Company Accounting Oversight Board
PECO	PECO Energy Company, an Exelon company
Pepco	Potomac Electric Power Company, an Exelon company
PHI	Pepco Holdings LLC, an Exelon company and the holding company for ACE, DPL, Pepco
PPE	Personal protective equipment
PwC	PricewaterhouseCoopers LLP
ROE	Return on equity
RSU	Restricted Stock Unit
SAIFI	System Average Interruption Frequency Index
SAS	Service Annuity System
SEC	Securities and Exchange Commission
SMRP	Supplemental Management Retirement Plan
STEM	Science, Technology, Engineering, and Mathematics
TCFD	Task Force on Climate-Related Financial Disclosures
TDC	Total Direct Compensation
TSR	Total Shareholder Return
UTY	PHLX Utility Sector Index
VIF	Voting instruction form
ZEC	Zero Emission Credits

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ESG Awards & Partnerships

Member of CEO Action for Diversity & Inclusion™, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace	Member of the Billion Dollar Roundtable for achieving $1B or more in annual spending with minority or women-owned businesses (2017 – 2020)	As a Champion for HeForShe campaign, Exelon pledged $3 million to STEM education for young women and is committed to sustaining retention parity among men & women

Exelon was named to the Dow Jones Sustainability North America Index for the 15th consecutive year	Received Wildlife Habitat Council’s Employee Engagement Award for its broad-based engagement with employee teams around habitat and conservation education activities	Member of Center for Climate and Energy Solutions since 2005 in support of advancing strong policy and market-based programs to reduce GHG emissions

Energy Star® Partner of the Year: Sustained Excellence - Exelon utilities BGE, ComEd, DPL, PECO and Pepco were recognized for their continuing leadership efforts in customer energy efficiency programs	Named to the Just 100 by Forbes and JUST Capital (2016-2021); Exelon ranked 88th overall on the “Just 100: Companies Doing Right By America” list, which ranks companies on issues including fair pay and equal treatment, sustainability and community engagement	Exelon ranked No. 29 on DiversityInc’s 2020 list of Top 50 Companies for Diversity, 9th of 15 companies for supplier diversity, 17th of 30 companies for philanthropy and a top company for LGBTQ employees

Exelon earned a perfect score of 100 and the designation of “Best Place to Work” on HRC’s Corporate Equality Index for the 10th consecutive year in 2021	For the third consecutive year, Forbes recognized Exelon as a Best Employer for Diversity for its diversity within executive ranks, diversity as a business imperative and proactive communication on the issue.	U.S. Veterans Magazine Best of the Best (2013-2020) - Exelon was named to the Top Veteran-Friendly Companies list, which recognizes companies for their military-friendly policies and programs to actively recruit and hire veterans

Hispanic Network Magazine, Professional Woman’s Magazine and Black EOE Journal named Exelon to their 2021 Best of the Best lists for Top Employers and Supplier Diversity Programs in the nation	Top 100 Internship Program (2015-2020) — Exelon was named the #1 Best Energy Internship, ranked #13 on the Best Technology and Engineering internships and #23 on the Best Internships for Compensation & Benefits

Thank you for being a shareholder!

EXELON CORPORATION

10 SOUTH DEARBORN STREET

P.O. BOX 805398

CHICAGO, IL 60680-5398

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EXC2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D35909-P51546-Z79334	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXELON CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Anthony Anderson	☐	☐	☐

	1b.	Ann Berzin	☐	☐	☐

	1c.	Laurie Brlas	☐	☐	☐

	1d.	Marjorie Rodgers Cheshire	☐	☐	☐

	1e.	Christopher Crane	☐	☐	☐

	1f.	Yves de Balmann	☐	☐	☐

	1g.	Linda Jojo	☐	☐	☐

	1h.	Paul Joskow	☐	☐	☐

	1i.	Robert Lawless	☐	☐	☐

	1j.	John Richardson	☐	☐	☐

			For	Against	Abstain

	1k.	Mayo Shattuck III	☐	☐	☐

	1l.	John Young	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3, and AGAINST proposal 4.

2.	Advisory approval of executive compensation.		☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Auditor for 2021.		☐	☐	☐

4.	A shareholder proposal requesting a report on the impact of Exelon plans involving electric vehicles and charging stations with regard to child labor outside the United States.		☐	☐	☐

NOTE: Authority is also given to vote on all other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Exelon’s Notice and Proxy Statement and Annual Report are available online at www.proxyvote.com. The electronic documents have been prepared to offer easy viewing and are completely searchable. The website will allow you to view the materials as you vote the shares. We believe that you will find this method of viewing Exelon’s information and voting the shares more convenient.

We encourage you to vote the shares at www.proxyvote.com and then register for the electronic delivery of Exelon’s proxy materials for 2022 and beyond.

D35910-P51546-Z79334

EXELON CORPORATION
2021 COMMON STOCK PROXY
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held
on Tuesday, April 27, 2021 at 9:00 A.M. Central Time at
www.virtualshareholdermeeting.com/EXC2021

CARTER C. CULVER and GAYLE E. LITTLETON or either of them with power of substitution, are hereby appointed to vote as specified all shares of common stock which the shareholder(s) named on the proxy card is/are entitled to vote at the annual meeting described above or at any adjournment thereof, and in their sole discretion to vote upon all other matters that may be properly brought before the annual meeting. If the proxy card is signed and dated, but no votes are indicated, it will be voted as recommended by the Board of Directors.

The Northern Trust Company as trustee for the Exelon Employee Savings Plan, for which Northwest Plan Services, Inc. is the plan record keeper, is hereby authorized to execute a proxy with the identical instructions for any shares of common stock held in the Plan for the benefit of any shareholder(s) named on this card. For all shares for which no valid instruction is timely received, the trustee of the respective plan is instructed to vote the shares in the same proportion as the shares that were affirmatively voted by shareholders participating in the respective plan.

Continued and to be signed on reverse side